UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 14A

____________________

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate Box:

☐	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

_____________________________________________________________

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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May 16, 2019

It is my distinct pleasure to invite you to attend the 2019 annual meeting of shareholders of HomeStreet, Inc. (including any adjournments or postponements thereof, the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. Pacific Time on June 20, 2019 at the downtown Seattle Hilton Hotel, 1301 Sixth Avenue, Seattle, Washington 98101. With this letter, we are including the notice for the Annual Meeting, the proxy statement, a WHITE proxy card and our annual report for the fiscal year ended December 31, 2018. You may also find copies of these items online at www.homestreet.com/proxy.

The matters to be voted on are: (1) the election of three Class II directors, (2) the approval on an advisory (non-binding) basis of the compensation of HomeStreet’s named executive officers, (3) the ratification on an advisory (non-binding) basis of the appointment of our independent auditors for 2019, (4) the ratification of an amendment to our Amended & Restated Bylaws to select Washington State as the exclusive forum for shareholder actions against HomeStreet, (5) the approval of an amendment to our Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to declassify the Board of Directors, (6) the approval of an amendment to the Articles of Incorporation to eliminate the supermajority shareholder vote requirement to approve major corporate changes and (7) two shareholder proposals. Our Board of Directors recommends that you vote in accordance with the Board’s recommendations on each of these proposals, as described in the enclosed Proxy Statement for the Annual Meeting, using the enclosed WHITE proxy card.

Your vote will be especially important this year because Blue Lion Opportunity Master Fund, L.P., a Cayman Islands limited partnership (“BLOMF”), and certain of its affiliates, including Roaring Blue Lion Capital Management, L.P. (“Roaring Blue Lion Capital”) and Charles W. Griege, Jr. (collectively, the “Blue Lion Parties”) have provided notice to HomeStreet of their intent to nominate two directors for election to the Board and present two shareholder proposals at the Annual Meeting. Mr. Griege has filed a notice of change in control with the Washington State Department of Financial Institutions (the “DFI”) in connection with the Blue Lion Parties’ intent to obtain proxies for 25% or more of HomeStreet’s outstanding shares. Mr. Griege’s notice is subject to DFI review and non-disapproval or denial after a completed filing is made. If Mr. Griege’s notice is denied by the DFI and the Blue Lion Parties obtain proxies to vote 25% or more of HomeStreet’s outstanding shares, such proxies will be “ineffective and void” pursuant to Section 30A.04.405(7) of the Revised Code of Washington. Under these circumstances, shares represented by proxies granted to the Blue Lion Parties would not be voted at the Annual Meeting.

OUR BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THE BOARD’S NOMINEES BY USING THE ENCLOSED WHITE PROXY CARD, AND TO DISREGARD ANY MATERIALS, AND NOT TO SIGN, RETURN OR VOTE ON ANY PROXY CARD, THAT MAY BE SENT TO YOU BY OR ON BEHALF OF THE BLUE LION PARTIES OR ANY OF THEIR AFFILIATES. If you have already voted using a proxy card sent to you by the Blue Lion Parties, you can revoke it by: (i) executing and delivering the WHITE proxy card, (ii) voting over the Internet using the Internet address on the WHITE proxy card, (iii) voting by telephone using the toll-free number on the WHITE proxy card or (iv) voting in person at the Annual Meeting. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. Returning your WHITE proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

If you would like to receive electronic notification of documents we file with the Securities and Exchange Commission and our issuance of press releases, you may subscribe to our e-mail alerts at http://ir.homestreet.com.

Thank you for your ongoing support of, and continued interest in, HomeStreet.

Sincerely,

Mark K. Mason
Chairman of the Board, President and
Chief Executive Officer

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on June 20, 2019

____________________

The 2019 annual meeting of shareholders (including any adjournments or postponements thereof, the “Annual Meeting”) of HomeStreet, Inc., a Washington corporation (the “Company”), will be held at 10:00 a.m., Pacific Time, on June 20, 2019, at the downtown Seattle Hilton Hotel, 1301 Sixth Avenue, Seattle, Washington 98101, in order to consider and vote upon the following matters:

1.      The election of three Class II directors to serve until the 2022 annual meeting of shareholders, or until their respective successors are elected and qualified;

2.      The approval on an advisory (non-binding) basis of the compensation of the Company’s named executive officers;

3.      The ratification on an advisory (non-binding) basis of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

4.      The ratification of a bylaw amendment adopted by the Company in 2018, providing that Washington State shall be the exclusive forum for shareholder actions against the Company;

5.      The approval of an amendment to the Second Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”) to declassify the Board of Directors and provide for the annual election of directors;

6.      The approval of an amendment to the Articles of Incorporation to eliminate the supermajority shareholder vote requirement to approve major corporate changes; and

7.      The consideration of two shareholder proposals.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We also will transact any other business that may properly come before the Annual Meeting, but are not aware of any such additional matters.

Only shareholders of record at the close of business on May 13, 2019, are entitled to notice of, and to vote at, the Annual Meeting.

It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend in person. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions. Please refer to “Information about the Annual Meeting” on page 5 of the attached Proxy Statement and the instructions on the WHITE proxy card. Additionally, we hope that you can attend the Annual Meeting in person. All persons attending the Annual Meeting will be required to present a form of government-issued picture identification. If you are a holder of record and attend the Annual Meeting, you may vote by ballot in person even if you have previously returned your proxy card. If you hold your shares in “street name” and wish to vote in person, you must provide a “legal proxy” from your bank, broker or other nominee and proof of ownership (such as a recent brokerage statement).

IMPORTANT

On April 19, 2019, Blue Lion Opportunity Master Fund, L.P., a Cayman Islands limited partnership (“BLOMF”), and certain of its affiliates, including Roaring Blue Lion Capital Management, L.P. (“Roaring Blue Lion Capital”) and Charles W. Griege, Jr. (collectively, the “Blue Lion Parties”) provided notice to the Company of their intent to nominate two directors for election to the Board and present two shareholder proposals at the Annual Meeting. The Company is not responsible for the accuracy of any information provided by or relating to the Blue Lion Parties or any of their affiliates contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Blue Lion Parties or any of their affiliates or any other statements that they may otherwise make.

Mr. Griege has filed a notice of change in control with the Washington State Department of Financial Institutions (the “DFI”) in connection with the Blue Lion Parties’ intent to obtain proxies for 25% or more of the Company’s outstanding shares. Mr. Griege’s notice is subject to DFI review and non-disapproval or denial after a completed filing is made. If Mr. Griege’s notice is denied by the DFI and the Blue Lion Parties obtain proxies to vote 25% or more of the Company’s outstanding shares, such proxies will be “ineffective and void” pursuant to Section 30A.04.405(7) of the Revised Code of Washington. Under these circumstances, shares represented by proxies granted to the Blue Lion Parties would not be voted at the Annual Meeting.

THE COMPANY’S BOARD OF DIRECTORS URGES YOU TO DISREGARD ANY MATERIALS, AND NOT TO SIGN, RETURN OR VOTE ON ANY PROXY CARD, THAT MAY BE SENT TO YOU BY OR ON BEHALF OF THE BLUE LION PARTIES OR ANY OF THEIR AFFILIATES. If you have already signed any proxy card provided by or on behalf of the Blue Lion Parties, you have every legal right to change your vote by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. Only your latest-dated proxy will count.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

OKAPI PARTNERS LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Toll-Free: (877) 566-1922

Email: info@okapipartners.com

Godfrey B. Evans
Executive Vice President, General Counsel,
Chief Administrative Officer and Corporate Secretary
May 16, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 20, 2019: THE PROXY STATEMENT FOR THE ANNUAL MEETING AND THE ANNUAL REPORT ON FORM 10-K AND FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 ARE AVAILABLE FREE OF CHARGE ON OUR WEBSITE AT WWW.HOMESTREET.COM.

____________________

PROXY STATEMENT

____________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of HomeStreet, Inc., a Washington corporation, for use at our 2019 annual meeting of shareholders (including any postponements or adjournments thereof, the “Annual Meeting”). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, the enclosed WHITE proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are first being mailed to our shareholders of record on or about May 16, 2019. References in this Proxy Statement to “HomeStreet,” the “Company,” “we,” “us,” “our” and similar terms refer to HomeStreet, Inc.

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ii

Page
PROPOSAL 5 APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	75
Overview	75
Text and Legal Effect of Proposed Amendment	75
Vote Required and Board Recommendation	75

Proposal 6 APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO APPROVE MAJOR CORPORATE CHANGES	76
Overview	76
Current Shareholder Vote Requirement	76
Text and Legal Effect of Proposed Amendment	76
Vote Required and Board Recommendation	77
SHAREHOLDER PROPOSALS	78
Overview	78
Vote Required and Board Recommendation	78
Proposal 7: Shareholder Proposal Related to Amendments to the Bylaws	78
Proposal 8: Shareholder Proposal Related to the Independence of the Chairman of the Board	78

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	79
Loans	79
Transaction Involving Rich Bennion	79
Indemnification Agreements	79
Procedures for Approval of Related Party Transactions	79

PRINCIPAL SHAREHOLDERS	81
Section 16(a) Beneficial Ownership Reporting Compliance	83

INFORMATION REGARDING EQUITY COMPENSATION PLANS	84
Equity Compensation Plan Information	84

OTHER MATTERS	85
Participants in the Solicitation	85
Costs of Solicitation	85
Shareholders Sharing the Same Address	85
Appraisal Rights	86
Shareholder List	86
Shareholders Proposals and Director Nominations for the 2020 Annual Meeting	86
Availability of the Form 10-K and Other Filings	87
Forward-Looking Statements	87

APPENDIX A ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION	88
Directors and Nominees	88
Officers and Employees	88
Information Regarding Ownership of the Company’s Securities by Participants	88
Information Regarding Transactions in the Company’s Securities by Participants	88
Miscellaneous Information Concerning Participants	90

iii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information that you should consider in connection with the matters before the Annual Meeting. Please read the entire Proxy Statement carefully before voting your shares.

THE ANNUAL MEETING

Date	June 20, 2019
Time	10:00 a.m. Pacific Time
Place	Downtown Seattle Hilton Hotel, 1301 Sixth Avenue, Seattle, Washington 98101
Record Date	May 13, 2019
Voting

Shareholders at the close of business on the record date will be entitled to vote at the Annual Meeting. As of the record date for the Annual Meeting, 26,968,046.6 shares of our common stock are expected and entitled to vote at the Annual Meeting. Shareholders are entitled to one vote for each share of common stock held. For more information on voting, attending the Annual Meeting and other meeting information, please see “Information about the Annual Meeting” on page 5 of this Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the enclosed, postage pre-paid envelope provided or following the instructions on the enclosed WHITE proxy card to vote by the Internet or telephone. Returning your WHITE proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

AGENDA AND BOARD RECOMMENDATIONS

	Unanimous Board Recommendation	See Page
Proposal 1: Election of three Class II directors	FOR the Board’s nominees	18
Proposal 2: Approval on an advisory (non-binding) basis of the compensation of the Company’s named executive officers	FOR	69
Proposal 3: Ratification on an advisory (non-binding) basis of the appointment of our independent registered public accounting firm for 2019	FOR	71
Proposal 4: Ratification of an amendment to the Bylaws to select Washington State as the exclusive forum for shareholder actions against the Company	FOR	73
Proposal 5: Approval of an amendment to the Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors	FOR	75
Proposal 6: Approval of an amendment to the Articles of Incorporation to eliminate the supermajority shareholder vote requirement to approve major corporate changes	FOR	76
Proposals 7 and 8: Approval of two shareholders proposals	AGAINST	78

DIRECTOR NOMINEES

Our Board is currently comprised of 10 directors, who are currently divided into three director classes. Director Victor Indiek, who currently serves on Class II of the Board, will not stand for reelection at the Annual Meeting. The Board has taken action to reduce the size of the Board to nine directors effective immediately at Mr. Indiek’s retirement.

You are therefore being asked to elect three Class II directors to serve on the Board until the 2022 annual meeting of shareholders, until their respective successors are duly elected and qualified or until their earlier resignation or removal. For more information about the background and qualifications of the director nominees and the entire Board of Directors, please see “Proposal 1 — Election of Directors” on page 18 of this Proxy Statement. The Board’s nominees are:

Name	Age	Tenure	Committees
Sandra A. Cavanaugh	64	1 year	Human Resources and Corporate Governance Enterprise Risk Management (Chair)
Mark K. Mason (Chairman and CEO)	60	9 years	Executive (Chair)
Donald R. Voss (Lead Independent Director)	68	4 years	Executive Audit Enterprise Risk Management

CORPORATE GOVERNANCE HIGHLIGHTS

✓      Lead Independent Director with clearly-defined responsibilities

✓      9 of 10 directors are independent

✓      Each Board committee, other than the Executive Committee, is comprised of independent directors

✓      Average director tenure is five years

✓      Average age of directors is 65

✓      Board diversity policy

✓      Two new directors appointed in 2018

✓      Directors can be removed without “cause”

✓      Shareholders with at least 10% of outstanding shares are permitted to call a special meeting of shareholders

✓      Majority voting standard for uncontested director elections with a director resignation policy

✓      Proposal to eliminate all supermajority shareholder vote requirements in the Articles of Incorporation

✓      Proposal to declassify the Board of Directors and provide for the annual election of directors

✓      Proposal to ratify the exclusive forum provision of the Bylaws

✓      Board policy limits director membership on other public company boards

✓      Regular Board, committee and director evaluations

✓      Regular comprehensive succession planning for management

✓      Directors attended 75% or more of all Board meetings in 2018

✓      Policies prohibiting hedging and pledging

✓      Meaningful stock ownership and retention guidelines for directors

SHAREHOLDER ENGAGEMENT HIGHLIGHTS

The Board welcomes feedback from shareholders on our Board composition, governance practices and policies, executive compensation framework and other matters related to our strategy and performance. In the summer and fall of each year, we reach out directly to our shareholders to solicit this feedback. As part of this program, in 2018 we contacted shareholders holding 52.2% of our shares offering direct engagement with independent members of the Board, resulting in a number of productive conversations. In addition, members of our Board (including our independent directors) and our management team regularly attend industry conferences, host shareholders at our offices and engage in one-on-one discussions with our shareholders, investment analysts, and proxy advisory firms throughout the year. This ongoing dialogue informs our Board’s agenda, contributes to our governance and compensation enhancements and helps us address the issues that matter most to our shareholders. We encourage you to visit our investor relations website at http://ir.homestreet.com to learn more about the Company and to reach out directly to the Board at corporatesecretary@homestreet.com.

How We’ve Responded to Shareholder Feedback
What We Heard	What We Did
We received feedback that the Board’s classified structure could limit shareholders’ ability to provide annual feedback on the performance of each director	We have proposed an amendment to our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors (Proposal 5)

We received feedback that the supermajority shareholder vote requirements in our Articles of Incorporation could limit shareholders’ ability to act on critical matters before the Company	We have proposed an amendment to our Articles of Incorporation to eliminate all supermajority shareholder vote requirements (Proposal 6)

We received feedback that the responsibilities of our Lead Independent Director could be more clearly defined	We amended our Bylaws and Principles of Corporate Governance to provide a clear description of the role of the Lead Independent Director

Shareholders indicated that they would like to see increased diversity on the Board

In response to feedback received in 2017, we revised our Principles of Corporate Governance to add a robust Board diversity policy. We began taking action to implement this policy with the appointment of Sandra Cavanaugh in May 2018.

Shareholders noted that they would like to see increased director stock ownership to promote alignment of interests between the Board and all shareholders	We increased our director stock ownership requirements to require each non-executive director to own at least three times the annual retainer fee at all times after their third year on the Board

Some shareholders expressed a preference for performance-based goals for long-term incentive awards that were more closely linked to shareholder returns than to the return on tangible equity goals	Our HRCG Committee determined to use total shareholder return as the basis for a performance goal over the three-year measurement period for performance share units (PSUs) starting in 2019

EXECUTIVE COMPENSATION HIGHLIGHTS

2018 Executive Compensation

•    Average increase for the top five (5) NEOs was 0.6%. Four (4) of five (5) NEOs did not receive an increase.

•    Corporate component of the Annual Incentive Plan attained 86.82% of target performance, which resulted in a reduced payout for that component of the incentive plan.

•    Performance Share Units for the performance period 2016-2018 did not vest due to the Company not achieving threshold performance

•    Engaged with and considered shareholder input in designing our executive pay programs

•    Used independent, external compensation consultant for making compensation program decisions

•    Conducted annual risk assessment of incentive compensation programs

Summary of Executive Compensation Practices
What We Do	What We Don’t Do
✓ Engage with and consider shareholder input in designing our executive pay programs	✗ No short-selling, hedging or pledging of Company securities; these are prohibited by our insider trading policy and we discourage holding Company shares in margin accounts
✓ Short-term incentives that are designed to be aligned with short-term objectives	✗ No employment arrangements that provide for multi-year guaranteed salary increases or non-performance-based cash incentive awards for executive officers
✓ PSU awards that are designed to be aligned with long-term objectives and the creation of shareholder value	✗ No supplemental executive retirement plans
✓ Substantial portion of compensation opportunity is variable	✗ No grants of exclusively time-based annual awards to our executive officers
✓ Our CEO’s equity awards vest over at least a three-year period	✗ No severance benefits to our executive officers exceeding three times base salary and their annual cash incentive award
✓ Independent, external compensation consultant	✗ No “golden parachute” excise tax gross ups
✓ Clawback features are incorporated into the short-term annual cash incentive programs for all executive officers	✗ No repricing, buyout or exchange of underwater stock options
✓ Use of multiple performance measures and caps on potential incentive payments	✗ No excessive perquisites
✓ Our Amended and Restated 2014 Equity Incentive Plan, as amended (the “2014 Plan”) requires minimum one-year vesting period for 95% of share-based awards granted under the 2014 Plan	✗ Our currently outstanding unvested equity awards are not subject to single trigger acceleration of vesting in the event of a change of control
✓ Annual risk assessment of incentive compensation programs
✓ Double-trigger acceleration of all vesting for all currently outstanding unvested equity awards in connection with a change in control

INFORMATION ABOUT THE ANNUAL MEETING

1.      Why am I receiving these materials?

Our Board has sent you this Proxy Statement and the accompanying WHITE proxy card to ask for your vote, as a shareholder of HomeStreet, on certain matters that will be voted on at the Annual Meeting. As a shareholder, you are invited to attend and are entitled to and requested to vote on the proposals set forth in this Proxy Statement. For more information on the participants in the Board’s solicitation, please see “Participants in the Solicitation” on page 77 of this Proxy Statement.

2.      Who are the Blue Lion Parties?

On April 19, 2019, Blue Lion Opportunity Master Fund, L.P., a Cayman Islands limited partnership (“BLOMF”), and certain of its affiliates, including Roaring Blue Lion Capital Management, L.P. (“Roaring Blue Lion Capital”) and Charles W. Griege, Jr. (collectively, the “Blue Lion Parties”) provided notice to HomeStreet of their intent to nominate two directors for election to the Board and present shareholder proposals at the Annual Meeting. You may receive proxy solicitation materials from the Blue Lion Parties. The Company is not responsible for the accuracy of any information provided by or relating to the Blue Lion Parties or any of their affiliates contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Blue Lion Parties or any of their affiliates or any other statements that they may otherwise make. Please also note that Mr. Griege has filed a notice of change in control with the Washington State Department of Financial Institutions (the “DFI”) in connection with the Blue Lion Parties’ intent to obtain proxies for 25% or more of the Company’s outstanding shares. Mr. Griege’s notice is subject to DFI review and non-disapproval or denial after a completed filing is made. If Mr. Griege’s notice is denied by the DFI and the Blue Lion Parties obtain proxies to vote 25% or more of the Company’s outstanding shares, such proxies will be “ineffective and void” pursuant to Section 30A.04.405(7) of the Revised Code of Washington. Under these circumstances, shares represented by proxies granted to the Blue Lion Parties would not be voted at the Annual Meeting.

The Company’s Board of Directors does not endorse any of the Blue Lion Parties’ nominees and unanimously recommends that you vote “FOR” the election of each of the Board’s nominees and the Company’s proposals recommended by your Board on the enclosed WHITE proxy card. The Board also recommends that you vote “AGAINST” the Blue Lion Parties’ proposal regarding declassification of the Board, as the Company has made its own proposal regarding declassification, and makes no recommendation with respect to the remainder of the Blue Lion Parties’ proposals. The Board urges you to disregard any materials and NOT to sign, return or vote on any proxy card sent to you by or on behalf of the Blue Lion Parties. Voting to “withhold” with respect to any of the Blue Lion Parties’ nominees on a proxy card sent to you by the Blue Lion Parties is not the same as voting for the Board of Directors’ nominees, because a vote to “withhold” with respect to any of the Blue Lion Parties’ nominees on the Blue Lion Parties’ proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board’s nominees, you should vote “FOR” the Board’s nominees on the WHITE proxy card. If you have already signed any proxy card provided by or on behalf of the Blue Lion Parties, you have every legal right to change your vote by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage-paid envelope provided or to change your vote using the Internet or telephone by following the instructions on the WHITE proxy card or by voting in person at the Annual Meeting. Only your latest-dated proxy will count.

3.      Who is entitled to vote?

All shareholders of record of HomeStreet common stock at the close of business on May 13, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

4.      How many shares are entitled to vote at the Annual Meeting?

As of the Record Date, 26,968,046.6 shares of our common stock were issued, outstanding and entitled to vote at the Annual Meeting.

5.      How many votes do I have?

Each share of common stock you owned on the Record Date is entitled to one vote for each director candidate. You may NOT cumulate votes relating to the election of directors. For the other matters presented at this meeting, you are entitled to one vote for each share of common stock you owned of record on the Record Date.

6.      Who is a registered shareholder and who is a beneficial shareholder?

Registered Shareholders:    A “registered shareholder” is a person or entity whose name appears in the Company’s registered list of shareholders as an owner of one or more shares of the Company’s common stock. If you are a registered shareholder, these proxy materials are being sent directly to you.

Beneficial Shareholders:    A “beneficial shareholder” is a person or entity whose shares of the Company’s common stock are held by a bank, broker or other nominee (a.k.a. in “street name”). Most holders of our common stock hold their shares beneficially through a bank, broker or other nominee rather than of record directly in their own name. If you are a beneficial shareholder, these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the registered shareholder of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and you are also invited to attend the Annual Meeting. Your bank, broker or other nominee has enclosed a voting instruction form for you to use in directing your bank, broker or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your nominee is required to vote those shares in accordance with your instructions. Because of the contested nature of the proposals, if you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the election of directors or any of the other proposals. We urge you to instruct your broker or other nominee, by following the instructions on the enclosed WHITE voting instruction form, to vote your shares in line with the Board’s recommendations.

7.      What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Mark R. Ruh, our Chief Financial Officer, and Godfrey B. Evans, our Corporate Secretary, General Counsel and Chief Administrative Officer, as the Company’s proxies for the Annual Meeting.

8.      How do I vote?

Registered Shareholders:    If you are a “registered shareholder,” you can vote your shares in the following four ways:

•        By Internet:    You may vote by submitting a proxy over the Internet. Go to www.voteproxy.com and follow the instructions. You should have your proxy card, including your control number, in hand when you access the website.

•        By Telephone:    Shareholders located in the United States that receive proxy materials by mail may vote by submitting a proxy by telephone by calling the toll-free telephone number on the WHITE proxy card or voting instruction form and following the instructions.

•        By Mail:    If you received proxy materials by mail, you can vote by submitting a proxy by mail by completing, signing and dating the WHITE proxy card and mailing it in the enclosed, postage pre-paid envelope.

•        In Person at the Annual Meeting:    If you attend the Annual Meeting, you may deliver your completed WHITE proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting. You are encouraged to complete, sign and date the WHITE proxy card and mail it in the enclosed postage pre-paid envelope regardless of whether you plan to attend the Annual Meeting.

Beneficial Shareholders:    If you are a “beneficial shareholder,” then you will receive instructions from your bank, broker or other nominee on how to vote your shares.

Pursuant to New York Stock Exchange (“NYSE”) rules applicable to brokers, if a broker receives competing proxy materials from the Blue Lion Parties (in addition to the Company’s proxy materials), the broker will be prohibited from exercising discretionary authority with respect to any of the proposals to be voted on if the broker did not receive voting instructions from the beneficial shareholder. This is referred to as a “broker non-vote.” In these cases, those shares will not be counted for the purpose of determining whether a quorum is present and will not be considered votes cast on the proposals to be considered at the Annual Meeting.

If you are a “beneficial shareholder,” you will need proof of ownership to be admitted to the Annual Meeting. For more information, please see “Information about the Annual Meeting — How do I attend the Annual Meeting” on page 9 of this Proxy Statement.

9.      What should I do if I receive more than one WHITE proxy card or set of proxy materials from the Company?

Your shares may be owned through more than one brokerage or other share ownership account. In order to vote all of the shares that you own, you must either sign and return all of the WHITE proxy cards or follow the instructions for any alternative voting procedure on each of the WHITE proxy cards that you receive.

If the Blue Lion Parties proceed with their previously announced nominations and proposals, the Company will likely conduct multiple mailings prior to the Annual Meeting date to ensure shareholders have the Company’s latest proxy information and materials to vote. The Company will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every WHITE proxy card you receive. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board of Directors, then you should only submit a WHITE proxy card.

10.    What should I do if I receive a proxy card or other proxy materials from the Blue Lion Parties?

The Blue Lion Parties have notified the Company that they intend to solicit proxies in support of two directors proposed by the Blue Lion Parties for election to the Board and two shareholder proposals. The Blue Lion Parties have since filed preliminary proxy materials with the SEC indicating their intent to solicit proxies in support of the two directors proposed by the Blue Lion Parties for election to the Board and two of the three shareholder proposals. You may receive proxy solicitation materials from the Blue Lion Parties. The Company is not responsible for the accuracy of any information provided by or relating to the Blue Lion Parties or their nominees contained in proxy materials filed or disseminated by or on behalf of the Blue Lion Parties or any other statements that the Blue Lion Parties may make.

The Company’s Board of Directors does not endorse any of the Blue Lion Parties’ nominees and unanimously recommends that you vote “FOR” the election of each of the Board’s nominees and the Company’s proposals on the enclosed WHITE proxy card. The Board also recommends that you vote “AGAINST” the Blue Lion Parties’ two shareholder proposals. The Board urges you to disregard any materials and NOT to sign, return or vote any proxy card sent to you by or on behalf of the Blue Lion Parties. Voting to “withhold” with respect to any of the Blue Lion Parties’ nominees on a proxy card sent to you by the Blue Lion Parties is not the same as voting for the Board of Directors’ nominees, because a vote to “withhold” with respect to any of the Blue Lion Parties’ nominees on the Blue Lion Parties’ proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board’s nominees, you should vote “FOR” the Board’s nominees on the WHITE proxy card. If you have already signed any proxy card provided by or on behalf of the Blue Lion Parties, you have every legal right to change your vote by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage-paid envelope provided or to vote using the Internet or telephone by following the instructions on the WHITE proxy card. Only your latest-dated proxy will count.

If you have any questions or need assistance voting, please contact Okapi Partners LLC (“Okapi”), our proxy solicitor assisting us in connection with the Annual Meeting. Shareholders, banks and brokers may call toll free at (877) 566-1922.

11.    Can I revoke my proxy?

Yes. You can revoke your proxy and/or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.

Registered Shareholders:    If you are a “registered shareholder” who has properly executed and delivered a proxy, you may revoke such proxy at any time before the Annual Meeting in any of the following ways:

•        submitting another proxy with a later date by telephone, by Internet or by signing, dating and returning your proxy card using the instructions on your proxy card;

•        sending a written notice of revocation to our Corporate Secretary at HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101; or

•        voting in person at the Annual Meeting.

Beneficial Shareholders:    If you are a “beneficial shareholder,” you may change your vote by submitting new voting instructions to your nominee in accordance with such nominee’s procedures.

If you have already signed any proxy card provided by or on behalf of the Blue Lion Parties, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY by telephone or by Internet using the instructions on the WHITE proxy card or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Please note that voting to “withhold” with respect to any of the Blue Lion Parties’ nominees on a proxy card sent to you by the Blue Lion Parties is not the same as voting for the Board of Directors’ nominees, because a vote to “withhold” with respect to any of the Blue Lion Parties’ nominees on the Blue Lion Parties’ proxy card will revoke any WHITE proxy you may have previously submitted. To support the Board’s nominees, you should vote “FOR” the Board’s nominees on the WHITE proxy card.

12.    How will my shares be voted if I return the WHITE proxy card?

The shares represented by any proxy card that is properly executed and received by the Company prior to or at the Annual Meeting will be voted in accordance with the specifications made on that proxy card. Where a choice has been specified on the WHITE proxy card with respect to the proposals, the shares represented by the WHITE proxy card will be voted in accordance with the specifications.

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all WHITE proxy cards received by the Board will be voted with respect thereto at the discretion of the person or persons named as proxies in the enclosed WHITE proxy card.

13.    What happens if I sign and return my WHITE proxy card, but don’t mark my votes?

If you return a validly executed WHITE proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted: “FOR” the election of the three director nominees of the Board set forth on the WHITE proxy card (Proposal 1); “FOR” the approval of the advisory (non-binding) resolution on the compensation of the Company’s named executive officers as described in the Proxy Statement under “Executive Compensation” (Proposal 2); “FOR” the ratification on an advisory (non-binding) basis of the appointment of Deloitte & Touche LLP (“Deloitte & Touche” or “Deloitte”) as the independent registered public accounting firm of the Company for the year ending December 31, 2019 (Proposal 3); “FOR” the ratification of an amendment to the Bylaws to adopt Washington State as the exclusive forum for shareholders actions against the Company (Proposal 4); “FOR” the approval of an amendment to the Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors (Proposal 5); “FOR” the approval of an amendment to our Articles of Incorporation to eliminate the supermajority shareholder vote requirement to approve major corporate changes (Proposal 6); “AGAINST” the shareholder proposal related to amendment of the Bylaws (Proposal 7); and “AGAINST” the shareholder proposal related to the independence of the Chairman of the Board (Proposal 8).

14.    Will my shares be voted if I do nothing?

No.

If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote in person at the Annual Meeting. Pursuant to NYSE rules applicable to brokers, if a broker receives competing proxy materials from the Blue Lion Parties (in addition to the Company’s proxy materials), the broker will be prohibited from exercising discretionary authority with respect to any of the proposals to be voted on if the broker did not receive voting instructions from the beneficial shareholder. This is referred to as a “broker non-vote.” In these cases, those shares will not be counted for the purpose of determining whether a quorum is present and will not be considered votes cast on the proposals to be considered at the Annual Meeting. Please also note that declining to vote will have the effect of a vote “against” the proposals to amend the Articles of Incorporation, as approval of those proposals requires the affirmative vote of two-thirds of our outstanding shares, regardless of the number of shares that are present in person or by proxy at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.    To assure that your shares are represented at the Annual Meeting, we urge you to vote TODAY by completing, signing and dating the enclosed WHITE proxy card and promptly mailing it in the postage-paid envelope provided, or to vote using the Internet or telephone by following the instructions on the WHITE proxy card, whether or not you plan to attend the Annual Meeting. You can revoke your proxy at any time before the proxy or proxies you appointed cast your votes. If your bank, broker or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from such holder of record. You must follow these instructions in order for your shares to be voted. We urge you to instruct your broker or other nominee, by following the instructions on the enclosed WHITE voting instruction form, to vote your shares in line with the Board’s recommendations on the WHITE voting instruction form.

15.    How do I attend the Annual Meeting?

Only HomeStreet shareholders or their duly authorized and constituted proxies may attend the Annual Meeting. Proof of ownership of our common stock must be presented in order to be admitted to the Annual Meeting. If you are a beneficial shareholder and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank, broker or other nominee or other proof of ownership as of the close of business on May 13, 2019, the Record Date, to be admitted to the Annual Meeting. Otherwise, proper documentation of a duly authorized and constituted proxy must be presented. This proof can be a brokerage statement or letter from a broker, bank or other nominee indicating ownership on the Record Date, a proxy card, or a valid, legal proxy provided by your broker, bank or other nominee.

After the chairman of the meeting opens the Annual Meeting, further entry will be prohibited. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. The use of mobile phones during the Annual Meeting is also prohibited. All persons attending the Annual Meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting.

16.    What constitutes a “quorum”?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum at the Annual Meeting. Broker non-votes (to the extent that the Blue Lion Parties deliver competing proxy materials with respect to the Annual Meeting) will not be counted as present or represented for purposes of determining the presence or absence of a quorum at the Annual Meeting. Without a quorum, no business may be transacted at the Annual Meeting. If less than a quorum of the outstanding shares is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting without further notice.

17.    What is the effect of abstentions, withhold votes and broker non-votes?

If you specify that you wish to “abstain” or “withhold” from voting on an item, then your shares will not be voted on that particular item.

Withhold votes will not have an effect on the election of directors (Proposal 1) because, pursuant to our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality of the votes cast in a contested election. Because the votes cast in favor of the action must exceed the votes cast opposing the action in order to approve Proposals 2, 3, 4, 7 and 8 at the Annual Meeting, abstentions will not have an effect on the outcome of those proposals. Because the affirmative vote of at least two thirds of the outstanding shares of the Company is required to approve Proposals 5 and 6, abstentions will have the effect of a vote against those proposals.

If a broker receives competing proxy materials, such broker will be prohibited from exercising discretionary authority with respect to any of the proposals to be voted on if such broker did not receive voting instructions from the beneficial shareholder. This is referred to as a “broker non-vote.” In these cases, those shares will not be counted for the purpose of determining whether a quorum is present and will not be considered votes cast on the proposals to be considered at the Annual Meeting.

We urge you to provide voting instructions on a WHITE proxy card or a provided voting instruction form to the nominee that holds your shares by carefully following the instructions provided in their notice to you.

18.    What vote is required to approve each of the matters to be voted on at the Annual Meeting?

Proposal	Vote Required	Broker Discretionary Voting
Proposal 1: Election of three Class II directors	Plurality of votes cast*	No
Proposal 2: Approval on an advisory (non-binding) basis of the compensation of the Company’s named executive officers	Number of votes cast in favor exceeds number of votes cast against	No
Proposal 3: Ratification of an advisory (non-binding) basis of the appointment of our independent auditors for 2019	Number of votes cast in favor exceeds number of votes cast against	No**
Proposal 4: Ratification of an amendment to the Bylaws to select Washington State as the exclusive forum for shareholder actions against the Company	Number of votes cast in favor exceeds number of votes cast against	No
Proposal 5: Approval of an amendment to the Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors	The affirmative vote of two-thirds of the outstanding shares	No
Proposal 6: Approval of an amendment to the Articles of Incorporation to eliminate the supermajority shareholder vote requirement to approve major corporate changes	The affirmative vote of two-thirds of the outstanding shares	No
Proposal 7: Shareholder proposal related to declassification of the Board	Number of votes cast in favor exceeds number of votes cast against	No
Proposal 8: Shareholder proposal related to the independence of the Chairman of the Board	Number of votes cast in favor exceeds number of votes cast against	No

____________

*        Under the Bylaws, the voting standard in a contested election is a plurality vote standard. See “What vote is required to elect directors?” below.

**      No broker discretionary voting allowed on this proposal to the extent the broker receives competing proxy materials (in addition to the Company’s proxy materials) with respect to the Annual Meeting.

19.    What vote is required to elect directors?

Our Bylaws provide that an election is considered “contested,” and will be subject to a plurality vote standard, if the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the advance notice requirements for shareholder nominees set forth in Sections 1.12 and 1.13 of our Bylaws and such nomination has not been withdrawn by the advance notice deadline set forth in that section.

The Company received notice from the Blue Lion Parties of their intent to nominate two individuals for election to the Board in compliance with the advance notice requirements of the Bylaws, which notice was not withdrawn prior to the advance notice deadline for the Annual Meeting. As a result, the election of directors at the Annual Meeting will be conducted under a plurality vote standard. Therefore, the three candidates receiving the largest number of votes cast for the Class II director positions will be elected. You may vote “for” or “withhold” with respect to each nominee for election to the Board. Withhold votes will have no effect on the election of directors at the Annual Meeting.

The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as withheld; (ii) a share otherwise present at the Annual Meeting but for which there is an abstention; and (iii) a share otherwise present at the Annual Meeting as to which a shareholder gives no authority or direction (other than a share voted pursuant to a signed proxy card on which the shareholder has not indicated any voting direction).

You may not cumulate votes relating to the election of directors.

20.    What vote is required to approve the advisory (non-binding) proposal on the compensation of the Company’s named executive officers?

The proposal to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast “for” the proposal. You may vote “for,” “against” or “abstain” from approving the proposal. Abstentions will have no effect on the outcome of the proposal.

21.    What vote is required to approve the advisory (non-binding) proposal on the ratification of the appointment of the Company’s independent registered public accountants?

The proposal to approve, on an advisory (non-binding) basis, the appointment of Deloitte & Touche, LLP as HomeStreet’s independent registered public accounting firm for the year ending December 31, 2019 will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast “for” the proposal. You may vote “for,” “against” or “abstain” from approving the proposal. Abstentions will have no effect on the outcome of the proposal.

22.    What vote is required for the ratification of an amendment to the Bylaws to make Washington State the exclusive forum for shareholder actions against the Company?

The proposal to ratify an amendment to the Bylaws to make Washington State the exclusive forum for shareholder actions against the Company will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast “for” the proposal. You may vote “for,” “against” or “abstain” from approving the proposal. Abstentions will have no effect on the outcome of the proposal.

23.    What vote is required for the approval of an amendment to the Articles of Incorporation to declassify the Board of Directors?

The proposal to approve an amendment to the Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors will be approved if two-thirds of the outstanding shares of the Company are cast “for” the proposal. You may vote “for,” “against” or “abstain” from approving the proposal. Abstentions will have the effect of a vote against this proposal.

24.    What vote is required for the approval of an amendment to the Articles of Incorporation to eliminate the supermajority shareholder vote requirement to approve major corporate changes?

The proposal to approve an amendment to the Articles of Incorporation to eliminate the supermajority shareholder vote requirement to authorize certain extraordinary transactions will be approved if two-thirds of the outstanding shares of the Company are cast “for” the proposal. You may vote “for,” “against” or “abstain” from approving the proposal. Abstentions will have the effect of a vote against this proposal.

25.    What vote is required for the approval of the Blue Lion Parties’ shareholder proposals?

The Blue Lion Parties’ shareholder proposals will be approved if a majority of the votes present in person or by proxy and voting on this matter are cast “for” the proposal. You may vote “for,” “against” or “abstain” from approving the proposal. Abstentions will have no effect on the outcome of the proposals.

26.    Who will count the votes?

IVS Associates, Inc. will serve as the independent inspector of election and, in such capacity, will count and tabulate the votes.

27.    Where can I find the results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and intend to publish final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

28.    Who can help answer any other questions I may have?

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

OKAPI PARTNERS LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Toll-Free: (877) 566-1922

Email: info@okapipartners.com

BACKGROUND TO THE SOLICITATION

Between 2012 and 2017, the Company’s senior management team spoke with representatives of Roaring Blue Lion Capital on numerous occasions as part of the Company’s engagement and investor outreach efforts.

In February 2017, when Roaring Blue Lion Capital or entities related thereto owned approximately 1% of the outstanding shares of Company common stock, Charles W. Griege, Jr., Roaring Blue Lion Capital’s founder, offered to join the Board. The Company considered this offer and declined to appoint Mr. Griege as a director at that time.

From September 26, 2017 through November 16, 2017, Roaring Blue Lion Capital and related entities purchased 1,152,576 shares of Company common stock, increasing its beneficial ownership of Company common stock from 347,744 shares (just over 1% of the outstanding shares) to 1,500,320 shares (approximately 5.58% of the outstanding shares) as of November 20, 2017.

On November 20, 2017, Mr. Griege sent a letter to Mr. Mason expressing Mr. Griege’s concerns regarding the Company’s business strategy, stock price performance, growth and diversification plans and the growth of the Company’s mortgage banking business. The letter stated, “we want to revisit our offer of representation on your board” and that “if we cannot amicably reach an agreement on our request, we intend to exercise our rights as shareholders.” Mr. Griege also requested a meeting with Mr. Mason and the Board. On the same day, Mr. Griege filed a copy of this letter as an exhibit to a Schedule 13D filed jointly with Roaring Blue Lion Capital.

Over the course of the next two months, the Board and Mr. Mason engaged extensively with Mr. Griege, inviting him to present to the full Board and to interview as a director candidate, and considered his request to be added as a director of the Company. During his presentation to the Board on December 21, 2017, Mr. Griege stated that if the Board did not appoint him to the Board, Roaring Blue Lion Capital would seek to obtain two Board seats through a proxy contest.

On January 8, 2018, the HRCG Committee (comprised of Victor H. Indiek, Thomas E. King, George “Judd” Kirk and Douglas I. Smith), Scott M. Boggs, in his capacity as lead independent director of the Board, and Mr. Mason met with Mr. Griege in Seattle for several hours to interview him as a director candidate. Following the interview, and after extensive review of his background, experience and qualifications, along with information provided by Mr. Griege, including during both the January 8, 2018 interview and his December 21, 2017 presentation to the Board, the HRCG Committee concluded that appointing Mr. Griege to the Board was not in the best interest of all shareholders and voted unanimously not to recommend Mr. Griege as a director candidate to the Board.

On January 10, 2018, Mr. Griege returned a completed copy of his director questionnaire, which was immediately distributed to the Board as part of the materials for consideration prior to the January 11, 2018 special meeting of the Board.

On January 11, 2018, the Board held a special meeting to consider Mr. Griege’s request to be appointed to the Board. In considering such request, the Board took into account the information received from and provided by Mr. Griege to date and the unanimous recommendation against his appointment by the HRCG Committee in addition to the fact that Mr. Griege was not a diverse candidate, and the Board unanimously voted to decline Mr. Griege’s request to join the Board as not in the best interests of all shareholders.

Also on January 11, 2018, the Company sent a letter to Mr. Griege, informing him that the Board had decided not to appoint him as a director. On the same day, the Company also issued a letter to shareholders, filed as an exhibit to a Current Report on Form 8-K filed with the SEC that same day, announcing and explaining the Board’s decision not to appoint Mr. Griege to the Board.

Throughout the remainder of January and February, Mr. Griege publicly expressed his views relating to the Company’s performance relative to its peers, results of operations and intention to nominate candidates for election. The Company continued to provide opportunities for Mr. Griege to speak directly with management and members of the Board, including a conference call with the Company’s Chief Executive Officer, Chief Financial Officer and Director of Investor Relations to discuss the fourth quarter and year-end results from 2017 with Mr. Griege and his associates.

On February 23, 2018, the eve of the deadline for shareholder nominations and proposals for the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”), an affiliate of Roaring Blue Lion Capital delivered a letter to the Board (the “2018 Notice Letter”) purporting to give notice of its nomination of two director candidates and three shareholder proposals at the Company’s 2018 Annual Meeting. On March 1, 2018, the Company advised

Roaring Blue Lion Capital that the notice failed to comply with the requirements of the Bylaws. After the notice deadline under the Bylaws, Roaring Blue Lion Capital attempted to correct the deficiencies. However, the Company informed Roaring Blue Lion Capital that the notice failed to satisfy the requirements of the Bylaws, it was expected that the chairman of the 2018 Annual Meeting would disregard Roaring Blue Lion Capital’s nominees and proposals.

On March 13, 2018, Roaring Blue Lion Capital and related entities filed suit against the Company in the Superior Court of Washington in and for King County (the “Court”) seeking a declaratory judgment that the Notice Letter complied with the Bylaws, along with a motion for a preliminary injunction enjoining the Company from rejecting the Notice Letter as invalid.

On March 30, 2018, at a hearing before the Court with respect to Roaring Blue Lion Capital’s motion for preliminary injunction, the Court ruled in favor of the Company, affirming the Company’s position that Roaring Blue Lion Capital failed to comply with the Bylaw requirements for notice of director nominations and shareholder proposals.

Following the Court’s determination, Roaring Blue Lion Capital and related entities announced that they would no longer solicit proxies for their own nominees or proposals but would instead be filing a proxy statement that it would use to solicit votes “against” certain Board nominees and one or more of the Company’s proposals.

On May 8, 2018, the Company received a notice from the DFI that Roaring Blue Lion Capital had been provided with a copy of the Interpretive Statement by the DFI as of that date.

On May 21, 2018, Roaring Blue Lion Capital disclosed that it had received a notice from the DFI regarding the requirement to file an application prior to soliciting proxies for 25% or more of the Company’s common stock and that it would therefore be encouraging shareholders to vote on the Company’s white proxy card rather than seeking to solicit additional proxies on its blue proxy card.

On May 24, 2018, at the 2018 Annual Meeting, the Company’s shareholders re-elected each of the Company’s director candidates with more than a majority of votes cast for each director, and approved each of the Company’s proposals. Mr. Griege was given an opportunity to address shareholders at the 2018 Annual Meeting. The Company counted votes on blue proxy cards on a provisional basis, subject to the final determination as to the validity of the blue proxy cards. Notably, whether or not votes on blue proxy cards are counted, all of the Board’s nominees were reelected by a majority of the votes cast and all of the Company’s proposals have been approved.

On June 7, 2018, the Company’s two newest directors, Sandra A. Cavanaugh and Mark Patterson, had a telephone call with Mr. Griege. On June 12, 2018, Mr. Griege followed up with a letter, to which the Company’s regular outside corporate counsel, Orrick, Herrington & Sutcliffe LLP, responded on October 19, 2018.

On June 22, 2018, representatives of Roaring Blue Lion Capital, including Mr. Griege, spoke by telephone with Mr. Mason, Mr. Ruh and a representative from the Company’s investor relations department to discuss the Company’s recently announced strategic initiative to close or sell certain home lending operations in Arizona and parts of California as well as other questions from Mr. Griege and his colleagues regarding the Company’s operations, forecasted cost savings, corporate governance matters and strategic direction.

On July 12, 2018, representatives of Roaring Blue Lion Capital, including Mr. Griege, again spoke by telephone with Mr. Mason, Mr. Ruh and a representative from the Company’s investor relations department to discuss the Company’s announced sale of mortgage servicing rights and the recently announced change in the Company’s Lead Independent Director from Scott Boggs to Donald Voss.

On July 31, 2018, Justin Hughes of Roaring Blue Lion Capital had informal meetings with Mr. Ruh and a representative of the Company’s investor relations department at the KBW Community Bank Investor Conference.

On August 8, 2018, the Corporate Secretary of the Company received an email from Mr. Griege requesting a telephone call between representatives of Roaring Blue Lion Capital and Mr. Voss and providing specific questions that he wished to discuss with Mr. Voss.

On August 16, 2018, Mr. Griege followed up on his email of August 8, 2018. On the same day, the Corporate Secretary replied to Mr. Griege apologizing that he had not responded to the email as he was out on personal matters and noting that the request and questions had been forwarded to Mr. Voss and a response was in process.

On August 27, 2018, Mr. Voss provided detailed response to the questions asked by Mr. Griege in his email from August 8, 2018. Mr. Voss further offered a follow-up call if Mr. Griege had additional questions he wished to discuss.

From August 28 through September 19, 2018, as part of the Company’s shareholder engagement process, representatives of the Company’s investor relations department contacted the Company’s significant shareholders to offer a meeting or telephone call to discuss shareholder questions and concerns outside of the annual meeting cycle. Roaring Blue Lion Capital was included in this outreach.

On September 12, 2018, Mr. Griege sent an email to the Company’s Corporate Secretary requesting a telephone call with Mr. Voss following up on the communications between Mr. Griege and Mr. Voss. This email was forwarded to Mr. Voss.

On September 18, 2018, the Corporate Secretary provided a response to Mr. Griege to advise him that the Company was working with Mr. Voss to find times that he would be available for such a call.

On October 17, 2018, Mr. Griege sent an email to the Company’s Corporate Secretary requesting a meeting with the Board following the release of the Company’s third quarter 2018 earnings release and prior to November 15, 2018 to discuss with the Board to the Company’s strategic plans, procedures for calling a special meeting and management accountability.

Also on October 17, 2018, Mr. Griege sent a letter to Mr. Mason criticizing the Company’s performance, alleging that Mr. Voss had refused to meet with Blue Lion Capital, criticizing the Company for the revised special meeting procedures adopted by the Board in July 2018 and shareholder engagement procedures and requesting a meeting with the full Board. On the same day, Roaring Blue Lion Capital filed an amendment to their Form 13D, attaching the letter to Mr. Mason as an exhibit thereto.

On October 22, 2018, Mr. Mason sent a letter to Mr. Griege responding to his letter of October 17, 2018 and providing a summary of the many meetings Mr. Griege and Roaring Blue Lion Capital have had with the Board and management team of the Company since the initial filing of Roaring Blue Lion Capital’ Schedule 13D, in addition to the Company’s public response to many of the letters and other filings provided by Roaring Blue Lion Capital in that time. Mr. Mason noted in his letter that the Board would consider his request for a meeting at the next regularly scheduled Board meeting. On the same day, the Company filed a copy of this letter with the SEC as an exhibit to a Current Report on Form 8-K.

On October 31, 2018, Mr. Mason, Lead Independent Director, Donald Voss, and independent director, Mark Patterson, along with members of the Company’s investor relations and legal departments, spoke by telephone with Mr. Griege and his associates from Roaring Blue Lion Capital. Mr. Voss answered Mr. Griege’s questions regarding his background and qualifications, and Messrs. Voss, Patterson and Mason then discussed the Company’s operations, strategic plans, diversification strategy, stock price performance and expectations, and shareholder engagement. During the course of this call, Mr. Voss communicated to Mr. Griege that the Board had determined it would not be appropriate or productive at that time to have Mr. Griege and Roaring Blue Lion Capital meet with the full Board, especially given the amount of access Roaring Blue Lion Capital has had to the Board, individual directors and management in the prior year.

On November 1, 2018, a representative of the Company’s investor relations department emailed Mr. Hughes to arrange an additional conversation to discuss the Company’s third quarter results following the issuance of the Company’s earnings release.

On November 9, 2018, Mr. Griege and Mr. Hughes spoke by telephone with Mr. Mason, Mr. Ruh and a representative of the Company’s investor relations department to discuss third quarter earnings and financial and operational results.

On January 18, 2019, the Company announced that it had approved a one-time waiver and changes to the window for shareholders to provide timely advance notice of any director nomination or shareholder proposal under the Bylaws in connection with the Annual Meeting, and that to be timely any such notice must be received between March 31, 2019 and April 30, 2019.

Also on January 18, 2019, representatives of Roaring Blue Lion Capital spoke by telephone with representatives of Sidley Austin LLP, the Company’s outside legal counsel (“Sidley”), to present a proposal from Roaring Blue Lion Capital. The terms of this proposal included (i) the appointment of two directors selected by Roaring Blue Lion

Capital, (ii) the resignation of two incumbent directors, (iii) the creation of a new Board committee charged with evaluating a reconfiguration of the Company’s strategy and business, in particular, related to the mortgage business, to be comprised of the two directors designated by Roaring Blue Lion Capital and two incumbent directors, and (iv) the reimbursement of Roaring Blue Lion Capital’s expenses in connection with their shareholder activism campaign against the Company. The proposal also contemplated that Roaring Blue Lion Capital would agree to a standstill with respect to proxy contests, transactions and similar matters and not to disparage the Company, in each case for a period of approximately one year.

On January 28, 2019, representatives of Sidley spoke by telephone with representatives of Roaring Blue Lion Capital to indicate that the Board had considered the proposal of Roaring Blue Lion Capital and believed that it was not in the best interests of all shareholders, but that the Board remained open to continuing discussions with Roaring Blue Lion Capital in order to reach an agreeable resolution.

On February 15, 2019, the Company announced that it would seek buyers to acquire the stand-alone home loan center mortgage originating business and related mortgage servicing rights. On the same day, Roaring Blue Lion Capital issued a press release commending the Company for its announcement.

On February 20, 2019, Mr. Griege, Mr. Hughes and Johnny Guerry of Roaring Blue Lion Capital spoke by telephone with Mr. Mason, Mr. Ruh and a representative of the Company’s investor relations department to discuss the Company’s fourth quarter and 2018 year-end earnings announcement as well as the proposed sale of the stand-alone home loan center mortgage origination business and related mortgage servicing rights.

On April 3, 2019, Mr. Griege requested a copy of the Company’s director and officer questionnaire with respect to the Annual Meeting and indicated that Roaring Blue Lion Capital intended to nominate directors for election at the Annual Meeting.

On April 4, 2019, the Company announced that it had entered into an agreement providing for the sale of substantially all of the assets related to up to 50 stand-alone, satellite and fulfillment offices related to the Bank’s home loan center-based single family mortgage operations for a purchase price of approximately $4.9 million, subject to adjustment (the “Home Loan Center Disposition”). The Company announced that it expected to complete the Home Loan Center Disposition in the second quarter of 2019. The Company further announced that it had sold a significant portion of its mortgage servicing rights related to single family mortgage loans for a total purchase price of approximately $14.3 billion (the “Mortgage Servicing Rights Disposition”). The Company announced that it expected to complete the Mortgage Servicing Rights Disposition in the third quarter of 2019. In connection with the Home Loan Center Disposition and the Mortgage Servicing Rights Disposition, the Company also stated that the Board has approved a plan of exit, pursuant to which the Company will no longer consider mortgage banking to be a separate reportable segment of its financial statements under generally accepted accounting principles applicable to the Company.

On April 11, 2019, Mr. Griege submitted an Interagency Change in Control Notification to the DFI relating to Roaring Blue Lion Capital’s intent to solicit proxies with respect to the Annual Meeting (the “DFI Notification”).

On April 12, 2019, Roaring Blue Lion Capital provided the Company with a copy of the DFI Notification.

On April 19, 2019, an affiliate of Roaring Blue Lion Capital provided notice to the Company of their intent to nominate Mr. Griege and Ronald Tanemura for election to the Board and to present three shareholder proposals at the Annual Meeting (the “2019 Notice Letter”).

On April 22, 2019, Roaring Blue Lion Capital filed an amendment to their Schedule 13D to update their beneficial ownership and provide disclosure regarding the notice of intent to nominate directors and present shareholder proposals for the Annual Meeting.

On April 24, 2019, the Company issued a press release confirming receipt of the 2019 Notice Letter and addressing recent engagements with Roaring Blue Lion Capital.

On May 1, 2019, Sidley delivered a letter to Roaring Blue Lion Capital on behalf of the Company confirming that, assuming the accuracy of the disclosures therein, the 2019 Notice Letter complied with the requirements of the Bylaws with respect to proper notice of director nominations and shareholder proposals for consideration at the Annual Meeting.

On May 3, 2019, the Company filed the preliminary version of this Proxy Statement.

On May 7, 2019, the Blue Lion Parties filed preliminary proxy materials with the SEC indicating their intent to solicit proxies in support of the election of Mr. Griege and Mr. Tanemura and in support of two shareholder proposals.

On May 9, 2019, Mr. Griege filed an update to the DFI Notification to provide additional information. On the same day, the DFI deemed the DFI Notification to be complete and accepted it for processing.

On May 10, 2019, the Blue Lion Parties filed the first amendment to the preliminary version of their proxy statement with the SEC.

On May 10, 2019, the Company filed an amended preliminary version of this Proxy Statement with the SEC.

On May 14, 2019, the Blue Lion Parties filed the second amendment to the preliminary version of their proxy statement with the SEC.

Also on May 14, 2019, an affiliate of Roaring Blue Lion Capital provided the Company with an update to the 2019 Notice Letter. Among other things, in the update, the Blue Lion Parties withdrew their proposal relating to the declassification of the Board.

On May 16, 2019, the Company filed the definitive version of this Proxy Statement with the SEC.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

Our Articles of Incorporation currently provide that directors are elected for three-year terms, with one-third of the Board elected at each annual meeting of shareholders. Each director holds office until that director’s successor is duly elected and qualified, or until his or her earlier death or resignation. Our directors are currently classified into the following three classes:

•        Class I directors are Scott M. Boggs, Mark R. Patterson and Douglas I. Smith and their terms will expire at the annual meeting of the shareholders to be held in 2021.

•        Class II directors are Sandra A. Cavanaugh, Victor H. Indiek, Mark K. Mason and Donald R. Voss, and their terms will expire at the Annual Meeting.

•        Class III directors are David A. Ederer, Thomas E. King and George “Judd” Kirk and their terms will expire at the annual meeting of the shareholders to be held in 2020.

Our Bylaws provide that an election is considered “contested,” and will be held under a plurality vote standard, if the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the advance notice requirements for shareholder nominees set forth in our Bylaws and such nomination has not been withdrawn by the advance notice deadline set forth in that section, and the Board has not determined before the notice of meeting is given that the shareholder’s nominees do not create a bona fide election contest.

On April 19, 2019, the Blue Lion Parties provided notice to HomeStreet of their intent to nominate two directors for election to the Board at the Annual Meeting in compliance with the advance notice requirements, which notice was not withdrawn prior to the advance notice deadline set forth in our Bylaws, as revised by the Board of Directors for the Annual Meeting. As a result, the election of directors at the Annual Meeting will be conducted under a plurality vote standard.

OUR BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THE BOARD’S NOMINEES BY USING THE ENCLOSED WHITE PROXY CARD, AND TO DISREGARD ANY MATERIALS, AND NOT TO SIGN, RETURN OR VOTE ON ANY PROXY CARD, THAT MAY BE SENT TO YOU BY OR ON BEHALF OF THE BLUE LION PARTIES OR ANY OF THEIR AFFILIATES.

The Board of Directors

The following table sets forth certain information with respect to HomeStreet’s Board of Directors, including each director’s age as of April 15, 2019.

Director	Age	Director Since	Class	Term Expiration
Mark K. Mason, Chairman	60	2010	Class II	2019 Annual Meeting
David A. Ederer, Chairman Emeritus	76	2005	Class III	2020 Annual Meeting
Donald R. Voss, Lead Independent Director	68	2015	Class II	2019 Annual Meeting
Scott M. Boggs	64	2012	Class I	2021 Annual Meeting
Sandra A. Cavanaugh(1)	64	2018	Class II	2019 Annual Meeting
Victor H. Indiek(2)	81	2012	Class II	2019 Annual Meeting
Thomas E. King	75	2012	Class III	2020 Annual Meeting
George “Judd” Kirk	73	2012	Class III	2020 Annual Meeting
Mark R. Patterson	52	2018	Class I	2021 Annual Meeting
Douglas I. Smith	55	2012	Class I	2021 Annual Meeting

____________

(1)      Ms. Cavanaugh was appointed to fill a newly created vacancy in Class II of the Board in May 2018; pursuant to the Bylaws, the term of any director appointed to fill a newly created position runs until the next annual meeting of shareholders.

(2)      Mr. Indiek will not stand for reelection at the Annual Meeting.

HomeStreet’s Board currently consists of 10 members. Our Board is divided into three classes and approximately one-third of our directors are elected each year to serve for a three-year term, until their respective successors are duly elected and qualified or until their earlier resignation or removal. Under our Bylaws, any director nominee’s eligibility to serve as a director of the Company is subject to any required notification to, or approval, nonobjection or requirement of, the Board of Governors of the Federal Reserve System, the DFI or any other regulatory entity having jurisdiction over the Company.

The number of directors may be increased or decreased from time to time by our Board, provided that a reduction in the number of directors may not shorten the term of an incumbent. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board may be filled solely by the affirmative vote of a majority of the remaining directors then in office, unless otherwise provided by law or by resolution of the Board. All of our directors, except for Mr. Mason, satisfy the definition of “independent director” under the corporate governance rules of the Nasdaq Global Select Market (“Nasdaq”).

Key Qualifications

We review the qualifications and skills of our directors each year as part of our annual Board evaluation and refreshment process. The following table sets forth certain key qualifications and skills of our Board. The lack of a mark for a particular item does not mean that the director does not possess that qualifications, characteristic, skill or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, characteristic, skill or experience that the director brings to our Board. Our Board composition reflects our Board’s desire that directors have the broad expertise and perspective needed to govern our business and strengthen and support senior management.

	Mark Mason	David Ederer	Donald Voss	Scott Boggs	Sandra Cavanaugh	Victor Indiek	Thomas King	George “Judd” Kirk	Mark Patterson	Doug Smith
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise/Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience	✓		✓		✓	✓	✓		✓
Accounting	✓	✓	✓	✓		✓	✓	✓	✓	✓
Audit	✓	✓	✓	✓		✓	✓	✓	✓	✓
Marketing	✓		✓		✓	✓	✓	✓		✓
Regulatory/Risk Management	✓		✓		✓	✓	✓	✓	✓	✓
Public Company Executive Experience	✓		✓	✓	✓	✓	✓
Capital Management	✓					✓	✓		✓	✓
Technology/Cybersecurity				✓		✓

Nominees for Election as Directors at the Annual Meeting

Ms. Cavanaugh was appointed to the Board of Directors to fill a vacancy created by a resolution of the Board to expand to ten members in May 2018. Our Bylaws provide that in the event a director is appointed by the Board to fill a vacancy resulting from an increase in the number of directors, the term of such director will expire at the next shareholder meeting at which directors are elected, which is the Annual Meeting. Our Bylaws permit our Board of Directors to establish by resolution the authorized number of directors, which shall be between 7 and 13 directors. Our Board is currently composed of 10 members. However, Victor Indiek is no longer eligible for election to the Board because he has passed the mandatory retirement age in the Company’s Principles of Corporate Governance, as amended on July 26, 2018 (the “Principles of Corporate Governance”). He will therefore not stand for reelection at the Annual Meeting, and the Board has taken action to reduce the size of the Board to nine directors effective at Mr. Indiek’s retirement at the Annual Meeting.

Upon recommendation of the HRCG Committee, the Board has nominated Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss for re-election to the Board as Class II directors with a term set to expire at the Company’s annual meeting of shareholders to be held in 2022. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board and the HRCG Committee to the conclusion that they should continue to serve as directors appears following each of the director and nominee biographies. Each of the Board’s nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF SANDRA A. CAVANAUGH, MARK K. MASON AND DONALD R. VOSS ON THE WHITE PROXY CARD.

Sandra A. Cavanaugh, Director

Ms. Cavanaugh was appointed to our Board in May 2018 by a unanimous vote of the other directors to fill a vacancy created by the expansion of the Board. Ms. Cavanaugh has more than 30 years of experience in the financial services, banking and mutual fund industries. As president and CEO of U.S. Private Client Services of Russell Investments from January 2010 until her retirement in June 2016, Ms. Cavanaugh oversaw a $45 billion mutual fund business in the U.S. Prior to joining Russell Investments, Ms. Cavanaugh was an executive vice president at SunTrust Bank in 2009, and held senior executive positions at Washington Mutual/JP Morgan Chase from 2007 to 2009, including as president of WM Funds Distributor and Shareholder Services from 1997 to 2007. Ms. Cavanaugh also held various senior positions with AIM Mutual Funds, First Interstate Bank and American Savings Bank. Since her retirement from Russell Investments, Ms. Cavanaugh has provided consulting services to help financial services companies build and execute brand, product and distribution strategies. In addition to her executive career, Ms. Cavanaugh holds several board and advisory roles. She received her bachelor’s degree in History with a minor in business from California State University, Fresno and previously held active NASD/FINRA Securities Licenses Series 7, 24 and 53.

Ms. Cavanaugh was appointed to serve as a director because of her executive management, business and financial experience and her background as an expert in the financial services industry.

Mark K. Mason, Director, Chairman, Chief Executive Officer and President

Mr. Mason has been the Company’s Chief Executive Officer (“CEO”) and a member of the Company’s Board and HomeStreet Bank’s Chairman of the Board and Chief Executive Officer since January 2010. He became Chairman of the Board of the Company in March 2015 after serving as Vice Chairman of the Board since January 2010. Mr. Mason brings extensive business, managerial and leadership experience to our Board. From 1998 to 2002, Mr. Mason was president, chief executive officer and chief lending officer for Bank Plus Corporation and its wholly owned banking subsidiary, Fidelity Federal Bank, where Mr. Mason also served as the chief financial officer from 1994 to 1995 and as chairman of the board of directors from 1998 to 2002. From February 2008 to October 2008, Mr. Mason also served as president of a startup energy company, TEFCO, LLC. He has served on the boards of directors of Hanmi Financial Corp., San Diego Community Bank and The Bjurman Barry Family of Mutual Funds. Mr. Mason is on the boards of directors of the Pacific Bankers Management Institute (the parent company of the Pacific Coast Banking School) and The Washington Bankers Association, and is an advisory board member of Seattle University’s Albers School of Business and Economics. Mr. Mason is a certified public accountant (inactive) and holds a bachelor’s degree in business administration with an emphasis in Accounting from California State Polytechnic University.

Mr. Mason was selected to serve as a director because of his position as our CEO and his significant experience as an executive officer, director and consultant to other banks and mortgage companies, his credit and lending experience, finance and accounting education, and experience and relationships in the banking industry and capital markets.

Donald R. Voss, Lead Independent Director

Mr. Voss was appointed as a member of the Board on March 1, 2015 in connection with the closing of our acquisition of Simplicity Bancorp in Southern California and was named Lead Independent Director by the independent directors of the Board in June 2018. He previously served as a director of Simplicity Bancorp and a member of its audit committee beginning in 2011, and served as chairman of the board of directors from October 2013 until the acquisition of that company by HomeStreet in March 2015. Prior to joining Simplicity’s board of directors, Mr. Voss held a variety of positions in a 25-year career with First Interstate Bank, culminating as an executive vice president and manager of the U.S. Banking Division. Much of his banking experience was with domestic and international financial institutions.

Mr. Voss is a member of the board of trustees and the executive board and serves as chair of the Planning Committee of Descanso Gardens Guild, Inc., is a member of the board of directors of Valley Water Company, and a member of the executive board of the La Cañada Flintridge Sister Cities Association. He was an elected council member of the City of La Cañada Flintridge from 2006 until March 2015, and served as its mayor from 2010 to 2011. Prior to his election to the City Council, Mr. Voss served for five years as the city’s treasurer. Mr. Voss was a member of the board of the San Gabriel Valley Chapter of the American Red Cross, including three years as chairman of that board, and also served on its audit and executive committees. He also served on the governing boards of the Los Angeles County Division of the League of California Cities, the Sanitation Districts of Los Angeles County, the Southern California Association of Governments, the California Contract Cities Association and the San Gabriel Valley Council of Governments, as well as the advisory board of the Santa Monica Mountains Conservancy, an agency of the state of California. Mr. Voss holds a bachelor’s degree in business administration from the University of Washington and a graduate degree in banking from the Stonier Graduate School of Banking.

Mr. Voss was selected to serve as a director because of his general business, financial, credit and risk management, treasury management, and governance skills and because of his civic involvement.

Directors Continuing in Office

Scott M. Boggs, Director

Mr. Boggs joined HomeStreet Bank in 2006 as a member of its board of directors and became a director of the Company following the closing of our initial public offering in February 2012. Mr. Boggs served as the Lead Independent Director of the Board from March 2015 through June 2018. Prior to joining HomeStreet Bank’s board of directors, Mr. Boggs was employed by Microsoft Corporation from 1993 to 2003 where he served in a variety of positions, including vice president, corporate controller from 1998 to 2003. Mr. Boggs was also an adjunct professor for the Seattle University Albers School of Business and Economics, teaching accounting and information systems from 2004 until 2009. Mr. Boggs previously served as a trustee and chair of the audit committee and budget and investments committee of the Financial Executives Research Foundation from 2002 to 2008, as director, chair of the pension committee and a member of the audit committee of the Cascade Natural Gas Corporation from 2004 to 2007, and director, vice chair of audit committee and designated financial expert of the Safeco family of mutual funds from 2002 to 2004. He is a former member of the Seattle University Internal Audit Advisory Board, the King County Strategic Technology Advisory Council, the Seattle University Accounting Advisory Board and the Financial Executives International. Mr. Boggs started his career as a certified public accountant (currently inactive) with Deloitte, Haskins & Sells from 1977 to 1985, and he received his bachelor’s degree in Accounting from the University of Washington.

Mr. Boggs was selected to serve as a director because of his significant accounting and financial experience, his accounting credentials and degree, and his experience as a designated financial expert on audit committees.

David A. Ederer, Director and Chairman Emeritus of the Board

Mr. Ederer joined HomeStreet Bank in 2004 as a member of its board of directors and in 2005 also became a member of the Board of the Company. Mr. Ederer was elected chairman of our Board in 2009 and served in that role until March 2015, after which he has held the title of Chairman Emeritus. Since 1974 Mr. Ederer has served as the chairman of Ederer Investment Company, a private investment company, and he serves on the board of directors of the Prostate Cancer Foundation (formerly CaPCURE), CRISTA Ministries and the University of Washington Medical Institute for Prostate Cancer Research. Mr. Ederer has previously served as a director of a number of public and private companies, organizations and institutions, including Cascade Natural Gas, University Savings Bank, Farmers New World Life Insurance Company, Children’s Hospital, Patrons of Northwest Civic, Cultural and Charitable Organizations (PONCHO) and Seattle Pacific University. Mr. Ederer is a certified public accountant (inactive) and managed consulting, accounting and auditing services for Price Waterhouse from 1965 to 1974. Mr. Ederer received a bachelor’s degree in business administration from the University of Washington.

Mr. Ederer was selected to serve as a director because of his experience as a director on public company boards, his experience on board committees, his financial expertise and his professional degrees and training in business and management.

Thomas E. King, Director

Mr. King joined the board of directors of HomeStreet Bank in 2010 and became a director of the Company following the closing of our initial public offering in February 2012. Prior to joining HomeStreet Bank’s board, Mr. King served as president and chief executive officer, chief credit officer and director of San Diego Community Bank from 2001 to 2006. Since retiring from San Diego Community Bank following its sale to First Banks, Inc. in 2006, Mr. King has provided consulting services to banks and other financial services companies. Prior to joining San Diego Community Bank, he served as executive vice president and chief operating officer of Fullerton Community Bank from 1997 to 1998, president, chief executive officer and director of the Bank of Southern California from 1994 to 1996, and president, chief executive officer and director of Capitol Bank Sacramento from 1992 to 1994. From 1969 to 1992, Mr. King held various senior positions in commercial lending, real estate lending, credit administration, corporate and merchant banking and retail banking at Security Pacific National Bank. He received a bachelor’s degree in business administration from California State University, Northridge.

Mr. King was selected to serve as a director because of his experience as an executive officer, director and consultant to banks and financial services companies, his commercial banking relationships, his financial experience, and his commercial lending and credit administration experience.

George “Judd” Kirk, Director

Mr. Kirk has served as a member of the board of directors of HomeStreet Bank since 2008 and became a director of the Company following the closing of our initial public offering in February 2012. From February 2012 until March 2015, Mr. Kirk served as Lead Independent Director of HomeStreet Bank’s board of directors. Mr. Kirk served as president of Port Blakely Communities, Inc., a residential and mixed-use real estate development company, from 1997 to 2007 and as its chief executive officer from 2007 to 2008. Prior to joining Port Blakely Communities, he served as president of Skinner Development Company and from 1975 until 1986, chaired the Real Estate Department of Davis Wright Tremaine LLP in Seattle. Mr. Kirk is a past member of the Washington State Bar Association. He has previously served as a member of the Urban Land Institute (CDC Council), American College of Real Estate Lawyers, and the Pacific Real Estate Institute. He has also been a member of the boards of directors of several community organizations, including University of Washington Physicians and the Cascade Land Conservancy. Mr. Kirk previously served as the chairman of the WSBA Real Property, Probate and Trust Section, President of the Issaquah Chamber of Commerce and President of the University of Washington Alumni Association. Mr. Kirk received a bachelor’s degree in finance from the University of Washington and a law degree cum laude from Harvard Law School.

Mr. Kirk was selected to serve as a director because of his business and management experience, his real estate development experience, his knowledge of real estate and real estate finance and his legal experience, as well as his civic and community service involvement.

Mark R. Patterson, Director

Mr. Patterson joined the Board in 2018. Mr. Patterson served as Managing Director and Equity Analyst of NWQ Investment Management Co., LLC, an investment management company (“NWQ”), from 1997 until his retirement in 2014. At NWQ, he conducted fundamental research and valuation analysis of public companies within the financial services sector. Prior to joining NWQ, Mr. Patterson was at U.S. Bancorp from 1989 to 1997, including serving as Vice President, Investor Relations, where he was a primary contact between the bank holding company and the investment community. In that role he also performed detailed valuation and capital planning financial analysis that informed the company’s strategic direction. Prior to that position, Mr. Patterson served as a financial analyst in U.S. Bank’s Financial Consulting Division/Planning & Forecasting Department. He is a Chartered Financial Analyst and holds an MBA from The Anderson School at UCLA and a bachelor’s degree in business & mathematics from Linfield College. Mr. Patterson serves on the Board of Trustees of Linfield College, where he is a member of the financial affairs and executive committees and chair of the investment committee. Mr. Patterson was a director of FBR & Co. from 2015 until the company’s sale in 2017, serving on its audit and compensation committees.

Mr. Patterson was selected to serve as a director due to his experience in banking operations, perspective as an investor in financial institutions and finance expertise.

Douglas I. Smith, Director

Mr. Smith joined our Board upon the closing of our initial public offering in February 2012. Mr. Smith is a director of and has worked for Miller and Smith Inc., a privately held residential land development and home building company in metropolitan Washington, D.C. since 1992, and has served as its president since 2002. He is also the managing member of Miller and Smith LLC, and Silent Tree Partners LLC, both of which invest in real estate development and management of those development projects. He has also been a board member of Home Aid Northern Virginia since 2001. Mr. Smith holds an MBA from Harvard Business School and a bachelor’s degree in economics from DePauw University.

Mr. Smith was selected to serve as a director because of his experience in the residential construction lending area as well as his experience in the home building and land development industries.

SHAREHOLDER ENGAGEMENT

Overview

The Board welcomes feedback from shareholders on our Board composition, governance practices and policies, executive compensation framework and other matters related to our strategy and performance. In the summer and fall of each year, we reach out directly to our shareholders to solicit this feedback. In addition, members of our Board (including our independent directors) and our management team regularly attend industry conferences, host shareholders at our offices and engage in one-on-one discussions with our shareholders, investment analysts, and proxy advisory firms throughout the year. This ongoing dialogue informs our Board’s agenda, contributes to our governance and compensation enhancements and helps us address the issues that matter most to our shareholders. We encourage you to visit our investor relations website at http://ir.homestreet.com to learn more about the Company and to reach out directly to the Board at corporatesecretary@homestreet.com to share your thoughts.

2017 and 2018 Shareholder Outreach

As a result of deliberations, advice from our consultants, and feedback based on our discussions with shareholders over the past two years, in 2018 the Board of Directors:

•        appointed Sandra A. Cavanaugh to the Board in May 2018 as part of our ongoing effort to increase Board diversity (which also included the addition of a robust diversity policy to our Principles of Corporate Governance in 2017);

•        adopted updated Principles of Corporate Governance to, among other things,

•        memorialize and clarify the responsibilities of the Lead Independent Director;

•        memorialize the Board’s commitment to undertake an annual assessment of its leadership, including an annual evaluation of whether the it continues to be in the best interests of our shareholders to have an executive Chairman of the Board and a separate Lead Independent Director;

•        increase the required number of executive sessions for independent directors per year from twice a year to quarterly, noting that in practice the independent directors meet more than once per quarter; and

•        increase independent director share ownership guidelines to three times the annual retainer paid to directors, to be achieved within three years of joining the Board;

•        added the Lead Independent Director as a clearly defined role in our Bylaws;

•        adopted clear Shareholder Engagement Procedures and Practices;

•        considered and, in 2019, implemented changes to our performance goals for long term incentive awards; and

•        clarified some of our compensation practices in our Compensation Disclosure and Analysis covering executive compensation for the year ended December 31, 2018.

At our 2018 annual meeting of shareholders, directors Mark R. Patterson, Scott M. Boggs and Douglas I. Smith received support from 92.18%, 62.42% and 80.40% of votes cast, respectively. Following the vote, the members of the Board and management team sought shareholder feedback in order to understand the underlying cause of any shareholder concerns and to ensure the issues were promptly and fully addressed.

As part of those efforts, during the latter half of 2018 we invited institutional shareholders of the Company representing 52.2% of the Company’s outstanding shares as of June 30, 2018, to discuss corporate governance and strategy with members of our Board, including our Chairman of the Board, Lead Independent Director, Chairman of the Human Resources And Corporate Governance Committee, and members of the Executive Committee. These conversations included discussions about the long-term strategy of the company, director and officer compensation practices, long-term incentives, board composition, diversity and refreshment. We solicited their views regarding our specific situation with respect to current corporate governance topics including a classified board, the combined role of the chairman and CEO, executive compensation, and board diversity.

Also during 2018, members of management hosted discussions with two proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”). These conversations were focused on communicating the Company’s philosophies on corporate governance, shareholder rights and access, and board composition and refreshment, as well as providing feedback on the conversations with our institutional shareholders.

In keeping with the feedback from our shareholders during our 2018 engagement cycle, the Board determined that it would be in the best interests of our shareholders to submit proposals at the Annual Meeting to:

•        ratify our Bylaw amendment to make Washington State the exclusive forum for shareholder actions against the Company;

•        amend our Articles of Incorporation to declassify our Board of Directors; and

•        amend our Articles of Incorporation to remove supermajority shareholder vote requirements to approve major corporate changes, which will eliminate all supermajority shareholder vote requirements in our Articles of Incorporation and Bylaws.

Roaring Blue Lion Capital Management

For information on our engagement with the Blue Lion Parties, please see “Background to the Solicitation” on page 12 of this Proxy Statement.

How to Provide Feedback to the Board

We encourage all of our shareholders to reach out to us with questions or comments they may have regarding the Company, and we will continue to seek out shareholders through our existing outreach programs. We maintain an investor relations website at http://ir.homestreet.com, and shareholders can reach our investor relations department by email at ir@homestreet.com, by phone at (206) 389-7773, and by mail at HomeStreet Inc., Attn: Investor Relations, 601 Union Street Suite 2000, Seattle, WA 98101. Shareholders can also find our Shareholder Engagement Procedures and Practices on our investor relations website, which provides guidelines for how shareholders can communicate with our Board.

CORPORATE GOVERNANCE

As a bank holding company, we believe it is important to foster an operating environment that articulates a strong focus on compliance and ethical standards, and our Board sets this tone from the top. Our Board is actively engaged in designing, monitoring and enforcing compliance with high governance standards. We discuss our most important corporate governance policies and practices below. Each of our corporate governance policies is reviewed by the committee responsible for that policy and the full Board at least once every year, and more frequently if warranted.

Code of Ethics

The Board has established a code of ethics as defined under the Exchange Act, which applies to all HomeStreet directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A copy of our Code of Business Conduct and Ethics (“Code of Ethics”) is available on our website at http://ir.homestreet.com. We will post on our website any amendments to, or waivers (with respect to our principal executive officer, principal financial officer and principal accounting officer or controller) from, this Code of Ethics within four business days of any such amendment or waiver. Among other things, the Code of Ethics addresses the following principles:

•        complying with laws and regulations;

•        prohibiting insider trading;

•        avoiding conflicts of interest;

•        avoiding questionable gifts or favors;

•        maintaining accurate and complete records;

•        treating others in an ethical manner;

•        maintaining integrity of consultants, agents and representatives; and

•        protecting proprietary information and proper use of assets.

We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Ethics by posting such information on our corporate website, at the address and location specified above and, to the extent required by the listing standards of the Nasdaq Global Select Market, by filing a Current Report on Form 8-K with the SEC disclosing such information.

Whistleblower Policy

In addition to our Code of Ethics, we maintain a whistleblower policy which is intended to provide guidance to employees, shareholders and others who may be aware of or concerned about potential violations of our Code of Ethics or other forms of misconduct and wish to report such concerns to our General Counsel in his role as Chief Ethics Officer, either directly or anonymously through our whistleblower hotline or website.

We have crafted our whistleblower policy to make clear our commitment to providing a confidential process in which individuals can raise questions and concerns about potential misconduct, including potential violations of law, regulation or Company policy, and report potential misconduct while strictly prohibiting any attempt by any director, officer or employee of the Company to identify whistleblowers or retaliate or attempt to retaliate against any whistleblower, anonymous or otherwise. Nothing in the policy is intended to prohibit or impede the reporting of alleged accounting irregularities or securities violations, or anything else covered by the Sarbanes-Oxley Act, the Dodd-Frank Act or any other applicable law directly to the SEC whether or not an initial report is made internally to the Company. The Company has also amended all of its severance agreements and confidentiality agreements with employees to provide similar assurances to employees and former employees.

We provide information on how to access our third-party whistleblower hotline, EthicsPoint, by telephone or through the Internet on both our internal human resources website and our external investor relations website. In 2017, we redesigned both of those websites to make the information on how to access EthicsPoint more prominent and easy to find and to include the reminder that reports can be made through the hotline on an anonymous basis.

Beginning with our initial public offering in 2012, at each regular meeting the Audit Committee has discussed all current whistleblower reports with the General Counsel in his role as Chief Ethics Officer, including all new reports received since the last meeting, any ongoing whistleblower investigations and the resolution of any closed investigation.

Principles of Corporate Governance

The Company has adopted Principles of Corporate Governance, which are available on the Company’s website at http://ir.homestreet.com. Shareholders may request a free copy of the Principles of Corporate Governance at the address and phone numbers set forth above.

Director Independence

The Board has determined that, with the exception of Mark Mason, our Chief Executive Officer, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq and, where applicable, the regulations adopted under Sections 10A and 10C of the Exchange Act. In the course of determining the independence of each nonemployee director, the Board considered the annual amount of HomeStreet’s sales to, or purchases from, any company where a nonemployee director serves as an executive officer as well as all other relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

Board Diversity

In 2017, our Board amended our Principles of Corporate Governance to add a commitment to diversity as a guideline for our director nomination process as described earlier. In particular, the amendment provided that the HRCG Committee “will actively seek to include highly qualified women and individuals from minority groups in the pool of candidates from which nominees for director positions are chosen, and in choosing between equally qualified candidates will give extra weight to diversity of the candidates.” In May 2018, following a targeted candidate search intended to identify a board candidate who met the gender diversity goals set by the Board, the directors unanimously appointed Sandra Cavanaugh to the Board. The HRCG Committee, which acts as our nominating committee, will continue to consider diversity as an important goal in board refreshment going forward, consistent with the diversity expectations we heard from our shareholders in our engagement process in the fall of 2018.

Board Leadership Structure

Our Board believes that it is in the best interests of the Company for the Board to retain discretion to make a determination regarding whether or not to separate the roles of Chairman of the Board and CEO based upon varying circumstances. The Board is currently chaired by Mr. Mason, our CEO, who is subject to re-appointment as Chairman of the Board each year by the Board. Our Principles of Corporate Governance provide that if the Chairman of the Board is an executive of the Company, the independent directors shall elect a Lead Independent Director.

Since our initial public offering in 2012, the Board has maintained a Lead Independent Director to facilitate discussion, coordinate and reflect the views of the independent directors and, most importantly, to ensure that the Company’s governance practices are aligned in the best interests of all shareholders. Mr. Voss was appointed by the independent directors of the Board in 2018 and currently serves in that role. The Board reviews the appointment of our Lead Independent Director position each year.

The Board believes that this leadership structure provides balance and currently is in the best interests of the Company and its shareholders. The role given to the Lead Independent Director helps to ensure a strong, independent and active board, while Mr. Mason serving as the Chairman of the Board enables the Company and the Board to continue to benefit from his skills and expertise, including his extensive knowledge of the Company and its industry and his experience successfully navigating the Company through both strong and challenging operating periods.

In 2018, the Board amended the Company’s Bylaws and Principles of Corporate Governance to provide a clear description of the role of the Lead Independent Director. As described in these documents, the Lead Independent Director is responsible for presiding over all executive sessions of independent or non-management directors, and in the absence of the Chairman of the Board, to preside over shareholder meetings and Board meetings. The Lead Independent Director also serves as the liaison between the Chairman and the independent directors, meets with the

Chairman prior to all Board Meetings to review and discuss the agenda and has the right to approve meeting agendas, meeting schedules and other information sent to the Board. The Lead Independent Director also serves as the primary point of contact (through the Corporate Secretary) for shareholders wishing to engage with the Board.

The following table illustrates how responsibilities are delegated between Mr. Mason and Mr. Voss:

	Chairman/Chief Executive Officer	Lead Independent Director
Board Meeting	• Authority to call full meetings of the Board • Presides over meetings of the full Board

•   Attends full meetings of the Board

•   Presides over meetings of independent directors and non-management directors

•   Has ability to call executive sessions of independent directors

•   Briefs Chairman on issues arising from executive sessions

•   Presides over meetings of the Board in the absence of the Chairman

Agenda	• Primary responsibility for shaping Board agendas, consulting with the lead independent director	• Collaborates with Chairman to set Board agenda and provide Board with information • Approves agenda and meeting schedules to be sent to the Board
Board Communications	• Communicates with all directors on key issues and concerns outside Board meetings	• Facilitates discussion among independent directors on key issues and concerns outside Board meetings, including contributing to the oversight of the Chairman and management succession planning
Shareholder Communications	• Primary spokesperson for the Company in communications to shareholders	• Serves as liaison for shareholders who wish to communicate with the Board (such communications to be sent through the Corporate Secretary)

Board Role in Risk Oversight

The Board, together with its committees and senior management, has oversight for our risk management framework and is responsible for helping to ensure that our risks are managed in a sound manner. The Board’s principal responsibility in this area is to oversee an enterprise-wide approach to risk management and ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risks. We believe that the current leadership structure enhances the Board’s ability to fulfill this oversight responsibility, as the Chairman, in his role as CEO, is able to focus the Board’s attention on the key risks we face.

In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee, the Enterprise Risk Management Committee, and the HRCG Committee. The Audit Committee reviews and discusses with management significant financial and non-financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Enterprise Risk Management Committee oversees and assesses the adequacy of the Company’s risk management framework, monitors compliance with the Board-approved risk appetite measures and other key risk measures and oversees management of key risks not overseen by other committees of the Board, including compliance and operational risks, information technology, information security and cybersecurity risks. The HRCG Committee oversees management of risks relating to the Company’s governance, compensation plans and programs. The Audit Committee, the Enterprise Risk Management Committee and the HRCG Committee report to the Board as appropriate on matters that involve specific areas of risk that each committee oversees, and with the Board, each committee periodically discusses with management the Company’s policies with respect to risk assessment and risk management. The board of directors of our primary subsidiary, HomeStreet Bank, also oversees certain risks specific to HomeStreet Bank, including credit, liquidity, interest rate and price risk, through various committees of the HomeStreet Bank board.

Employee Compensation Risks

HomeStreet’s management and the HRCG Committee have assessed the risks associated with our compensation policies and practices for all employees, including non-executive officers. Based on the results of this assessment, we do not believe that our compensation policies and practices for all employees, including non-executive officers, create excessive risks or other risks that are reasonably likely to have a material adverse effect on HomeStreet.

Board Meetings and Committees

During the year ended December 31, 2018, the Board held 15 meetings. Each of our directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which that director served during the past fiscal year.

The Board has four standing committees: an Executive Committee, an Audit Committee, an Enterprise Risk Management Committee and an HRCG Committee.

2018 Committee Memberships of Directors of HomeStreet, Inc.

Director	Executive Committee	Audit Committee	HRCG Committee	Enterprise Risk Management Committee
David A. Ederer, Chairman Emeritus(1)	✓	✓
Mark K. Mason, Chairman	Chair
Scott M. Boggs	✓	Chair		✓
Sandra A. Cavanaugh(2)			✓	Chair
Victor H. Indiek			✓
Thomas E. King		✓	✓
George “Judd” Kirk			✓	✓
Mark R. Patterson	✓			✓
Douglas I. Smith		✓	Chair
Donald R. Voss(3)	✓	✓		✓

____________

(1)      Mr. Ederer was also a member of the Enterprise Risk Management Committee in 2018 from the beginning of the year through June 2018.

(2)      Ms. Cavanaugh joined the Board in May 2018 and was appointed to the Enterprise Risk Management Committee in June 2018. She has served as the Chair of the Enterprise Risk Management Committee since November 1, 2018.

(3)      Mr. Voss served as Chair of the Enterprise Risk Management Committee through October 2018. Mr. Voss was appointed to the Executive Committee upon being named Lead Independent Director in June 2018.

Executive Committee

The Executive Committee is composed of at least three members of the Board, a majority of whom are to be independent directors as determined by the Board. The Chairman of the Board serves as the Chair of the committee. The Executive Committee is delegated authority to act on behalf of the Board on certain matters that are not otherwise delegated to another committee of the Board in between regularly scheduled Board meetings. The Executive Committee is not authorized to take any action that cannot be delegated by the Board under Washington law and is also expressly not authorized to adopt any agreement for merger or consolidation, recommend to shareholders the sale, lease or exchange of all or substantially all of the Company’s assets, recommend a dissolution of the Company (or the revocation of a dissolution) to the shareholders, amend the Bylaws, elect officers, fill vacancies on the Board, declare a dividend, or authorize the issuance of stock (other than pursuant to specific delegation from the Board where the Board has already approved the issuance and the Executive Committee is approving certain details of the issuance), all of which are expressly reserved to the full Board.

Audit Committee

Our Audit Committee is composed solely of independent directors as required by the Nasdaq corporate governance standards, and each of Messrs. Boggs, Ederer, King, Smith and Voss meets the independence requirements set forth in all applicable Nasdaq corporate governance standards, including independence requirements for audit committee members, and Rule 10A-3 under the Exchange Act. The Board has determined that Mr. Boggs is qualified as an “audit committee financial expert.”

Our Board has adopted a written Audit Committee charter that meets the requirements of the applicable Exchange Act rules and the applicable Nasdaq corporate governance standards. A copy of this charter is available on our website at http://ir.homestreet.com. Among other things, the Audit Committee charter requires the Audit Committee to:

•        oversee the financial reporting process on behalf of our board of directors, review and discuss the audited financial statements (including significant financial reporting judgments) with management and the Company’s auditors, and report the results of its activities to the board;

•        be responsible for the appointment, retention, compensation, oversight, evaluation and termination of our auditors and review the engagement and independence of our auditors;

•        review and approve non-audit services, including a reconciliation of fees actually paid for non-audit services as compared to fees previously approved for such services;

•        review the adequacy of our internal accounting controls and financial reporting processes;

•        approve and monitor our internal audit plans and policies;

•        review the performance compensation and independence of our Chief Audit Officer; and

•        annually evaluate the performance of the Audit Committee and assess the adequacy of the Audit Committee charter.

The Audit Committee held 10 meetings during the last fiscal year.

Enterprise Risk Management Committee

The membership of the Enterprise Risk Management Committee is limited to persons who meet the independence standards established by Nasdaq corporate governance rules and is currently comprised solely of independent directors as defined by such rules. The Enterprise Risk Management Committee of the Company meets jointly with the Enterprise Risk Management Committee of HomeStreet Bank, and together they oversee and assess the adequacy of the Company’s tolerance and management of key enterprise-wide risks, including credit, interest rate, liquidity, price, operational, compliance/legal, strategic and reputational risks. The Enterprise Risk Management Committee is also responsible for monitoring the Company’s risk profile and exposure to various types of risks, as well as reviewing management’s adherence to the Company’s established risk management policies and benchmarks. The Enterprise Risk Management Committee is required to meet at least quarterly.

The Board has adopted a written Enterprise Risk Management Committee charter, a current copy of which is available on our website at http://ir.homestreet.com. Among other things, this charter requires the Enterprise Risk Management Committee to:

•        recommend risk appetite and tolerances for risk for the Company and its subsidiaries to be approved by the Board;

•        review and approve the Company’s enterprise risk assessments prepared in connection with the Company’s strategic plan, including the capital plan;

•        monitor the Company’s risk profile and ongoing and potential exposure to material risks of various types, including monitoring the Company’s overall capital adequacy and capacity within the context of the approved risk limits and actual results;

•        provide a forum for evaluating and integrating risk issues, processes and events arising within the Company and its subsidiaries;

•        coordinate with various Board committees a discussion of the Company’s significant processes for risk assessment, risk management and actions taken by management to monitor, control and remediate risk exposures;

•        oversee compliance and fair lending practices, including:

•        review regulatory examinations and reports;

•        monitor the implementation of any corrective action agreed to under regulatory examination reports;

•        review and approve the Company’s Compliance Management System, Fair Lending Policy and Bank Secrecy Act (“BSA”) Policy;

•        appoint the Chief Compliance Officer, Fair Lending Officer and BSA Officer; and

•        monitor the implementation of changes in significant regulations and the impact of such changes upon the Company’s significant risks;

•        oversee information technology, information security and physical security practices, including:

•        reviewing reports from management on technology and security risks, including cyber risks; and

•        appointing the Chief Security Officer and Chief Information Security Officer;

•        review and approve, at least annually, risk related policies; and

•        review the performance, compensation and independence of the Chief Risk Officer.

The Enterprise Risk Management Committee held 12 meetings during the last fiscal year.

Human Resources and Corporate Governance Committee

The HRCG Committee acts as both our nominating and corporate governance committee and our compensation committee. The HRCG Committee has the authority to establish and implement our corporate governance practices, nominate individuals for election to the Board and evaluate and set compensation with respect to our directors and executive officers, among other things. Although the HRCG Committee receives input from the CEO, executive leadership and the HRCG Committee’s independent compensation advisor, the HRCG Committee makes its own independent determinations regarding executive officer compensation. The HRCG Committee is composed solely of independent directors under Nasdaq corporate governance rules, each of whom has also been determined to be independent pursuant to Rule 10C-1(b)(1) of the Exchange Act describing independence standards relating to members of the compensation committee.

Our Board has adopted a written charter for the HRCG Committee that satisfies the applicable standards of Nasdaq Corporate Governance rules as to both compensation and nominating committee requirements. A copy of this charter is available on our website at http://ir.homestreet.com. Among other things, this charter calls upon HRCG Committee to:

•        develop and recommend to the Board criteria for identifying and evaluating candidates to become Board and committee members;

•        identify, review the qualifications of, and recruit candidates for election to the Board;

•        assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board and appointment to one or more committees of the Board;

•        function as a compensation committee for the purpose of Nasdaq Listing Rule 5605(d);

•        select and recommend to the Board director nominees for election or reelection to the Board at each annual meeting of shareholders;

•        develop and recommend to the Board a set of corporate governance principles applicable to the corporation, including periodic review and reassessment of such principles;

•        make recommendations to the Board concerning the structure, composition and functioning of the Board and its committees;

•        review and assess the channels through which the Board receives information, and the quality and timeliness of the information received;

•        oversee the evaluation of the Board and its committees;

•        review and recommend changes as appropriate to the Board in the Code of Ethics, and biannually review this code;

•        review and oversee the Company’s overall compensation structure, philosophy, policies, benefit plans and programs (including for directors and management) and assess whether the Company’s compensation structure establishes appropriate incentives for management and employees;

•        review and approve the corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the independent directors the CEO’s compensation level based on this evaluation. The CEO cannot be present during any voting or deliberations by the HRCG on his or her compensation;

•        oversee the evaluation of Bank executive officers and set the compensation of such officers;

•        review, approve and recommend to the Board employment agreements and severance agreements for executive officers, including change-in-control provisions, plans or agreements; and

•        review succession plans relating to positions held by executive officers and make recommendations to the Board regarding the selection of individuals to fill these positions.

The HRCG Committee charter allows the committee to delegate its duties and responsibilities related to compensation, nomination and corporate governance to a subcommittee of the HRCG Committee that consists of not less than two members of the HRCG Committee.

The HRCG Committee held nine meetings during the last fiscal year. The HRCG Committee Report is included in this Amendment No. 1 to Annual Report on Form 10-K in Item 11, Executive Compensation.

Interaction with Consultants

Pursuant to its charter, the HRCG Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding authority to the HRCG Committee to do so.

In November 2012, the HRCG Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent executive compensation consultant. None of the Company’s management participated in the HRCG Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the HRCG Committee and the HRCG Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the HRCG Committee, as requested, and communicates with the Chair of the HRCG Committee between meetings; however, the HRCG Committee makes all decisions regarding the compensation of the Company’s executive officers.

Pearl Meyer provides various executive compensation services to the HRCG Committee with respect to HomeStreet’s executive officers and other key employees pursuant to a written consulting agreement with the HRCG Committee. The services Pearl Meyer provides under the agreement include advising the HRCG Committee on the principal aspects of HomeStreet’s executive compensation program and evolving best practices given the Company’s particular circumstances, and providing market information and analysis regarding the competitiveness of HomeStreet’s program design and HomeStreet’s award values in relationship to its performance.

The HRCG Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The HRCG Committee conducted a specific review of the Company’s relationship with Pearl Meyer at the time of its initial engagement in 2012 with regard to among other things the requirements of Nasdaq rules related to the selection and assessment of conflicts of interest pertaining to compensation consultants, and determined that Pearl Meyer’s work for the HRCG Committee did not raise any conflicts of interest.

The HRCG Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Human Resources and Corporate Governance Committee Interlocks and Insider Participation

None of the members of the HRCG Committee served as an officer or employee of the Company during fiscal year 2018 or any of the three previous years or has had any relationships or participated in any related party transactions that qualify as “interlocking” or cross-board memberships that are required to be disclosed under the rules of the SEC. For more information, please see “Certain Relationships and Related Transactions” on page 79 of this Proxy Statement.

Process for Recommending Candidates for Election to the Board of Directors

The HRCG Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the HRCG Committee to consider recommendations for candidates to the Board from shareholders. Shareholder recommendations for candidates to the Board must be directed in writing to HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101, Attention: General Counsel and Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of the Company’s common stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, judgment, diversity, age, independence, background, skills, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve. Nominees for our Board of Director must also meet any approval requirements set forth by our regulators.

The HRCG Committee regularly reviews the current composition and size of the Board. The HRCG Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board, for selection as director nominees are as follows:

•        In its evaluation of director candidates, including the members of the Board eligible for re-election, the HRCG Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and (3) such other factors as the HRCG Committee may consider appropriate.

•        In addition to the criteria listed above, the Board and HRCG Committee have made a commitment to diversity on the Board a priority. In 2017, the Board amended our Principles of Corporate Governance to include a mandate that the HRCG Committee actively seek to include highly qualified women and individuals from minority groups in the pool of candidates from which nominees for director positions are chosen, and in choosing between equally qualified candidates to give extra weight to the diversity of the candidates.

•        While we have not established specific minimum qualifications for director candidates, we believe that candidates and nominees must reflect a Board of Directors that is comprised of directors who: (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the Company’s business in particular, (4) have qualifications that will increase the overall effectiveness of the Board and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•        With regard to candidates who are properly recommended by shareholders or by other means, the HRCG Committee will review the qualifications of any such candidate, which review may, in the HRCG Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, requesting additional information to be shared with our regulators or other actions that the HRCG Committee deems necessary or proper.

•        In evaluating and identifying candidates, the HRCG Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•        The HRCG Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of shareholders at which directors are elected.

•        After completing its review and evaluation of director candidates, the HRCG Committee recommends the director nominees to the full Board.

Attendance at Annual Meetings of Shareholders by the Board of Directors

HomeStreet does not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders. However, we encourage directors to attend. All of our directors then serving on our Board attended our 2018 annual meeting of shareholders.

Insider Trading Policy and Rule 10b5-1 Trading Plans

HomeStreet has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock. The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

Contacting the Board of Directors

In 2018, our Board of Directors adopted the HomeStreet, Inc. Shareholder Engagement Practices and Procedures, a copy of which can be found on our investor relations website: http://ir.homestreet.com. Shareholders who desire to contact our non-employee directors may do so by writing to HomeStreet’s Corporate Secretary at HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101 or by sending an email to corporatesecretary@homestreet.com. Our Corporate Secretary receives these communications unfiltered by HomeStreet, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. The Board will generally respond, or cause the Company to respond, in writing to bona fide communications from shareholders addressed to one or more directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the Board or any directors. Correspondence relating to certain of these matters such as customer issues may be distributed internally for review and possible response.

Please note that requests for investor relations materials should be sent to ir@homestreet.com.

Director Compensation

Non-Employee Director Compensation

All directors of the Company also serve as directors of HomeStreet Bank. We believe that our overall non-employee director compensation program is reasonable and appropriate based on our review of peer financial institution data and the data provided by Pearl Meyer, the HRCG Committee’s outside compensation consultant.

Non-employee directors are paid an annual retainer of $64,000 per year, with a minimum of $30,000 of that fee being paid in fully vested stock (subject to any individual director’s election to receive more of the fees in fully vested stock, up to 100% of all fees). Committee chairs each earn an additional annual retainer of $10,000 for each committee of the Board they chair, and the lead independent director also earns an additional $10,000 annual retainer. Each non-employee director also earns a fee of $500 per committee meeting attended for all committees other than the Executive Committee (other than for short, telephonic committee meetings for which the fee is $250 per meeting). Members of the Executive Committee are paid an additional annual retainer of $10,000 for their service on that committee in lieu of per-meeting fees. Annual retainer fees (including the retainer for membership on the Executive Committee) are paid one-half in cash and one-half in fully vested stock, subject to any individual director’s election to receive more than 50% of such fees in stock (up to 100%). Meeting fees are paid in cash, subject to any individual director’s election to receive any portion of such fees in fully vested stock (up to 100%). Beginning in January 2018, directors have also been able to elect to receive some or all of their stock compensation in the form of vested deferred stock awards that are settled upon the termination of their service on the Board or at another future date of the director’s choosing. All fees are paid on a quarterly basis, and fees that are paid in fully vested stock or deferred stock awards are granted under the 2014 Plan, with the number of shares or deferred stock awards granted determined based on dividing the amount of fees to be paid by the per-share closing price of Company common stock on the last business day prior to grant, rounding down to the nearest whole number and paying any fractional share amount in cash.

Director Stock Ownership Guidelines

In 2018, the Board amended the Principles of Corporate Governance to revise the stock ownership guidelines for non-executive directors. Under these guidelines, each non-executive director is expected to own at least three times the annual retainer fee, valued at the closing price of the common stock on the date of acquisition, (the “Minimum Ownership Level”) at all times from and after the third anniversary of such director’s appointment or election to the Board until the end of such director’s service to the Company as a director. Directors are not required to acquire additional stock to increase their holdings to the Minimum Ownership Level in the event of a decline in the stock value. However, if a sale or other transfer from a director’s account results in the director owning less than the Minimum Ownership Level in shares of the Company’s common stock, the director is then required to re-establish his or her Minimum Ownership Level. Stock received by non-executive directors as part of their director compensation may be counted toward the accumulation of the Minimum Ownership Level. As of April 15, 2019, all directors who have been on the Board for three years or more are in compliance with our stock ownership guidelines.

Directors’ Deferred Compensation Plan

In 1999, we adopted a plan to permit directors to defer all or a portion of their fees received for services as a director that would otherwise be payable in cash (with a minimum $2,500 deferral in a plan year for those who elect to make such deferrals). Interest earned on participant deferrals is equal to the average five-year daily treasury rate for the quarter. A participant or his or her beneficiary will begin receiving a distribution of his or her deferrals for a particular plan year upon the earliest of (1) a future date specified by the participant, (2) the participant’s death or (3) the date the participant ceases to be a director. The form of payment includes either a single lump sum payment or annual installment payments over a period of up to 10 years. The participant has a limited ability to change these elections. None of our directors participated in the plan during 2018, and there are no current account balances from prior deferrals.

Compensation for Employee Directors

Employee directors do not receive compensation for serving on our Board. Accordingly, Mark Mason, who serves as Chairman and is an executive of the Company, is not paid any additional retainer or compensation for his services as a director and Chairman.

2018 Director Compensation Table

The following table shows the compensation earned by our non-employee directors for 2018, including Timothy R. Chrisman, who resigned from his role as a director effective January 22, 2018. This table includes all compensation earned by all directors who were on our Board during any portion of 2018.

Name	Fees Earned or Paid in Cash ($)(8)	Stock Awards ($)(9, 10)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Scott M. Boggs	77,282	44,968	—	—	—	—	122,250
Sandra A. Cavanaugh(1)	31,382	18,540	—	—	—	—	49,922
Timothy R. Chrisman(2)	—	—	—	—	—	—	—
David A. Ederer(3)	39	89,211	—	—	—	—	89,250
Victor H. Indiek(4)	47,822	34,227	—	—	—	—	80,250
Thomas E. King	53,486	32,847	—	—	—	—	86,333
George “Judd” Kirk(5)	50	96,200	—	—	—	—	96,250
Mark R. Patterson(6)	54,556	34,944	—	—	—	—	89,500
Douglas I. Smith	46	100,454	—	—	—	—	100,500
Donald R. Voss(7)	69,283	43,747	—	—	—	—	113,030

____________

(1)      Ms. Cavanaugh was appointed to the Board in May 2018.

(2)      Mr. Chrisman resigned from the Board in January 2018.

(3)      Mr. Ederer received $66,735 in deferred stock awards as RSUs and $22,476 in fully vested stock grants.

(4)      Mr. Indiek received $23,695 in deferred stock awards as RSUs that will vest upon termination of his service as a director, and $8,733 in fully vested stock grants.

(5)      Mr. Kirk received $64,711 in deferred stock awards as RSUs that will vest upon the earlier of January 1, 2010 or the termination of his service as a director, and $21,489 in fully vested stock grants.

(6)      Mr. Patterson joined the Board in January 2018.

(7)      Mr. Voss received $35,014 in deferred stock awards as RSUs that will vest upon the termination of his service as a director, and $8,733 in fully vested stock grants.

(8)      The following directors elected to receive all or a portion of their cash fees in stock (either fully vested stock grants or deferred stock awards granted as restricted stock units): Mr. Ederer, $54,250; Mr. Kirk, $66,250; and Mr. Smith, $65,500.

(9)      The amounts shown represent the aggregate grant date fair value for the stock awards granted in Fiscal 2018, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For details of all assumptions made in such calculations, see Note 17 to our financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2018.

(10)    Stock awards granted to non-employee directors in fiscal 2018 consist of (a) shares of common stock granted quarterly to our non-employee directors as part of their individual annual retainer or (b) restricted stock units that will vest on the earlier of a date chosen by the director electing to receive such deferred stock awards or the date such director ceases service on the Board. The following directors have elected to receive a portion of their stock awards in 2018 as restricted stock units in lieu of vested stock grants, and each held unvested restricted stock awards in the amounts set forth next to his name as of December 31, 2018, while the remainder of the directors elected to receive fully vested stock grants and so do not hold any unvested stock awards as of December 31, 2018:

Director	Number of Unvested Stock Awards	Vesting Date
David A. Ederer	3,474	Upon termination of director’s Board Service
Victor Indiek	1,241	Upon termination of director’s Board Service
George “Judd” Kirk	3,417	Upon the earlier of January 1, 2020 or termination of director’s Board Service
Donald R. Voss	1,803	Upon termination of director’s Board Service

EXECUTIVE OFFICERS

The names of the executive officers of HomeStreet and its wholly owned subsidiary HomeStreet Bank, their ages, their positions with the Company and HomeStreet Bank and other biographical information as of the date of this Proxy Statement are set forth below, except for the biographical information for Mr. Mason, which is included under “Proposal 1 — Election of Directors” on page 18 of this Proxy Statement. There are no family relationships among any of our directors or executive officers.

Name	Age	Position at HomeStreet	Position at HomeStreet Bank
Mark K. Mason	60	Chairman, Chief Executive Officer, President	Chairman, Chief Executive Officer, President
Mark R. Ruh	52	Executive Vice President, Chief Financial Officer	Executive Vice President, Chief Financial Officer
Rose Marie David	55		Senior Executive Vice President, Mortgage Lending Director
William D. Endresen	64		Executive Vice President, Commercial Real Estate and Commercial Capital President
Godfrey B. Evans	65	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Troy Harper	51	Executive Vice President, Chief Information Officer	Executive Vice President, Chief Information Officer
Jay C. Iseman	60	Executive Vice President, Chief Credit Officer	Executive Vice President, Chief Credit Officer
Paulette Lemon	63		Executive Vice President, Retail Banking Director
Edward C. Schultz	69		Executive Vice President, Director of Commercial Banking
Pamela J. Taylor	67	Executive Vice President, Human Resources Director	Executive Vice President, Human Resources Director
Darrell van Amen	53	Executive Vice President, Chief Investment Officer & Treasurer	Executive Vice President, Chief Investment Officer & Treasurer
Mary Vincent	60	Executive Vice President, Chief Risk Officer	Executive Vice President, Chief Risk Officer

Mark R. Ruh, Executive Vice President, Chief Financial Officer of HomeStreet, Inc. and HomeStreet Bank.    Mr. Ruh joined HomeStreet in January 2017 and served as our Senior Vice President, Corporate Development and Strategic Investments until September 2017 when he was appointed Executive Vice President, Chief Financial Officer. Mr. Ruh also held the position of Interim Chief Financial Officer from April 24, 2017 until September 2017. Prior to joining HomeStreet, Mr. Ruh was a Managing Director at Commerce Street Investment Management, an SEC-registered investment advisor managing private equity and credit opportunity funds investing in financial institutions and collateralized debt obligations, and was the Chief Financial Officer of Mission Community Bancorp in San Luis Obispo, California from 2011 to 2012. He also served as a director of Mountain Commerce Bancorp in Knoxville, Tennessee in 2016 and early 2017. Mr. Ruh holds a bachelor’s degree in industrial engineering from The Pennsylvania State University and a master’s of business administration degree from the Kellogg School of Management at Northwestern University as well as a master’s degree in engineering management from Northwestern University.

Rose Marie David, Senior Executive Vice President, Mortgage Lending Director of HomeStreet Bank.    Ms. David has over 30 years of experience in the mortgage lending industry. She joined HomeStreet Bank in March 2012, coming from MetLife Home Loans where she was Pacific Northwest Regional Sales leader from 2011 to 2012 and Seattle District Manager from 2006 to 2011. She was promoted to Senior Vice President and Retail Mortgage Production Leader of HomeStreet Bank in August 2012, Executive Vice President for Single Family Lending in 2013 and Senior Executive Vice President for Single Family Lending in 2015. In that role, Ms. David has been responsible for growing the residential mortgage banking franchise and oversees mortgage production, operations and servicing. Prior to working at MetLife Home Loans, she owned a mortgage brokerage for several years. Ms. David holds a bachelor’s degree in finance from the University of Utah.

William D. Endresen, Executive Vice President, Commercial Real Estate and Commercial Capital President of HomeStreet Bank.    Mr. Endresen has been a veteran of the commercial lending industry for over 40 years. He joined HomeStreet Bank in March 2015 as Executive Vice President, President of the HomeStreet Commercial Capital division and was promoted to his current position in April 2016 to lead the combined commercial real estate lending and operation teams of HomeStreet Bank. In 1996, Mr. Endresen founded IMPAC Commercial Capital Corporation, a private company that originates small balance multifamily loans through brokers on a wholesale basis, and IMPAC Commercial Holdings, a publicly traded real estate investment trust, and he served as president of those entities from 1996 to 1999. He was SVP Managing Director of Fidelity Federal Bank from 1999 to 2002 until the sale of the bank and then returned to the position of president of IMPAC Commercial Capital Corporation from 2002 until 2015. Mr. Endresen studied business at Fullerton College.

Godfrey B. Evans, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of HomeStreet, Inc. and HomeStreet Bank. Mr. Evans joined HomeStreet in November 2009 as Executive Vice President, General Counsel and Corporate Secretary. In March 2010, Mr. Evans was also named Chief Administrative Officer. Mr. Evans is responsible for the delivery and management of all legal services to HomeStreet Bank and the Company, administrative management oversight of (1) the Corporate Real Estate and Facilities Group, (2) Risk and Regulatory Affairs Department and (3) the Community Relations Group. Mr. Evans has a total of over 20 years of experience as a general counsel of public companies. Prior to joining the executive team at HomeStreet, Mr. Evans was the managing director of the bankruptcy and restructuring practice group at Marshall & Stevens beginning in 2008. Mr. Evans served as interim general counsel and chief restructuring officer for Chapeau, Inc., a cogeneration manufacturing company, from 2008 to 2009. From 2002 to 2008, Mr. Evans served as a practicing attorney and as a project professional for Resources Global Professionals, and from 1987 to 2002, served as executive vice president, chief administrative officer, general counsel and corporate secretary for Fidelity Federal Bank and its publicly traded holding companies, Bank Plus Corporation and Citadel Holding Corporation. Mr. Evans began his law practice at Gibson, Dunn & Crutcher LLP where he practiced from 1982 to 1987. Mr. Evans is admitted to practice law in California and in Washington, D.C. Mr. Evans holds a bachelor’s degree and a master’s degree in architecture from the University of California, Berkeley and a juris doctorate from Loyola Law School in Los Angeles.

Troy Harper, Executive Vice President, Chief Information Officer of HomeStreet, Inc. and HomeStreet Bank.    Mr. Harper joined HomeStreet Bank in our corporate information security department in 2013. He was promoted to Senior Vice President, Chief Information Officer in June 2015 and further promoted to Executive Vice President of the Company and HomeStreet Bank in November 2017. In his role as Chief Information Officer, Mr. Harper is responsible for the delivery and management of Information Technology Services and Business Systems Support, Corporate Security and Corporate Information Security for the Company and HomeStreet Bank. In his 25 years of technology management for financial institutions, Mr. Harper worked for the FDIC, held CIO and divisional CIO roles for Pierce Commercial Bank and CGI Group, and provided management consulting and technology outsourcing services with Deloitte Consulting LLP. Mr. Harper holds a bachelor’s degree in finance and accounting management from Northeastern University.

Jay C. Iseman, Executive Vice President, Chief Credit Officer of HomeStreet, Inc. and HomeStreet Bank.    Mr. Iseman joined HomeStreet Bank in August 2009 and currently serves as Executive Vice President and Chief Credit Officer of the Company and HomeStreet Bank. From January 2016 through November 2017, Mr. Iseman also served as Chief Risk Officer of the Company and HomeStreet Bank. Prior to his current position and since joining the Company in 2009, Mr. Iseman served as Senior Vice President, Credit Administration and Vice President, Special Assets Group and OREO Group Manager and Income Property Credit Administrator. Mr. Iseman served as senior vice president and senior portfolio manager of commercial special assets with Strategic Solutions, Inc., a subsidiary of Bank of America between 2008 and 2009. Mr. Iseman holds a bachelor’s degree in business administration and economics from Seattle Pacific University and a certificate of advanced study in international finance and marketing from the Thunderbird School of Global Management.

Paulette Lemon, Executive Vice President, Retail Banking Director of HomeStreet Bank.    Ms. Lemon joined HomeStreet Bank in 1985. Prior to her promotion to Executive Vice President, Retail Banking Director of HomeStreet Bank in 2015, Ms. Lemon served from 2001 as Senior Vice President, Retail Banking Director and as Vice President, Retail Bank Operations Manager prior to 2001. She holds a bachelor’s degree in business administration from Western Washington University and she graduated with honors from the National School of Banking through Fairfield University. She is also on the board of directors of Childhaven, a non-profit organization.

Edward C. Schultz, Executive Vice President, Director of Commercial Lending of HomeStreet Bank.    Mr. Schultz joined HomeStreet Bank in June 2016 and oversees all commercial and retail banking strategy and activities for the Bank. Prior to joining HomeStreet Bank, Mr. Schultz served as executive vice president Northern California commercial banking with OneWest Bank, headquartered in Los Angeles. Mr. Schultz is a graduate of Stanford University where he earned a bachelor’s degree in economics and has a master’s degree in business administration from the University of California Los Angeles. He has been an active volunteer at Stanford, having served as a trustee for the Stanford Alumni Association among other things. Mr. Schultz has served on a number of non-profit boards in the San Francisco Bay Area, including the Stanford Institute for Economic Policy Research, the Tenderloin Neighborhood Development Corporation, an organization that develops and manages housing for the underprivileged in San Francisco, the American Conservatory Theater and the Silicon Valley Leadership Group.

Pamela J. Taylor, Executive Vice President, Human Resources Director of HomeStreet, Inc. and HomeStreet Bank.    Ms. Taylor joined HomeStreet Bank in 1998 as Senior Vice President and Human Resources Director and was promoted to Executive Vice President and Human Resources Director of both HomeStreet Bank and the Company in 2015. She holds a senior professional human resource certification from the Society for Human Resource Management and a bachelor’s degree in English from California State University, Northridge. Prior to joining HomeStreet, Ms. Taylor served as executive vice president, human resource director for MetLife Capital Corporation from 1986 to 1998. Ms. Taylor is a past board chair for the Seattle American Cancer Society, and a past member of the following organizations: human resource committee of the board of the YMCA, University of Washington Extension Program advisory committee, board of the University of Washington Executive Development Program and curriculum committee for Leadership Tomorrow.

Darrell van Amen, Executive Vice President, Chief Investment Officer and Treasurer of HomeStreet, Inc. and HomeStreet Bank.    Mr. van Amen joined HomeStreet Bank in 2003 and currently serves as Executive Vice President and Treasurer of HomeStreet Bank as well as Executive Vice President and Chief Investment Officer and Treasurer of the Company, a position he assumed in 2012. Prior to his current position with HomeStreet Bank, he was the Vice President, Asset/Liability Manager and Treasurer of HomeStreet Bank and the Company from 2003 to 2010. Mr. van Amen is also a director of Habitat for Humanity Seattle/King County and serves on the Seattle University Advisory Board. He holds a bachelor’s degree in economics from Weber State University and a master’s degree in economics from Claremont Graduate University.

Mary Vincent, Executive Vice President, Chief Risk Officer of HomeStreet, Inc. and HomeStreet Bank.    Ms. Vincent joined HomeStreet Bank in 1987 and in November 2017 became Executive Vice President, Chief Risk Officer of both the Company and HomeStreet Bank. Ms. Vincent has held numerous senior-level risk-management-related positions at HomeStreet Bank, including Compliance Officer, Bank Secrecy Act Officer and most recently Senior Vice President, Compliance and Regulatory Affairs Director, a position that she held from 2012 until her promotion to Chief Risk Officer. Prior to joining HomeStreet, Ms. Vincent worked for six years in regulatory examination and supervision with several regulatory agencies. She is a member of the Seattle chapter of the Risk Management Association and a past officer and finance committee chair of Soroptimists International of Seattle. Ms. Vincent holds a bachelor’s degree in finance from the University of Washington and is a graduate of the Pacific Coast Banking School.

EXECUTIVE COMPENSATION

Introduction

Our executive compensation program is designed to attract and retain individuals with the skills and qualifications to manage and lead the Company effectively. The overarching goal of our program is to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our shareholders.

In this CD&A, we review the objectives and elements of the Company’s executive compensation program and discuss the 2018 compensation earned by our named executive officers listed below (“NEOs”). It also describes the process followed by the HRCG Committee for making pay decisions, as well as its rationale for specific decisions related to 2018.

2018 Named Executive Officers

Name	Title
Mark K. Mason	Chairman, President and Chief Executive Officer
Mark R. Ruh	Executive Vice President, Chief Financial Officer
Darrell van Amen	Executive Vice President, Chief Investment Officer and Treasurer
Rose Marie David	Senior Executive Vice President, Mortgage Lending Director
William Endresen	Executive Vice President, Commercial Real Estate and Commercial Capital President

Executive Summary

2018 Business Highlights

During 2018, we continued our strategy to grow and diversify earnings with the goal of becoming a leading West Coast regional bank. Our market focus is concentrated primarily in the major metropolitan markets in the Western United States, which are characterized by larger populations, lower unemployment and generally higher growth than many other metropolitan areas. These markets are the Seattle / Puget Sound and Spokane areas of Washington, the Portland, Oregon area, the Hawaiian Islands, the San Francisco Bay Area of California, and Southern California, including Los Angeles, Orange, Riverside and San Diego Counties. We believe there is a significant opportunity for a well-capitalized, community-focused bank to compete effectively in West Coast markets, especially those that are not well served by existing community banks. Our strategy is to offer responsive and personalized service while providing a full range of financial services to small- and middle-market commercial and consumer customers, to build loyalty and grow market share. We have grown organically and through strategic acquisitions.

In 2018, we grew by opening three de novo retail deposit branches in the Puget Sound area and entering an agreement to acquire a retail branch, with deposits, loans, and a commercial lending team in San Diego County, California. That transaction closed on March 22, 2019. Meanwhile, we also consolidated two retail deposit branches in Eastern Washington into two other nearby branches. In the face of the ongoing challenges facing the single family mortgage banking business, we also streamlined our operations by closing, consolidating, or reducing space in single-family home lending centers and a regional processing center.

Our business strategy produced record net income in 2018 from our Commercial and Consumer Banking segment with a progressively improving efficiency ratio for that segment. However, despite our substantial initiatives in the last two years to improve the profitability of our Mortgage Banking segment, our expectations for a recovery in industry volume and profitability have not occurred and it remains unclear when, and to what extent, industry conditions will improve. Therefore, in April 2019, we announced a series of transactions to reduce our exposure to the mortgage banking market, including the sale of our home loan center-based mortgage origination business and transfer related mortgage personnel to an independent mortgage company and the sale of a majority of our single-family mortgage servicing rights (MSRs).

These transactions align with our long-term strategic goal of reducing our reliance on this cyclical and volatile earnings stream and increasing our reliance on the more stable earnings from our Commercial and Consumer banking business. The sale of servicing rights also provides the regulatory capital relief to support the continued growth of our Commercial and Consumer banking business.

In connection with these transactions, our Board approved a plan of exit pursuant to which the Company will no longer consider mortgage banking to be a separate reportable segment of its financial statements under generally accepted accounting principles applicable to the Company. These actions are expected to be substantially completed by June 30, 2019 and fully completed by December 31, 2019.

The Board has also approved a share repurchase program for up to $75 million of shares of the Company’s common stock from shareholders, which represented approximately 10.5% of the Company’s outstanding common stock based on the closing price of the stock on April 3, 2019. The Board believes the share repurchase plan underscores its confidence in HomeStreet’s future performance and long-term value creation for our shareholders.

2018 Financial Highlights

Our consolidated results in 2018 were impacted by lower net income in our Mortgage Banking Segment, which was offset in part by record net income in our Commercial and Consumer Banking Segment.

•        Consolidated net income for 2018 was $40.0 million, including a benefit related to the Tax Cuts and Jobs Act legislation passed in December 2017 and restructuring and acquisition-related expenses. Consolidated net income for 2017 was $68.9 million, including a benefit related to the Tax Cuts and Jobs Act legislation passed in December 2017 and acquisition-related expenses.

•        Consolidated return on equity (“ROE”) for 2018 was 5.40% for 2018, compared to 10.20% in 2017.

•        Commercial and Consumer Banking Segment Results:

•        Net income was a record $56.8 million for 2018, an increase of $14.7 million from $42.1 million in 2017, driven by organic loan growth during the year of 12% and improved operating efficiency.

•        Return on average shareholders’ equity increased from 7.8% in 2017 to 10.0% in 2018.

•        Deposit balances increased by 6.0% from $4.8 billion in 2017 to $5.1 billion in 2018, primarily due to increases in business deposits and time deposits.

•        Non-mortgage lending volume increased from $2.75 billion in 2017 to $2.93 billion in 2018.

•        Mortgage Banking Segment Results:

•        Net income decreased from $26.9 million in 2017 to a net loss of $16.7 million in 2018.

•        Return on equity decreased from 19.5% in 2017 to (10.6)% in 2018.

•        Prudent Capital Management: During 2018, we maintained our regulatory capital ratios above the minimums required to be considered “Well Capitalized” (as defined in the Federal Deposit Insurance Act prompt corrective active regulations, to which we are subject) at both the Company and at HomeStreet Bank. At December 31, 2018, our capital ratios were:

•        Total Risk-Based Capital Ratio of 13.27% and 14.72% at the Company and HomeStreet Bank, respectively; and

•        Tier 1 Leverage Ratio of 9.51% and 10.15% at the Company and HomeStreet Bank, respectively.

•        Shareholders’ equity per share increased from $26.20 at December 31, 2017 to $27.39 at December 31, 2018.

2018 Executive Compensation Highlights

Our executive compensation program is designed to reinforce the link between the interests of our NEOs and our shareholders. Historically, the structure of our program has been designed to support our growth objectives and the need to keep our most senior leaders focused on the execution of our business strategy. The components of our compensation program remain focused on meaningful performance-based compensation including short-term (annual) and long-term incentives based on Company performance as measured against the strategic plan and peers. Based on our performance, and consistent with the design of our program, the HRCG Committee made the following executive compensation decisions for fiscal 2018:

•        Base Salaries:    Base salaries were reviewed for all NEOs in February 2018 as part of our annual enterprise-wide performance review process. The average increase for the top five (5) NEOs was 0.6%. Mr. van Amen received a base salary adjustment of 3% and was the only NEO who received an increase. For a full explanation of the decisions related to base salary increases, please see page 49 of this Proxy Statement.

•        2018 Annual Incentives:    We maintain a short-term, cash-based incentive plan for non-commissioned officers called the Annual Incentive Plan. Based on our 2018 financial performance, the corporate component of the Annual Incentive Plan attained 86.82% of target performance, which resulted in a reduced payout for that component of the incentive plan. Our commissioned NEOs are eligible for incentive awards under separate arrangements, as discussed below. For details about payouts, please see page 52 of this Proxy Statement.

•        Long Term Incentives:    In 2018, the NEOs received long-term incentive awards in the form of 50% time-based restricted stock units (“RSUs”) and 50% performance-based share units (“PSUs”). In addition, PSUs for the performance period 2016-2018 did not vest due to the company not achieving threshold performance, therefore no PSUs were issued. For details about long term incentive awards, please see page 53 of this Proxy Statement.

•        Employment Agreement Renewals:    The Company renewed employment agreements for each of Messrs. Mason and Endresen for a three (3) year term with automatic renewal for successive one (1) year terms, unless either party provides the other with written notice of its intent not to renew no less than 180 days prior to the end of its term. Mr. Endresen’s agreement was subsequently amended in 2018 to revise his severance benefits to increase the amount of his cash benefit related to his short-term incentive award in the event of a change of control. For more information on the details of these Agreements, please see page 57 of this Proxy Statement.

Following our shareholder engagement discussions in the fall of 2018, the HRCG Committee determined that a performance goal of total shareholder return would better align the incentives tied to the PSUs with long-term shareholder value. This new performance metric will be used for PSUs starting in 2019, for the performance measurement period of 2019-2021.

2018 Advisory Vote on Executive Compensation

At the 2018 Annual Meeting of Stockholders, we conducted a non-binding shareholder advisory vote on the fiscal 2017 compensation of the named executive officers (commonly known as “Say-on-Pay” vote). Approximately 77% of the votes were voted in favor of our named executive officer compensation.

Our Board values shareholder feedback on our executive compensation practices. We routinely engage with our shareholders, allowing them opportunities to voice their opinions on executive compensation and corporate governance matters, among other things. As part of our cycle of shareholder engagement, we reached out to shareholders holding approximately 52% of our outstanding shares (including our 10 largest shareholders) to discuss any concerns of those shareholders with regard to corporate governance and compensation matters, among other things, and ultimately spoke at length with nine of those shareholders, representing holders of 42.5% of our outstanding shares, some on multiple occasions. Shareholders broadly supported our compensation program and practices, while raising a few concerns that were considered and addressed by the HRCG Committee and the Board. Below is a summary of the executive compensation concerns raised by our shareholders:

What We Heard	What We Did
Some shareholders expressed a preference for performance-based goals for long-term incentive awards that were more closely linked to shareholder returns than to the return on tangible equity goals

Our HRCG Committee, which acts as the compensation committee, determined to use total shareholder return as the basis for a performance goal over the three-year measurement period for PSUs starting in 2019

Some shareholders wanted more clarity on why the equity awards vesting in 2017 were more heavily weighted to time-based vesting awards rather than performance-based vesting awards

This discrepancy is a result of our payouts for PSUs being closely aligned with our performance, which resulted in a below-target payout in 2017 and no payout for PSUs in 2018. We agreed to clarify our compensation disclosure relating to the potential value vs. realized value of our performance-based equity awards

One shareholder expressed concern that our commissioned NEOs receive a significant portion of their at-risk compensation in cash payments rather than equity

The HRCG Committee has reviewed the compensation mix for all our NEOs and determined that the compensation structure used for our commissioned NEOs is in keeping with industry trends for individuals in similar roles at other organizations

Summary of Executive Compensation Practices

Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders and NEOs:

What We Do	What We Don’t Do
✓ Engage with and consider shareholder input in designing our executive pay programs	✗ No short-selling, hedging or pledging of Company’s securities; these are prohibited by our insider trading policy
✓ Short-term incentives that are designed to be aligned with short-term objectives	✗ No employment arrangements that provide for multi-year guaranteed salary increases or non-performance based cash incentive awards for executive officers
✓ PSU awards that are designed to be aligned with long-term objectives and the creation of shareholder value	✗ No supplemental executive retirement plans
✓ Substantial portion of compensation opportunity is variable	✗ No grants of exclusively time-based annual awards to our executive officers
✓ Our CEO’s equity awards vest over at least a three-year period	✗ No severance benefits to our executive officers exceeding three times base salary and their annual cash incentive award
✓ Independent, external compensation consultant	✗ No “golden parachute” excise tax gross ups
✓ Clawback features are incorporated into the short-term annual cash incentive programs for all executive officers	✗ No repricing, buyout or exchange of underwater stock options
✓ Use of multiple performance measures and caps on potential incentive payments	✗ No excessive perquisites
✓ Our Amended and Restated 2014 Equity Incentive Plan, as amended (the “2014 Plan”) requires minimum one-year vesting period for 95% of share-based awards granted under the 2014 Plan	✗ Our currently outstanding unvested equity awards are not subject to single trigger acceleration of vesting in the event of a change of control
✓ Annual risk assessment of incentive compensation program
✓ Double-trigger acceleration of all vesting for all currently outstanding unvested equity awards in connection with a change in control

Compensation Philosophy and Practices

Our executive compensation program is designed to achieve the following objectives:

•        Align the interests of executives and shareholders by linking a significant portion of executive compensation to the Company’s short-term and long-term financial performance.

•        Reward and motivate appropriate executive behavior that produces strong financial results, while managing risks and promoting regulatory compliance.

•        Attract and retain the most qualified and experienced individuals available to further the Company’s success.

•        Provide levels of compensation competitive with those offered by our peers and competitors which are consistent with the Company’s level of performance.

These objectives serve to assure our long-term success and are built on the following compensation principles:

•        Executive compensation is managed from a total compensation perspective (i.e., base salary, short- and long-term incentives, and retirement are reviewed together).

•        All elements of compensation are compared to the total compensation packages of a comparator peer group, which includes banks of similar assets and business lines.

•        In addition to comparator peer group information, each NEO’s experience level, skills, scope of responsibility and performance is factored into the decision for compensation.

Elements of the Executive Compensation Program

The three main elements of the Company’s executive compensation program are base salary, short-term incentives, and long-term incentives, each of which is described below:

Compensation Element	Fixed or At-Risk	Annual or Long-Term	Cash or Equity	Purpose	Key Feature
Base Salary	Fixed	Annual	Cash	To attract and retain the best talent and recognize individual talent	Reviewed against individual’s level of skill, experience and responsibilities using comparison data from a group of similarly sized industry peers
Annual Incentive Plan Award	At-Risk	Annual	Cash	To motivate performance to meet near-term goals	Delivered based on 50% corporate results (80% for CEO) and 50% individual results (20% for CEO), or 50% business unit results and 50% individual results(1)
Commission Awards	At-Risk	Short-Term	Cash	To incentivize key business leaders to generate profitable quality loans for HomeStreet Bank	Short-term commissions are delivered based on 50% loan volume and 50% profitability or 40% loan volume and 60% profitability, depending on position, with a deduction for non-quality loans produced
RSUs	At-Risk	Long-Term	Equity	To align interests of our NEOs with those of our shareholders. Also to support our leadership retention objectives

Total annual long-term incentive award is 50% RSUs, which vest ratably over three years, subject to the executive’s continued employment through the applicable vesting date, other than in the case of retirement, death or disability, in which case a pro-rated number of shares would be calculated

Compensation Element	Fixed or At-Risk	Annual or Long-Term	Cash or Equity	Purpose	Key Feature
PSUs	At-Risk	Long-Term	Equity	To motivate and incentivizes sustained performance over the longer term that is comparable to or exceeds our peer group

Total annual long-term incentive award is 50% PSUs measured over three years against a performance goal set at the beginning of the performance period. PSUs vest only if the executive has not terminated employment with the Company (other than for retirement, death or disability) prior to the date the HRCG Committee certifies the achievement of performance goals following the performance period

____________

(1)      Pertains only to non-commissioned NEOs. Commissioned NEO receive Commission Awards in lieu of Annual Incentive Plan Awards.

Total Direct Compensation

The charts below show the target and maximum total direct compensation of our CEO, non-commission NEO’s and commissioned NEOs for fiscal year 2018. These charts illustrate that a significant portion of target total direct compensation is performance or at-risk based (60% for our CEO and an average of 62% for our other continuing NEOs, including commissioned NEOs).

2018 compensation mix for our CEO is shown below.

CEO Compensation Mix
$2,500
$2,000
$1,500
$1,000
$500
$-
At Risk
Long-Term
30%
15%
15%
40%
37%
18%
12%
33%
Target
Maximum
Base Salary
Restricted Stock Units
Performance Share Units
Short-Term Incentive

2018 compensation mix for our Non-Commission NEOs (Mr. Ruh and Mr. van Amen) is shown below.

Non-Commissioned NEO Compensation Mix
$800
$700
$600
$500
$400
$300
$200
$100
$-
At Risk
Long-Term
24%
12%
12%
53%
30%
15%
10%
45%
Target
Maximum
Base Salary
Restricted Stock Units
Performance Share Units
Short-Term Incentive

And 2018 compensation mix for our Commission NEOs (Ms. David and Mr. Endresen) is shown below.

Commissioned NEO Compensation Mix
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
At Risk
Long-Term
70%
3%
3%
23%
At Risk
Long-Term
68%
5%
3%
23%
Target
Maximum
Base Salary
Restricted Stock Units
Performance Share Units
Short-Term Incentive

The Decision-Making Process

Role of the HRCG Committee. The HRCG Committee oversees the executive compensation program for our NEOs. The HRCG Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the HRCG Committee’s authority and responsibilities are specified in the HRCG Committee’s charter, which may be accessed at our website, www.homestreet.com.

Pearl Meyer, acting as the Company’s independent, external compensation consultant, provides peer market data to the HRCG Committee as requested to evaluate the annual compensation of the NEOs and the CEO. The Committee reviews and approves recommendations from the CEO for the other NEOs compensation and reviews the elements of CEO compensation in executive session. At the HRCG Committee’s request, the HR Director may attend the executive session to answer questions from the HRCG Committee. The HRCG Committee makes all final compensation and equity award decisions regarding our NEOs except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the HRCG Committee.

Role of the CEO

The CEO does not provide recommendations concerning his own compensation, nor is he present during discussions of the HRCG Committee concerning his own compensation.

The following recommendations are made to the HRCG Committee by the CEO for each NEO, which is assessed alongside peer market data and trends provided by Pearl Meyer:

•        Base salary adjustments, taking into account comparator peer group data, and the NEO’s individual performance and role within the Company.

•        Performance metrics and award schedule for short-term opportunities under our Annual Incentive Plan and commission plans, with performance targets being set relative to the projected business cycle and strategic business plan.

•        Long-term incentive awards, including developing and providing specific recommendations on the types of awards to be granted annually, the performance measures, threshold, target and maximum performance metrics of such awards and the aggregate number of shares to be awarded.

Use of Independent Consultants and Advisors

The HRCG Committee engaged Pearl Meyer as its independent, external compensation consultant during 2018. Pearl Meyer provides executive and board compensation consulting services to the HRCG Committee and does not provide any other services to the Company. The HRCG Committee has assessed the independence of Pearl Meyer pursuant to the Nasdaq rules, and the Company concluded that Pearl Meyer’s work for the HRCG Committee did not raise any conflict of interest. The primary responsibilities of the independent, external compensation consultant were to:

•        Provide the HRCG Committee with independent and objective market data;

•        Conduct a Board compensation analysis;

•        Conduct compensation analysis for NEOs;

•        Provide assistance in reviewing the CD&A;

•        Review incentive plan design and changes;

•        Provide advice on compensation strategy and potential risks associated with compensation plan designs; and

•        Review and advise on pay programs and pay levels.

These services are provided as requested by the HRCG Committee throughout the year.

The Role of Benchmarking and Market Data

The companies comprising the comparator peer group are reviewed and selected annually by the HRCG Committee to assess continued relevance, with data provided to the HRCG Committee by the independent, external compensation consultant. The HRCG Committee targets between 16 and 20 companies for the Company’s comparator peer group. The companies comprising the comparator peer group are selected based on the following considerations:

•        Size Characteristics:

•        Assets: ⅓ to 3 times HomeStreet

•        Operating Revenue: ¼ to 2 times HomeStreet

•        Select banks such that HomeStreet is positioned reasonably among the peers when balancing the above criteria

•        Geography:

•        Preference given to companies in the Western United States

•        Consideration of banks further east if their size and business model characteristics are compelling

•        Operations:

•        Reasonably similar loan mix to HomeStreet

•        Reasonably similar ratio of non-interest income to operating revenue

The comparator peer group used for our 2018 compensation review, which was approved by the HRCG Committee, remained unchanged from the comparator group used for our 2017 compensation review, and consisted of the following companies:

2018 Peer Group
Ameris Bancorp Banc of California, Inc. Banner Corporation BofI Holding Company, Inc. Cascade Bancorp Central Pacific Financial Corp. CoBiz Financial Inc. Columbia Banking System, Inc. CVB Financial Corp.

First Interstate BancSystem, Inc.
Glacier Bancorp, Inc.
Heritage Financial Corporation
National Bank Holdings Corporation
Pacific Premier Bancorp, Inc.
Renasant Corporation
TriCo Bancshares
Tompkins Financial Corporation
Westamerica Bancorporation

The HRCG Committee establishes base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each NEO taking into account, among other things, individual and Company performance, length of service, market data, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning and current compensation governance practices. While the HRCG Committee reviews and discusses both peer data and, in some cases, survey data compiled by the HRCG Committee’s outside compensation consultant, the HRCG Committee does not directly tie individual compensation to specific target percentiles of our peer group.

2018 EXECUTIVE COMPENSATION PROGRAM

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the HRCG Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The HRCG Committee takes into account factors such as relevant market data, individual performance and contributions, and length of service. The HRCG Committee determined the appropriate annual base salary rate for each NEO as follows:

Name	2017 Base Salary	2018 Base Salary	% Adjustment
Mark K. Mason(1)	$700,000	$700,000	—%
Mark K. Ruh(2)	$315,000	$315,000	—%
Rose Marie David(3)	$350,000	$350,000	—%
William Endresen(3)	$315,000	$315,000	—%
Darrell van Amen(4)	$328,850	$338,716	3%

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(1)      Given Mr. Mason’s total remuneration compared to market and the lower performance of the Company in 2017, the HRCG Committee determined no increase would be appropriate for 2018.

(2)      Mr. Ruh’s base compensation was not adjusted in 2018 because his compensation upon hire as CFO was set to take into account estimated 2018 market compensation.

(3)      Ms. David’s and Mr. Endresen’s base salaries were not adjusted as their compensation compared to market was considered appropriate.

(4)      Mr. van Amen received an adjustment of 3% to align with market and reflect his dual role as Treasurer and Chief Investment Officer.

All of our NEOs are eligible to receive incentive awards, which are designed to focus executives on short-term financial and strategic goals that are designed to contribute to long-term value.

The non-commissioned NEOs are eligible to participate in the Annual Incentive Plan, which provides an opportunity to receive an annual incentive award that is contingent on achieving pre-defined annual corporate objectives, as well as individual goals. Commissioned NEOs are eligible for annual incentive awards under separate arrangements, which provide for payout opportunities based on their respective business units’ performance results.

Non-Commissioned Incentive Plan Awards

The Annual Incentive Plan provided our non-commissioned NEOs with the opportunity to earn a performance-based annual cash incentive award. Actual bonus payouts depend on the achievement of pre-established performance objectives and can range from 0% to 150% of target award amounts.

Target annual incentive opportunities are expressed as a percentage of base salary, and were established by the HRCG Committee based on the NEO’s level of responsibility and his or her ability to impact overall results. The HRCG Committee also considers market data in setting target award amounts. 2018 target award opportunities for the non-commissioned NEOs were as follows:

Non-Commissioned NEO	Target Opportunity as % of Base Salary
Mark K. Mason	75%
Mark R. Ruh	45%
Darrell van Amen	45%

Actual awards for the CEO are assessed by the HRCG Committee based on his performance against corporate financial goals and his individual performance. Actual awards for the other NEOs are based on the achievement of corporate or business unit financial goals and individual performance objectives as assessed and recommended by the CEO and approved by the HRCG Committee. For 2018, the Compensation Committee established the following balance between corporate and individual goals:

Non-Commissioned NEO	Corporate Goals Weight	Individual Goals Weight
Mark K. Mason(1)	80%	20%
Mark R. Ruh	50%	50%
Darrell van Amen	50%	50%

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(1)      Mr. Mason’s corporate goal achievements are more heavily weighted because he is responsible for Company-wide results as CEO. The other NEOs have a more limited ability to impact certain corporate goals, especially those that are based on segment-level results such as ROTE for Commercial and Consumer Lending, mortgage loan volume or credit quality.

Corporate Performance Goals, Metrics and Results

At the beginning of each plan year, the HRCG Committee approves the corporate financial measures and threshold, target and maximum goals for the Plan. The 2018 financial performance metrics were chosen to be in alignment with our 2018-2020 Strategic Plan as approved by the Board. The measures were designed to support our continuing efforts in increasing our financial strength, developing a profitable Commercial and Consumer Banking Segment through organic growth and strategic acquisitions. In addition, the corporate performance goals focused on optimizing mortgage banking capacity within our existing geographic footprint and leveraging mortgage customer distribution by marketing bank products and services. We use core results to more accurately measure management’s performance against our operating plan. Core results adjust our actual results for nonrecurring revenue and expense items such as the impact of tax reform and merger and acquisition expenses. Here are the performance measures we used for 2018 and why:

•        Overall Core ROTE:    ROTE means return on tangible equity. Tangible equity is determined by removing goodwill and identifiable intangible assets (other than loan servicing rights) from shareholders’ equity. Core returns are calculated by excluding the expenses and revenues related to mergers and acquisitions, the expenses of the expansion in new markets, and the impact of tax law changes. Overall Core ROTE includes Mortgage Lending ROTE as we continue to focus on the long-term profitability of this business.

•        Commercial and Consumer ROTE:    HomeStreet Bank’s long-term strategy is to grow our Commercial and Consumer Banking operations (which was accounted for as a separate segment in 2018), to diversify our balance sheet and broaden our sources of earnings. Commercial and Consumer ROTE is determined using core returns with respect to the Commercial and Consumer Banking Segment but is otherwise calculated in the same manner as Overall Core ROTE.

•        Classified Assets/Total Assets:    This is considered a key measure of the quality of HomeStreet Bank’s loan portfolio. Classified assets consists of (1) loans graded substandard, doubtful or loss, and (2) other real estate owned, which is real estate typically acquired through foreclosure or default that is a non-earning asset of HomeStreet Bank. The lower the ratio is of classified assets to total assets, the better the result. Credit risk management remains a major focus of HomeStreet Bank so that management takes a balanced approach to growth, with an appropriate risk/return profile.

•        Core Deposit Growth:    Growing core deposits is an important strategy to improve our deposit mix and support asset growth. Increasing core deposits supports the reduction of our proportion of alternative funding and helps us to manage funding costs in a rising rate environment. Core deposits are retail checking, savings and money market account deposits and exclude CDs, servicing deposits, brokered deposits, and other wholesale deposits.

•        Loan Origination (non-Single Family):    We seek to grow and diversify our earning assets and reduce earnings volatility by increasing loan production in our Commercial and Consumer Banking business. Loan portfolio growth will increase our net interest income, a stable source of revenue.

The following table shows the performance measures, assigned weights, and 2018 results, for the corporate component of the Annual Incentive Plan. Proposed goals are chosen to be in alignment with our 2018-2020 strategic plan, as approved by the Board. Overall, core ROTE and non-mortgage lending targets were set above 2017 actual performance. Commercial and consumer ROTE and classified assets to total assets targets were set above the 2017 targets. Based on the core deposit growth rate for peers in years without acquisition activity, data suggested median organic growth rates were close to 8% in recent years which was in line with the strategic plan goals used to set the target for 2018.

Performance Measure	Weight	Threshold	Target	Stretch	Results
Overall Core ROTE	25.00%	8.00%	10.23%	15.00%	4.93%
Commercial & Consumer Core ROTE	25.00%	7.00%	9.00%	11.00%	9.86%
Classified Assets to Total Assets(1)	10.00%	1.38%	0.87%	0.36%	0.24%
Core Deposit Growth	20.00%	5.00%	7.26%	11.00%	10.12%
Non-Mortgage Lending Volume (in millions)(2)	20.00%	$2,516	$3,593	$4,670	$2,925
Actual Payout as a Percentage of Target					86.82%

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(1)      Calculated by taking the ending value of the sum of nonperforming loans and other real estate owned assets divided by HomeStreet Bank’s total assets.

(2)      Measured by all HomeStreet Bank’s lending volume excluding single family mortgage loans. Lending types included in this category are commercial-related loan types such as commercial real estate, commercial construction and commercial and industrial — both secured and unsecured — as well as non-single family mortgage loan consumer-related types such as residential construction, home equity and consumer — both secured and unsecured.

Corporate performance results between threshold and target and between target and maximum are calculated on a straight-line interpolation basis. Annual incentive awards are calculated based on actual performance as compared to the goals described above. The HRCG Committee has the discretion to reduce or increase the payouts to the extent it determines appropriate to reflect the business environment and market conditions that may affect HomeStreet’s financial and stock price performance. No such discretion was exercised by the HRCG Committee for payouts earned in 2018.

Individual performance goals.

Individual performance goals are established at the beginning of each plan year. An NEO’s individual goals may relate to responsibilities, projects and initiatives specific to the executive’s business or function that are not covered in the corporate performance measurements, such as acquisition achievements.

To assess individual performance against the goals, the HRCG Committee selected qualitative goals for the CEO tied to key strategic initiatives, as well as his responsibility in the areas of profitability, diversification, business growth and credit quality. Similarly, the CEO selected qualitative goals for the other non-commissioned NEOs based on the specific department and business goals that support the overall corporate goals.

Mr. Mason’s individual goals included (1) improving the efficiency of the Commercial and Consumer business through reorganization of the business, implementation of a sales management tool and reduction of expenses, (2) improving scalability and infrastructure through technology advancements and investments, (3) diversifying net income and (4) achieving satisfactory audits from external regulatory and accountant exams and internal audits.

Mr. Ruh’s individual goals were focused primarily on a continued review of costs, systems and capabilities of the departments reporting to him in an effort to streamline and reduce operating expenses. His specific goals included (1) the optimization of capital structure, (2) improvement of the forecasting process, (3) reduction of accounting staff expense through staff reduction and reorganization, (4) the continued maintenance of our internal controls and (5) management of M&A activity.

Mr. van Amen’s individual goals were focused on portfolio management, quantitative analysis, liquidity and capital management. His specific goals included (1) directing the investment portfolio strategy of HomeStreet Bank by cultivating proper broker relationships, researching and analyzing investment classes and structures, and dictating funding and deposit gathering requirements, (2) developing overall strategy and execution of asset valuation and sensitivity testing, (3) leading valuation and hedging activities, (4) improving execution on single-family loan sales and the gain on sale and (5) creation of capital plan and strategies to improve capital levels.

2018 Annual Incentive Plan Results.

Based on the corporate results and individual performance achievements described above, the HRCG Committee approved the following Annual Incentive Plan incentive award payouts:

Non-Commissioned NEO	Corporate Component (% of Target Achieved)	Individual Component (% of Target Achieved)		Overall Award (As a % of a Target Opportunity)	Actual Payout ($)
Mark K. Mason	86.82%	50	%(1)	79.46%	$417,143
Mark R. Ruh	86.82%	100%		93.41%	$132,409
Darrell van Amen	86.82%	100%		93.41%	$142,375

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(1)      The HRCG Committee determined that Mr. Mason’s achievement for his individual component should be significantly less than target based on the HRCG Committee’s assessment of the company’s overall performance. Mr. Ruh was awarded 100% of target for having met his goals set for the 2018 fiscal year, including those related to the optimization of the Company’s capital structure, the Company’s merger, acquisition and divestiture strategies, improving the efficiency of the finance and accounting team and improving the Company’s noninterest expenses and efficiency ratio. Mr. van Amen was awarded 100% of target for having met his goals for the 2018 fiscal year, including those related to management of the Company’s investment portfolio, developing and implementing a plan for managing the financing and funding of the Company’s capital resources, developing, maintaining and executing an appropriate hedge strategy in accordance with best practices for the industry, and providing overall leadership of the Company’s treasury group, including managing and validating models to identify and mitigate risk.

Commissioned NEOs Incentive Plan Arrangements

Commissioned NEOs are eligible for annual incentive awards under separate arrangements, which provide for payout opportunities based on their respective business units’ performance results. Specifically, their respective award opportunities are based 50% on business unit profitability and 50% on lending volume.

Ms. David’s quarterly volume incentive is paid on achievement relative to five performance tiers calculated in basis points for certain levels of loan origination. One basis point is equal to 1/100th of a percent. The lowest tier pays out 1.40 basis points on purchase loans and 0.8 basis points on refinance loans for the first $300 million of volume. The highest tier pays out on a declining basis at 0.44 basis points on purchase loans and 0.24 basis points on refinance loans for volume over $975 million. The annual profitability incentive pays out 2.11% of the Company’s Mortgage Banking Segment pre-tax income (post allocations and excluding income and expense for Windermere Mortgage Services Series LLC). The profitability component of Ms. David’s incentive plan has a hold back of 10% of the award until year end to capture performance quality metrics. This remaining 10% of the award is paid out based on reaching specified quality metrics related to satisfactory audit results, compliance with the regulatory and reporting requirements of the Equal Credit Opportunity Act and limiting manufacturing defects in the origination of loans to below 1%. These defects include such areas as underwriting errors, regulatory compliance errors, fraud or misrepresentation by borrowers and unacceptable appraisals. Because the profitability goals were not met, there was no holdback to be paid to Ms. David in 2018. Ms. David received a total of $466,087 under the cash incentive plan in 2018, which is almost 30% lower than the payout in 2017 given the underperformance of the mortgage operation.

Mr. Endresen’s monthly volume incentive is paid on achievement relative to three performance tiers and is calculated based on the aggregate value of loans originated in the Commercial Real Estate and Commercial Capital Segment, which we refer to as production volume. The lowest tier pays out at 2.45 basis points for the first $80 million in volume, which is an increase from 1.90 last year. This change was made given Mr. Endresen’s key role in the Company’s growth plan and the exceptional performance in exceeding his plan and expanding the business and is designed to continue to retain Mr. Endresen. The second tier pays out at 2.85 basis points on production volume over $80 million and up to $100 million. The third tier pays out at 5.55 basis points on production volume over $100 million. The profitability incentive is paid out quarterly at 0.85% of combined HomeStreet Commercial Real Estate and Commercial Capital Segment pre-tax income (post allocations). Although the incentive was earned entirely in 2018, 50% of each quarter’s incentive was withheld and paid at year-end. Additionally, the entire incentive is subject to a discount based on the ratio of Commercial Real Estate and Commercial Capital Segment classified loans to Commercial Real Estate and Commercial Capital Segment total loans as defined by the Credit Administration department of HomeStreet Bank. This incentive discount is intended to encourage loan production consistent with the safety and soundness of HomeStreet Bank and is paid after year-end. Mr. Endresen received a total of $639,425 under the cash incentive plan in 2018.

Performance Goals, Metrics and Results

The following table shows the performance measures, and 2018 results, for the commissioned NEOs:

Performance Measure	Target	Results
Single Family Lending
Profitability(1)	$25.4 million	—
Lending Volume(2)	$8.0 billion	$6.55 billion

Commercial Real Estate
Profitability(3)	$48.16 million	$35.96 million
Lending Volume(4)	$1.47 billion	$1.18 billion

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(1)      Profitability is a percentage of pre-tax income (after determining allocation of consolidated Company overhead expenses and excluding income and expense for Windermere Mortgage Services).

(2)      Lending volume payout is a five-tiered basis points structure. As the volume tiers increase, the basis point tier payout decreases.

(3)      Profitability is a percentage of the pre-tax income (after determining allocation of consolidated Company overhead expenses) of the Commercial Real Estate and Commercial Capital Business Segments.

(4)      Lending volume consists of a three-tiered basis point payout structure on loan volume paid monthly.

2018 Award Payouts

Based on the performance results described above, the following incentive awards were paid to the commissioned NEOs:

Name	Target Payout ($)	Actual Payout ($ Earned)	Actual Payout (% of Target)
Rose Marie David(1)	$1,070,605	$466,087	43.5%
William Endresen(2)	$902,747	$639,425	70.8%

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(1)      Ms. David’s actual payout was less than 100% of target due to reduced loan origination volume, the interest rate environment and lack of housing inventory in our primary markets, reducing the demand for refinance and purchase mortgages.

(2)      Mr. Endresen’s actual payout was less than 100% of target due to lower than anticipated profitability and production volume.

Long-Term Incentives

Since 2014, our long-term incentive compensation has consisted of a combination of RSUs and PSUs that are granted under the 2014 Plan.

2018 Target Long-Term Incentive Award Grants.

In January 2018, the Company granted long-term incentive awards consisting of 50% RSUs and 50% PSUs as approved by the HRCG Committee. The value of the equity awards determined by the HRCG Committee was based on a target value as a percentage of base salary. The HRCG Committee determines the target by reviewing peer group data and appropriate market data relevant to the banking industry and sets targets at levels intended to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to considering competitive market data, the HRCG Committee considers an individual’s performance history, an individual’s potential for future advancement and promotions, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the HRCG Committee’s discretion.

The table below shows the grant date fair value of long-term incentive awards granted in January 2018 to each of the NEOs:

NEO	RSUs		PSUs(1)		Total Value
	$ Value	# of Shares	$ Target Value	# of Shares	$	# of Shares
Mark K. Mason	$262,540	8,679	$262,540	8,679	$525,080	17,358
Mark R. Ruh	$70,876	2,343	$70,876	2,343	$141,752	4,686
Darrell van Amen	$74,052	2,448	$74,052	2,448	$148,104	4,896
Rose Marie David	$35,030	1,158	$35,030	1,158	$70,059	2,316
William Endresen	$78,771	2,229	$78,771	2,229	$157,542	5,208

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(1)      PSUs are shown at target grant date fair value.

The number of shares covered by RSUs was determined by dividing the value listed above by the closing price of our common stock on the grant date of January 29, 2018. The target number of shares covered by PSUs was determined by dividing the target value listed above by the closing price on the grant date of January 29, 2018.

The RSUs vest incrementally in three equal installments on the first, second and third anniversaries from the grant date. In each case, the vesting of the award is contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability on the applicable vesting date.

The PSUs are earned and vested based on achieving a specified company performance result and continued employment over the three-year performance period. In each case, the vesting of the award is also contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability prior to the date the HRCG Committee certifies the achievement of the performance goal for the relevant performance period.

A Closer Look at PSUs.

PSUs are designed to focus the NEOs on financial objectives that support the Company’s three-year strategic plan. The HRCG Committee sets performance measures at the beginning of each year along with threshold, target and maximum performance metrics. These measures and metrics are chosen primarily based on HomeStreet Bank’s strategic plan against the backdrop of comparator peer data as provided by our independent, outside consultant. Payout opportunity ranges from 0% to 150% of target. PSUs are earned and vest at the end of a three-year performance period.

For the 2018-2020 performance period, the HRCG Committee selected Core ROTE as the sole performance measure upon which vesting will be based and established absolute performance requirements at threshold, target, and maximum. Performance results between threshold (50% of target payout) and target (100% payout) and between target and maximum (150% of target payout) are calculated on a straight-line interpolation basis. The target performance level was designed to be achievable, but required the coordinated cross-functional focus and efforts of the executives, while the maximum performance level was designed to be difficult to achieve.

	Threshold	Target	Maximum
Core ROTE performance	9.5%	11.82%	16.00%
Payment as a % of target	50%	100%	150%

Vesting Provisions that Apply to All Equity Grants.    In addition to the vesting provisions described above, our 2014 Plan provides that in the event of a change in control (as defined in the 2014 Plan) if the surviving entity does not assume the outstanding awards or place the participants in a similar plan with no diminution in value of awards, all then outstanding equity awards, including RSUs and PSUs, will vest upon the change in control. Additionally, the 2014 Plan provides that if a participant is terminated without cause (as defined in the 2014 Plan) or resigns for good reason (as defined in the 2014 Plan) within 12 months following such change in control, his or her outstanding equity awards will vest upon the termination date. For more information regarding such provisions and the retirement, death or disability provisions described above, please see “Potential Payments upon Termination or Change in Control” on page 64 of this Proxy Statement.

2016-2018 Performance Period Results and Payouts.    For the 2016-2018 performance period, PSUs were based on a single measure, Average Return on Tangible Equity (“ROTE”) over the performance period of 12 fiscal quarters beginning January 1, 2016 and ending December 31, 2018. The performance results were calculated based on averaging the 12 fiscal quarter’s performance results. The following chart shows the threshold, target and maximum metrics for the 2016-2018 PSUs and performance for this period.

	Threshold	Target	Maximum	Results
Average ROTE Performance	9.18%	11.95%	13.35%	8.99%
Payout as a % of Target	—%	100%	150%	—%

Because the threshold performance metric was not satisfied, NEOs did not receive any shares under the 2016-2018 PSUs.

In 2019, the HRCG Committee determined that a performance goal of total shareholder return would better align the incentives tied to the PSUs with long-term shareholder value and will use a performance metric based on total shareholder return for PSU grants beginning in 2019, for the measurement period of 2019 through 2021.

OTHER PRACTICES, POLICIES AND GUIDELINES

Clawback Provisions

Our short-term cash incentive plans include a clawback provision in the event of a material restatement of financial results. If the Board reasonably determines that an executive engaged in knowing or intentionally fraudulent or illegal conduct that materially contributed to the need for the restatement, the Board, based on available remedies, will seek recovery or forfeiture from that executive officer of all or a portion of his or her incentive compensation. The clawback amount would be determined by comparing the actual incentive received by the executive officer under the short-term incentive plan during the period prior to the restatement, with the amount that should have been earned had performance been measured on the basis of the restated results. The difference would be recovered from the executive.

Health and Welfare Benefits

All NEOs are provided with the same medical, dental, vision and life insurance programs as all other benefits-eligible employees of the Company on the same terms and conditions as applicable to these employees generally.

401(k) Savings Plan

All employees, including our NEOs, are eligible to make pre-tax contributions under the HomeStreet, Inc. 401(k) Plan (the ”401(k) Plan”) and may be eligible to receive a discretionary matching contribution. An employer matching contribution may begin immediately after enrollment in the 401(k) Plan for employees who are at least 18 years of age and meet applicable service requirements. Currently, the Company matches 100% on the first 3% and 50% on the next 2% of deferrals (maximum of 4%). This matching contribution is taxable when the employee withdraws the money whether the employee has contributed on a pre-tax or post-tax basis.

Perquisites and Other Personal Benefits

The Company does not have a formal perquisite policy or provide any supplemental executive retirement plans, although the HRCG Committee periodically reviews perquisites for our NEOs. We provide our NEOs with benefits that we believe are reasonable and consistent with our overall compensation program and beneficial to the Company in attracting and retaining qualified executives. Among these are health club memberships and parking as well as relocation benefits for Mr. Endresen and Mr. Ruh, both of whom transferred from offices in California to our headquarters in Seattle, Washington.

Risk Assessment

It is our belief that a majority of an executive’s total compensation should be variable “at risk” compensation, meaning it is tied to the Company’s financial performance. However, because performance and sales-based incentives play a large role in our compensation programs, we strive to ensure that incentives do not result in actions that may conflict with the long-term interests of the Company, our shareholders and our customers. Therefore, the HRCG Committee reviews an evaluation of all of our plans covered under the Sound Incentive Compensation Policies as well as those that have sales components (applicable to executives and employees below the executive level) for attributes that could cause excessive risk-taking or unethical sales practices. The HRCG Committee concluded that our programs and practices do not encourage excessive risk-taking nor do they encourage unethical sales practices that could potentially cause harm to our customers.

Tax Considerations

In determining executive compensation, the HRCG Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the HRCG Committee believes that it is important to retain flexibility in designing the compensation programs that meet the Company’s stated objectives. For this reason, the HRCG Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The HRCG Committee does consider alternative forms of compensation, consistent with the Company’s compensation goals that preserve deductibility.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the

HRCG Committee considers the deductibility of compensation as one factor in determining executive compensation, the HRCG Committee believes it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we believe to be the most effective in attracting, motivating and retaining key executives.

Executive Employment Agreements

We use employment agreements to retain certain executives and the talent, skills, experience and expertise that they provide to the Company, with a goal of protecting the Company and the shareholders and providing necessary stability and skilled leadership for the Company. All NEOs have an employment agreement, with the exception of Mr. van Amen and Ms. David.

Such employment agreements provide for the severance benefits summarized in the table below. Incentive amounts for severance purposes are determined as the greater of the executive’s then-current target performance incentive or the performance incentive the executive received in the prior year.

Name	Involuntary Termination without Cause or Resignation for Good Reason	Termination without cause or for Good Reason in Connection with a Change in Control
Mark K. Mason	2x salary | 2x incentive	2.5x salary | 2.5x incentive
Mark R. Ruh	2x salary | 2x incentive	2x salary | 2x incentive
Darrell van Amen	2x salary | 2x incentive	2x salary | 2x incentive
William Endresen	1.5x salary | 1.5x incentive	1.5x salary | 1.5x incentive

In addition, Mr. Mason is entitled to receive 18 months of continuing health insurance coverage for him and his dependents in the event of an involuntary termination without cause or resignation for good reason, regardless of whether a change in control occurs, or upon a termination of employment for total disability.

All employment agreements of the Company with its executive officers provide that in the event any payment or benefits to be provided to the executive under his employment agreement would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the executive would be entitled to receive either (a) the full amount of such payment or benefit, taking into account the amount that would actually be received by the executive after application of all taxes and the excise tax imposed by Section 4999 of the Code, or (b) an amount reduced to the minimum extent necessary to avoid such payment or benefit being a “parachute payment”, depending on which alternative provided the executive the highest payment net of tax treatment. Executives would be responsible for any excise tax owing on any “parachute payments” paid under their employment agreements. None of HomeStreet’s employment agreements with any executive or any other employee contains any provision to provide for a gross up of excise tax payments under any circumstances, including a change in control.

In January 2018, we entered into new employment agreements with Mr. Mason and Mr. Endresen (the “2018 Employment Agreements”). Mr. Mason’s 2018 Employment Agreement provides that he will have an annual base salary of not less than $700,000 and will be eligible for an annual performance-based incentive bonus with a target award equal to 75% of his annual salary, provided that the Board or the HRCG Committee may set a lower or higher bonus amount based on performance and peer group data provided by Pearl Meyer. The change in control provision remains unchanged. In the event of a termination without cause or termination by him (as those terms are defined in the agreement), Mr. Mason will receive the termination benefits described above. The term of Mr. Mason’s employment agreement is three years, with an automatic renewal for successive one-year terms absent notice from either party not to renew within 180 days before the end of the term.

Mr. Endresen’s 2018 Employment Agreement provides that he will have an annual base salary of not less than $315,000 and that he will be eligible for annual performance-based incentive bonuses pursuant to the Company’s incentive bonus compensation plans for executive officers in effect from time to time based on loan production volume, pre-tax, pre-incentive division income, credit quality and other targets that may be established from time to time by the Board or the HRCG Committee. Mr. Endresen is also eligible to participate in the Company’s standard benefits programs and may be awarded additional equity-based compensation. The term of Mr. Endresen’s employment agreement is three years, with an automatic renewal for successive one-year terms absent notice from either party not to renew within 180 days before the end of the term. In February 2018, we amended Mr. Endresen’s 2018 Employment Agreement to increase the amount of cash severance Mr. Endresen would receive from one times his incentive amount to one-and-a-half times his incentive amount, as described above. The HRCG Committee approved the amendment based on its review of market data for comparable positions provided by Pearl Meyer. Mr. Endresen also has an agreement with the Company for relocation assistance that provides for reimbursement of certain expenses related to his relocation from California to Washington State. Those reimbursements are earned pro rata over the first two years of the term of the agreement; if Mr. Endresen were to terminate his employment with the Company prior to October 2019, he would be required to refund the unearned portion of such advances.

We entered into an employment agreement with Mr. Ruh in September 2017 which provides that he will have a base salary of no less than $315,000 per year and will be eligible for a performance-based target incentive bonus of 45% of his annual salary with a maximum incentive bonus of 67.5% of annual salary. The agreement also provides for a one-time equity grant of restricted stock units valued at $100,000 effective on or around September 11, 2017, and an equity incentive award (granted 50% as RSUs and 50% PSUs) in an amount equal to 45% of Mr. Ruh’s annual salary, with such grant to be made in January 2018. The employment agreement also provided for relocation assistance to Mr. Ruh in the form of reimbursement of certain expenses incurred by Mr. Ruh in relocating from California to Washington State. Those reimbursements are earned pro rata over the first two years of the term of the agreement; if Mr. Ruh were to terminate his employment with the Company prior to September 2019, he would be required to refund the unearned portion of such advances.

We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

In determining payment and benefit levels under the various circumstances covered by such post-employment compensation arrangements, the HRCG Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause, and involuntary termination of employment in connection with or not involving a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control.

In contrast, we believe that payments are generally not appropriate in the event of a voluntary resignation or termination of employment for cause because such events often reflect either an affirmative decision by the executive officer to end his or her relationship with us or inadequate performance.

HUMAN RESOURCES AND CORPORATE GOVERNANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulations S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The HRCG Committee has reviewed and discussed the CD&A with management. Based on that review and those discussions, the HRCG Committee recommended to the Board that the CD&A be included in the Proxy Statement for the 2019 Annual Meeting of the Shareholders and the Annual Report on Form 10-K for the year ended December 31, 2018.

This report is submitted by the Company’s Human Resource and Corporate Governance Committee consisting of Doug Smith (Chair), Sandra Cavanaugh, Victor Indiek, Thomas King and George “Judd” Kirk.

2018 Summary Compensation Table

The following table sets forth certain information regarding the compensation awarded to, earned by, or paid to our named executive officers during 2018 and, to the extent required by SEC executive compensation disclosure rules, 2017 and 2016.

Name and Principal Positions	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Mark K. Mason,	2018	700,000	—	525,080	—	417,143	—	18,849	1,661,072
Chief Executive	2017	690,385	—	787,574	—	392,819	—	21,181	1,891,958
Officer	2016	637,500	—	412,557	—	588,809	—	23,248	1,662,114

Mark R. Ruh,	2018	315,000	—	141,752	—	132,409	—	88,379	677,540
Executive Vice President, Chief Financial Officer	2017	280,673	—	190,100	—	125,350	—	29,022	625,145

Darrell van Amen, Executive Vice President, Chief Investment Officer & Treasurer	2018	336,818	—	148,104	—	142,375	—	14,848	642,145

Rose Marie David,	2018	350,000	—	70,059	—	466,087	—	14,896	901,042
Senior Executive	2017	350,000	—	40,102	—	650,745	—	14,740	1,055,587
Vice President, Mortgage Lending Director	2016	200,000	—	40,058	—	1,651,565	—	23,002	1,914,625

William Endresen,	2018	315,000	—	157,542	—	639,425	—	110,083	1,222,050
Executive Vice	2017	312,116	—	120,144	—	660,143	—	219,376	1,311,778
President, Commercial Real Estate and Commercial Capital President	2016	291,634	—	106,014	—	570,048	—	47,277	1,014,973

____________

(1)      The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)      Amounts represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For details of all assumptions made in such calculations, see Note 17 to our financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2018. The annual stock awards for 2018 comprised 50% RSUs and 50% PSUs for each executive officer receiving annual grants. The grant date for the 2018 RSUs and PSUs for all executive officers was January 28, 2018. The PSU awards listed above are based on reaching target performance, which was the probable achievement level at the time of grant. The value of the PSUs at their grant date if the Company reached maximum performance for 2018 would be $393,810 for Mr. Mason, $106,314 for Mr. Ruh, $111,078 for Mr. van Amen, $52,544 for Ms. David and $118,157 for Mr. Endresen.

(3)      Represents amounts earned for services rendered during the fiscal year, whether or not actually paid during such fiscal year under the Annual Incentive Plan.

(4)      The figure shown for each NEO for 2018 includes: (i) 401(k) matching contributions: Mr. Mason, $11,000, Mr. Ruh, $11,000, Mr. van Amen, $11,000, Ms. David, $11,000, and Mr. Endresen, $0; (ii) health club membership: Mr. Mason, $2,570, Mr. Ruh $2,315, and Mr. van Amen, $2,618; (iii) parking: for each of Mr. Mason and Mr. van Amen of $1,230 and $710 for Ms. David; and (iv) housing and relocation expenses in connection with transferring their primary office from California to our headquarters in Seattle: Mr. Endresen, $108,782, and Mr. Ruh, $75,064.

2018 Grants of Plan Based Awards
Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Stock Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Mark K. Mason		262,500	525,000	787,500	—	—	—	—	—	—	—
	1/29/18	—	—	—	—	—	—	8,679	—	—	262,540
	1/29/18	—	—	—	4,340	8,679	13,019	—	—	—	262,540
Mark R. Ruh		70,875	141,750	212,625	—	—	—	—	—	—	—
	1/29/18	—	—	—	—	—	—	2,343	—	—	70,876
	1/29/18	—	—	—	1,172	2,343	3,515	—	—	—	70,876
Darrell van Amen		76,211	152,422	228,633	—	—	—	—	—	—	—
	1/29/18	—	—	—	—	—	—	2,448	—	—	74,052
	1/29/18	—	—	—	1,224	2,448	3,672	—	—	—	74,052
Rose Marie David		—	1,070,605	—	—	—	—	—	—	—	—
	1/29/18	—	—	—				1,158		—	35,030
	1/29/18	—	—	—	579	1,158	1,737			—	35,030
William Endresen			902,747	—	—	—	—	—	—	—	—
	1/29/18	—	—	—	—	—	—	2,604	—	—	78,771
	1/29/18	—	—	—	1,302	2,604	3,906	—	—	—	78,771

____________

(1)      Grants to Mr. Mason, Mr. Ruh and Mr. van Amen are under the Annual Incentive Plan. Please see “Annual Incentive Plan Awards (Short-Term Incentives)” above in CD&A for more information. Grants to Ms. David and Mr. Endresen are pursuant to their individual commission plans. For our commissioned NEOs, the annual cash incentives awards are entirely commission-based and do not have a threshold for payment or a cap on the maximum amount that can be paid under the award. The target amount disclosed in this table represents the amount each commissioned NEO was expected to receive under the Company’s 2018 strategic plan at the beginning of fiscal year 2018. Please see “Commissioned NEOs Incentive Plan Arrangements” above in CD&A for more information.

(2)      Represents grants of PSUs under the 2014 Plan. Awards vest following determination by the HRCG Committee of satisfaction of performance goals over a three-year performance period ending on December 31, 2020. In each case, the vesting of the award is contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability prior to the date the HRCG Committee certifies the achievement of performance goals for the relevant performance period. In addition, such awards may vest in connection with a change in control in certain circumstances. For more information, please see “Long-Term Incentives” on page 53 of this Proxy Statement, and “Potential Payments upon Termination or Change in Control” on page 64 of this Proxy Statement.

(3)      Represents grants of RSUs under the 2014 Plan. Awards vest ratably on the first, second and third anniversaries of the date of grant. In each case, the vesting of the award is contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability, on the applicable vesting date. In addition, such awards may vest in connection with a change in control in certain circumstances. For more information, please see “Long-Term Incentives” on page 52 of this Proxy Statement, and “Potential Payments upon Termination or Change in Control” on page 64 of this Proxy Statement.

Outstanding Equity Awards at 2018 Fiscal Year-End
		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1, 2)	Market Value Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3, 4)
Mark K. Mason	1/28/2016	—	—	—	—	—	3,409	72,373	—	—
	1/28/2016(2)	—	—	—	—	—	0	0	—	—
	1/26/2017	—	—	—	—	—	6,030	128,017	—	—
	1/26/2017	—	—	—	—	—	—	—	9,045	192,025
	3/8/2017	—	—	—	—	—	7,520	159,650	—	—
	1/29/2018	—	—	—	—	—	8,679	184,255	—	—
	1/29/2018	—	—	—	—	—	—	—	8,679	184,255
Mark R. Ruh	1/26/2017	—	—	—	—	—	1,114	23,650	—	—
	1/26/2017	—	—	—	—	—	—	—	1,671	35,475
	9/11/2017	—	—	—	—	—	2,722	57,788
	1/29/2018	—	—	—	—	—	2,343	49,742	—	—
	1/29/2018	—	—	—	—	—	—	—	2,343	49,742
Darrell van Amen	1/27/2011	2,800	—	—	2.00	1/27/2021	—	—	—	—
	2/10/2012	21,960	—	—	11.00	2/10/2022	—	—	—	—
	9/7/2012	30,000	—	—	17.80	9/7/2022	—	—	—	—
	1/28/2016	—	—	—	—	—	1,004	21,315	—	—
	1/28/2016(2)	—	—	—	—	—	0	0	—	—
	1/26/2017	—	—	—	—	—	1,642	34,860	—	—
	1/26/2017	—	—	—	—	—	—	—	2,463	52,289
	1/29/2018	—	—	—	—	—	2,448	51,971	—	—
	1/29/2018	—	—	—	—	—	—	—	2,448	51,971
Rose Marie David	1/28/2016	—	—	—	—	—	331	7,027	—	—
	1/28/2016(2)	—	—	—	—	—	0	0	—	—
	1/26/2017	—	—	—	—	—	496	10,530	—	—
	1/26/2017	—	—	—	—	—	—	—	744	15,795
	1/29/2018	—	—	—	—	—	1,158	24,584	—	—
	1/29/2018	—	—	—	—	—	—	—	1,158	24,584
William Endresen	1/28/2016	—	—	—	—	—	876	18,597	—	—
	1/28/2016(2)	—	—	—	—	—	0	0	—	—
	1/26/2017	—	—	—	—	—	1,486	31,548	—	—
	1/26/2017	—	—	—	—	—	—	—	2,229	47,322
	1/29/2018	—	—	—	—	—	2,604	55,283	—	—
	1/29/2018	—	—	—	—	—	—	—	2,604	55,283

____________

(1)      Includes RSU awards that vest ratably over three years from the date of grant. In each case, the vesting of the award is contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability on the applicable vesting date. In addition, such awards may vest in connection with a change in control in certain circumstances. Amount shown reflects the number of RSUs that had not vested as of December 31, 2018. For more information, please see “Long-Term Incentives” on page 53 of this Proxy Statement, and “Potential Payments upon Termination or Change in Control” on page 64 of this Proxy Statement.

(2)      Also includes PSU awards granted in January 2016. Amount shown reflects that no PSUs were earned as the performance goal for the three-year performance period covering fiscal years 2016-2018 was not met. Had the goal been met, such PSUs would not have been vested as of December 31, 2018, because the vesting of such PSUs was also contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability prior to the date that the HRCG Committee certified the achievement of performance goals for the relevant performance period, which certification did not occur until March 2019. Such awards may also vest in connection with a change in control in certain circumstances. For more information, please see “Long-Term Incentives” on page 53 of this Proxy Statement, and “Potential Payments upon Termination or Change in Control” on page 64 of this Proxy Statement.

(3)     Based on the December 31, 2018 closing market price of the Company’s shares of common stock on Nasdaq of $21.23 per share.

(4)      Includes PSU awards granted 2017 and 2018. Amount shown reflects the target number of PSUs; each award has a maximum value equal to 150% of the target value. Vesting of PSUs is based on achievement of a performance goal that was based on ROTE during a three-year performance period. For PSUs granted in 2017, the performance period covers fiscal years 2017-2019. For PSUs granted in 2018, the performance period covers fiscal years 2018-2020. In each case, the vesting of the award is also contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability prior to the date the HRCG Committee certifies the achievement of performance goals for the relevant performance period. Amounts included in the table are based on target award amounts; each award has a maximum value equal to 150% of the target value. In addition, such awards may vest in connection with a change in control in certain circumstances. For more information, please see “Long-Term Incentives” on page 53 of this Proxy Statement, and “Potential Payments Upon Termination or Change in Control” on page 64 of this Proxy Statement.

The following table sets forth the number of shares acquired from the vesting of RSUs and PSUs by each of the NEOs during fiscal year 2018. The table also presents the value realized upon such vesting, as calculated based on the closing price per share of our common stock on the Nasdaq on the vesting date. There were no stock option exercises in 2018.

2018 Stock Option Exercises and Stock Vested
	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark K. Mason	—	—	18,225	$552,102
Mark R. Ruh	—	—	1,918	$54,725
Darrell van Amen	—	—	4,399	$133,396
Rose Marie David	—	—	1,654	$50,179
William Endresen	—	—	4,532	$136,616

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

As described above in the “Compensation Discussion and Analysis,” as of December 31, 2018, we had entered into executive employment agreements, which provide for certain severance benefits in the event of a qualified termination with each of the NEOs other than Ms. David and Mr. van Amen.

Severance Provisions

The agreements provide for payment of severance amounts based on the executive’s annual salary and annual incentive plan award or, in the case of Mr. Endresen, commission-based incentive payments, of between one times and two times base salary and incentive payments. Mr. Mason’s employment agreement also provides for up to 18 months of continuing health insurance coverage for such executive and his dependents in the event his employment is terminated by the Company or the surviving entity without cause (or by him with good reason).

Change in Control Severance Provision

Such NEO employment agreements also provide for certain severance benefits in the event (1) there is a change in control event (as defined in each executive’s agreement) and (2) the executive is either terminated by us or the successor company without cause (as defined in each executive’s agreement) or terminates his or her employment for good reason (as defined in each executive’s agreement) within 90 days prior to or 12 months following the change in control (as defined in each executive’s agreement). The agreements provide for payment of severance amounts based on the executive’s annual salary and annual incentive plan award or, in the case of Mr. Endresen, commission-based incentive payments, of between one-and-a-half times and two-and-a-half times base salary and incentive payments. Mr. Mason’s employment agreement also provides for up to 18 months of continuing health insurance coverage for such executive and his dependents in the event his employment is terminated by the Company or the surviving entity without cause (or by him with good reason) in connection with a change in control. Payments and benefits may be delayed six months following separation from service in connection with a change in control in order to comply with Section 409A of the Code.

Each NEO’s employment agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Additional Severance Benefit

In addition, in the event of a termination due to his total disability, Mr. Mason would receive 18 months of health insurance coverage for himself and his dependents.

Condition to Receiving Severance Benefits

As a condition to receiving any severance benefits under his or her employment agreement to which the executive would not otherwise be entitled, the executive must execute a release of all of his or her rights and claims relating to his or her employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his or her proprietary information and non-disclosure agreement, and for a period of six to 18 months, depending on the executive, comply with certain non-solicitation and non-competition provisions that are set forth in each executive’s employment agreement.

Severance and Change in Control Agreement

HomeStreet has entered into Change in Control Agreements with certain senior officers who do not have a change in control provision as part of an employment agreement, including Mr. van Amen. The Change in Control Agreement with Mr. van Amen provides an enhanced severance payment in certain circumstances: if within 12 months following a change in control or 90 days prior to such change in control, the employee is terminated by the Company for any reason except for “Cause” (as defined in the agreement) or the employee resigns for “Good Reason” (as defined in the agreement), Mr. van Amen will receive two times his current salary plus an amount equal to his last annual bonus or his target incentive compensation for the current year, whichever is greater, provided a release agreement is signed at the time of termination.

2014 Plan

In addition to the severance benefits included in the employment agreements, our 2014 Plan provides that in the event of a change in control (as defined in the 2014 Plan) if the surviving entity does not assume the outstanding awards granted under the 2014 Plan or place the participants in a similar plan with no diminution in value of awards, all then outstanding equity awards will vest upon the change in control. In addition, the 2014 Plan provides that if a participant is terminated without cause (as defined in the 2014 Plan) or resigns for good reason (as defined in the 2014 Plan) within 12 months following such change in control, his or her outstanding equity awards will vest upon the termination date.

2014 Plan Award Agreements

Our standard form of RSU agreement provides that RSUs vest incrementally in three equal installments on the first, second and third anniversaries from the grant date. In each case, the vesting of the award is contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability on the applicable vesting date. If the NEO’s continuous service terminates as a result of the NEO’s death, disability, or retirement on or after age 65, a pro rata portion of the RSUs will vest as of the date of such termination equal to the number of full months from the grant date until the date of such event divided by 36, times the total number of RSUs granted, less the number of RSUs vested as of a previous anniversary date.

Our standard form of PSU agreement provides that PSUs are earned and vested based on achieving specified company performance over the three-year performance period. In each case, the vesting of the award is also contingent on the NEO’s employment with the Company not having been terminated for any reason other than retirement, death or disability prior to the date the HRCG Committee certifies the achievement of the performance goal for the relevant performance period. If the NEO’s continuous service terminates during the performance period as a result of the NEO’s retirement on or after age 65, the PSUs will vest for that NEO at the end of the performance period in a pro rata portion of the PSUs subject to achievement of the performance goal as if the NEO’s continuous service had not terminated. The pro rata portion will be calculated by multiplying the PSUs thus vested by a fraction, the numerator of which equals the number of full months that the NEO was employed during the performance period and the denominator of which equals 36. If the NEO’s continuous service terminates during the performance period as a result of the NEO’s death or disability, the NEO will vest on a pro-rata basis to the extent PSUs would be vested based on actual performance during the full quarters employed during the performance period. The pro-rata fraction will be calculated by multiplying then-vested PSUs by a fraction, the numerator of which equals the number of full months that the NEO was employed during the performance period and the denominator of which equals 36.

The tables below set forth the value of compensation and benefits that would become payable to each of the NEOs as of December 31, 2018 assuming (1) a change in control had occurred on that date and/or (2) the NEO experienced a qualifying termination of employment on that date, and in the case of payments made in connection with a change in control without considering the impact of the “better after-tax” provision. The applicable amounts are reported based upon the NEO’s compensation as of such date and based on the Company’s closing stock price of $21.23 on December 31, 2018. In the case of termination benefits, these benefits are in addition to what the NEO would receive in the event of any termination, and the benefits available generally to salaried employees, such as earned but unpaid salary, accrued but unused vacation consistent with the Company’s policy, and reimbursement of reasonable business expenses incurred for activities prior to such date of termination.

The actual amounts that would be paid in connection with such events can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s current base salary.

The benefits payable assuming (1) the applicable NEO is terminated without cause or resigns for good reason on December 31, 2018 and (2) no change in control has occurred, as reported in the below table, are as follows:

•        Cash severance: cash severance amounts consist of (1) between one-and-one-half times and two-times annual base salary, depending on the executive, plus (2) between one time and two times the greater of the executive’s annual cash target incentive or the last annual cash incentive paid to the executive, depending on the executive; and

•        Benefits continuation: for Mr. Mason, the Company would also pay for health insurance benefits for the executive and his dependents for up to 18 months following termination.

2018 Potential Payments upon Termination Outside of a Change in Control
Cash Severance
Name	Severance Payment	Highest Bonus Amount	Benefit Payments
Mark K. Mason	$1,400,000	$1,050,000	$26,020
Mark R. Ruh	$630,000	$283,500	$—
Rose Marie David(1)	$—	$—	$—
William Endresen	$472,500	$1,354,121	$—
Darrell van Amen(1)	$—	$—	$—

____________

(1)      Ms. David and Mr. van Amen do not have an employment agreement and are not entitled to severance benefits in this scenario.

The benefits payable assuming (1) the applicable NEO is terminated without cause or resigns for good reason on December 31, 2018, (2) a change in control has occurred and (3) the NEO’s RSUs and PSUs are assumed, as reported in the below table, are as follows:

•        Cash severance: cash severance amounts consist of (1) between one-and-one-half times and two-and-one-half times annual base salary, depending on the executive, plus (2) between one-and-one-half times and two-and-one-half times the greater of the executive’s annual cash target incentive or the last annual cash incentive paid to the executive, depending on the executive;

•        Benefits continuation: for Mr. Mason, the Company would also pay for health insurance benefits for the executive and his dependents for up to 18 months following termination; and

•        Equity awards: each outstanding equity award under the 2014 Plan that remains subject to vesting provisions will vest in full, with PSUs vesting at target levels.

2018 Potential Payments upon Termination and Change in Control
Cash Severance				Intrinsic Value of Accelerated Awards if Awards are Assumed
Name	Severance Payment	Highest Bonus Amount	Benefits Payments	Vesting of RSUs	Vesting of PSUs	Total
Mark K. Mason	$1,750,000	$1,312,500	$26,020	$544,295	$593,400	$4,226,215
Mark R. Ruh	$630,000	$283,500	—	$131,180	$85,217	$1,129,897
Darrell van Amen(2)	$677,432	$304,844	—	108,146	168,205	1,258,627
Rose Marie David(3)	$—	$—	—	$42,142	$61,461	$103,603
William Endresen	$472,500	$1,354,121	—	$105,428	$158,397	$2,090,446

____________

(1)      Based on the December 31, 2018 closing market price of the Company’s shares of common stock on Nasdaq of $21.23 per share. In the event awards granted under the 2014 Plan are assumed or replaced and the executive officer is terminated without cause or resigns for good reason within 12 months of the change in control, such RSUs and PSUs will become immediately vested at the time of the date of termination. PSUs will vest at 100% of target levels.

(2)      While Mr. van Amen does not have an employment agreement, he would be paid a severance amount in this circumstance pursuant to his Change in Control Agreement with the Company.

(3)      Ms. David does not have an employment agreement. For purposes of this disclosure, we have assumed Ms. David would be treated as all other employees who are not contractually entitled to severance benefits who are terminated without cause or resign for good reason within 12 months following such change in control.

The benefits payable assuming a change in control occurred in December 31, 2018 where the surviving entity does not assume the outstanding awards or place the participants in a similar plan with no diminution in value of awards, as reported in the below table, are as follows:

•        Equity awards: each outstanding equity award under the 2014 Plan that remains subject to vesting provisions will vest in full, with PSUs vesting at target levels.

2018 Potential Payments upon a Change in Control Where Awards Are not Assumed
	Intrinsic Value of Accelerated Awards(1)
Name	Vesting of RSUs	Vesting of PSUs	Total
Mark K. Mason	$544,295	$593,400	$1,137,695
Mark R. Ruh	$131,180	$85,217	$216,397
Darrell van Amen	$108,146	$168,205	$276,351
Rose Marie David	$42,142	$61,461	$103,603
William Endresen	$105,428	$158,397	$263,825

____________

(1)      Based on December 31, 2018 closing market price of the Company’s common stock on Nasdaq of $21.23 per share. Under the 2014 Plan, all RSUs and PSUs will become immediately vested at the time of a change in control if the acquiring company does not assume or replace such awards.

The benefits payable assuming the applicable NEO’s termination of employment on December 31, 2018 due to retirement, death or disability as reported in the below table are as follows:

•        Equity awards:    each outstanding equity award under the 2014 Plan that remains subject to vesting provisions will vest on a pro-rata basis (as described above), with PSUs vesting based on actual performance during the full quarters employed during the performance period.

•        Benefits continuation:    for Mr. Mason, the Company would also pay for health insurance benefits for the executive and his dependents for up to 18 months.

2018 Potential Payments upon Retirement, Death or Disability
	Vesting of RSUs(1)			Vesting of PSUs(1, 2)			Benefit Payment
Name	Retirement(3)	Death	Disability	Retirement(3)	Death	Disability	Disability
Mark K. Mason	—	$544,294	$544,294	—	$593,400	$593,400	$26,020
Mark R. Ruh	—	$131,180	$131,180	—	$85,217	$85,217	—
Darrell van Amen	—	$108,146	$108,146	—	$168,205	$168,205	—
Rose Marie David	—	$42,142	$42,142	—	$61,461	$61,461	—
William Endresen	—	$105,428	$105,428	—	$158,397	$158,397	—

____________

(1)      Based on the December 31, 2018 closing market price of the Company’s common stock on Nasdaq of $21.23 per share.

(2)      While PSUs vest pro rata based on actual performance during the full quarters employed during the performance period, the actual results cannot be determined until the HRCG certifies the achievement of the performance goal following the end of the relevant performance period. Therefore, PSUs reported in this table reflect the target level of performance goals for PSUs where the performance period ends December 31, 2018, December 31, 2019 and December 31, 2020.

(3)      None of the NEOs are retirement eligible under the terms of their outstanding RSUs and PSUs.

Ratio of CEO Pay to Median Employee Pay

•        2018 annual total compensation of the median employee of HomeStreet Bank (excluding the CEO) was $79,645.96

•        2018 annual total compensation of our CEO, Mr. Mason, was $1,661,072

•        For 2018, the ratio of the annual compensation of Mr. Mason to the median annual total compensation of all our employees was 21 to 1

How We Identified the Median Employee

To identify the median Company employee, we identified our total employee population as of December 31, 2018, and, in accordance with SEC rules, excluded the CEO. We then used a consistently applied compensation measure, which in our case was 2018 W-2 employee data to arrive at the median employee. This data included base pay, overtime, bonus payouts, incentives, commissions and the value of equity awards upon vesting. We did not annualize any compensation, apply any cost of living adjustments or exclude any employees.

As required by the SEC, after identifying our median employee, we calculated 2018 annual total compensation for our median employee using the same methodology that we used to determine Mr. Mason’s annual total compensation as reported in the 2018 Summary Compensation Table on page 60 of this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and our methodology described above.

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Overview

As required pursuant to Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices for named executive officers described in this Proxy Statement. In accordance with the requirements of the SEC, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the compensation paid to the named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and related materials included in the proxy statement, is hereby approved.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Our compensation program is designed to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our shareholders. For more information, we invite you to consider the details of our executive compensation provided under “Executive Compensation — Compensation Discussion & Analysis” on page 40 of this Proxy Statement. That section provides you with information about the structure of our executive compensation and the objectives that our compensation program is intended to achieve.

Because your vote is advisory, it will not be binding upon the Board. However, the HRCG Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation arrangements.

We currently intend to submit a say-on-pay vote to our shareholders annually, consistent with the results of the advisory vote on frequency approved by shareholders at the 2018 annual meeting of shareholders. As a result, the next say-on-pay proposal that will be submitted to a shareholder vote will be at the 2020 annual meeting of shareholders.

Vote Required and Board Recommendation

The proposal on the advisory (non-binding) vote to approve named executive officer compensation requires the affirmative vote “FOR” of a majority of the shares present and voting on this matter.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” APPROVAL OF THE
COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS
PROXY STATEMENT ON THE WHITE PROXY CARD.

AUDIT COMMITTEE REPORT

As more fully described in the Audit Committee Charter, the Audit Committee, which consists solely of directors who satisfy applicable independence requirements of Nasdaq and SEC rules, is responsible for overseeing the integrity of the Company’s financial reporting process, financial statements and internal accounting controls.

The Audit Committee is also directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm to perform quarterly reviews and an annual audit of the Company’s financial statements. Deloitte served as the Company’s independent registered public accounting firm for 2018 and conducted an audit of the Company’s consolidated financial statements for fiscal year 2018.

In fulfilling its responsibilities, the Audit Committee has:

•        Reviewed and discussed the adequacy and effectiveness of the Company’s internal controls over financial reporting with management and Deloitte;

•        Reviewed and discussed the Company’s critical accounting policies, practices, and estimates with management and Deloitte;

•        Reviewed and discussed the Company’s audited financial statements with management and Deloitte;

•        Discussed with Deloitte matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•        Reviewed written communications from Deloitte as required by Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and discussed Deloitte’s independence with Deloitte; and

•        Reviewed written communications from Deloitte regarding their internal quality control procedures including the results of internal and peer reviews and PCAOB inspections.

Based on its review and discussions, the Audit Committee recommended to the full Board that the audited consolidated financial statements for the year ended December 31, 2018 be included in the Company’s 2018 Annual Report on Form 10-K filed with the SEC.

In determining whether to engage or re-engage an audit firm, the Audit Committee annually considers, among other factors, the firm’s qualifications, performance and independence, including that of the lead partner, to determine whether the firm will serve in the best interest of the Company and its shareholders. In deciding whether to re-engage Deloitte, the Audit Committee also reviewed the non-audit services provided by Deloitte, the fees the Company paid for these non-audit services, and whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm.

In addition, as part of the appointment process and in accordance with regulatory guidance and Deloitte’s policies regarding audit partner rotation requirements which limit the number of consecutive years an individual partner may serve as a lead or concurring audit partner, the Audit Committee selected a new lead audit partner effective for fiscal year 2018 to replace the lead audit partner who had served in that capacity for the past five years. Prior to making this selection, the Audit Committee met with the candidate and discussed his background, experience and independence, and determined he was qualified to serve in the role of lead audit partner.

Based on the foregoing, the Audit Committee has retained Deloitte as the Company’s independent registered public accounting firm for fiscal year 2019.

Submitted by the Audit Committee of the Board of Directors of HomeStreet, Inc.

Scott M. Boggs, Chair

David A. Ederer

Thomas E. King Douglas I. Smith Donald R. Voss

PROPOSAL 3
ADVISORY (NON-BINDING) RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected Deloitte as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2019. We have used Deloitte as our independent registered public accounting firm since January 1, 2013.

Shareholder ratification of the appointment of Deloitte is not required by our Bylaws or other applicable legal requirements. However, the Board considers it desirable for shareholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our shareholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company. In the event that this appointment of Deloitte as our independent registered public accounting firm is not ratified by our shareholders at the Annual Meeting, the appointment of Deloitte as our independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting and will be given the opportunity to make a statement at the Annual Meeting if they desire to do so and respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services and other services rendered to the Company by Deloitte for the years ended December 31, 2018 and December 31, 2017. Amounts in this table are presented in thousands.

	Fiscal Year Ended December 31,
	2018	2017
Audit Fees(1)	$1,695	$1,783
Audit-Related Fees(2)	—	69
Tax Fees(3)	199	208
All Other Fees(4)	45	—
Total	$1,939	$2,060

____________

(1)      Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and for the review of our quarterly financial statements, as well as services that generally only our independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

(2)      Audit-Related Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements in connection with acquisition transactions completed by the Company during the reported fiscal year.

(3)      Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)      All Other Fees consist of fees billed for products and services provided by the principal accountant other than the Audit Fees, Audit-Related Fees and Tax Fees.

Pre-Approval of Audit and Non-Audit Services

It is the responsibility of HomeStreet’s Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by our independent auditor with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. All services rendered by and fees paid to our independent auditor are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services is compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. All services provided by Deloitte in each of the last two fiscal years were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The proposal on the advisory (non-binding) vote to ratify the appointment of our independent registered public accounting firm requires the affirmative vote “FOR” of a majority of the shares present and voting on this matter.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCALYEAR ENDING
DECEMBER 31, 2019 ON THE WHITE PROXY CARD.

PROPOSAL 4
RATIFICATION OF AN AMENDMENT TO THE BYLAWS TO SELECT WASHINGTON STATE AS
THE EXCLUSIVE FORUM FOR SHAREHOLDER ACTIONS AGAINST THE COMPANY

Overview

In July 2018, as part of an effort to modernize our Bylaws, our Board of Directors adopted certain amendments to the Bylaws that did not require shareholder approval, including an amendment to provide that in the event a shareholder brings an action against the Company, including a derivative action, the exclusive forum for such a suit absent a waiver from the Company would be Washington State. While we are not required to submit this amendment to our shareholders for approval, we nonetheless believe it is in the best interests of our shareholders and in keeping with our standards of corporate governance to seek ratification from shareholders for this amendment.

The Board believes that adopting an exclusive forum provision is in the best interest of the Company and its shareholders by helping the Company to manage legal expenses and reduce uncertainty in litigation. Washington courts, especially those in King County where the Company is headquartered, have significant experience in corporate matters, as several large public companies incorporated in Washington State are also headquartered in King County, and where there is not developed corporate law on a particular issue, the Washington State courts tend to follow precedents from Delaware as the Washington Business Corporation Act, under which we are incorporated, follows Delaware law in most respects. The exclusive forum provision also prevents litigation in multiple forums, which can be expensive and carries the risk of conflicting rulings.

While we strongly believe that this exclusive forum provision is in the best interests of the Company and its shareholders, we recognize that our shareholders may wish to express their opinion on this measure. As a result, we are seeking ratification of the amendment, and in the event shareholders cast more votes against the bylaw amendment than for it, our Board will cause that particular amendment to be repealed promptly following the Annual Meeting.

Text and Legal Effect of Amendment

The text of the amendment to Article II of the Bylaws is as follows:

ARTICLE 11.
FORUM SELECTION

Unless the corporation consents in writing to the selection of an alternative forum, the Superior Court of King County in the State of Washington (or if such court lacks jurisdiction, the United States District Court for the Eastern District of Washington, or if such court lacks jurisdiction, the state courts of the State of Washington) shall to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the laws of the State of Washington or the Articles of Incorporation or these Bylaws and (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article 11. If any provision or provisions of this Article 11 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 11 (including each portion of any sentence of this Article 11 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons, entities and circumstances shall not in any way be affected or impaired thereby.

Vote Required and Board Recommendation

The proposal to ratify an amendment to our Bylaws to select Washington State as the exclusive forum for shareholder actions against the Company requires the affirmative vote “FOR” of a majority of the shares present and voting on this matter.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF
AN AMENDMENT TO THE BYLAWS TO SELECT WASHINGTON STATE AS THE EXCLUSIVE
FORUM FOR SHAREHOLDER ACTIONS AGAINST THE COMPANY ON THE WHITE PROXY CARD.

PROPOSAL 5

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO DECLASSIFY

THE BOARD OF DIRECTORS

Overview

The Board, with the assistance of the HRGC Committee, regularly reviews our corporate governance practices and engages with our shareholders to ensure that such practices, including the procedure for electing directors, remain in the best interests of the Company and our shareholders. Following discussions with our shareholders over the past year, the Board again reviewed the pros and cons of declassification. Our classified board structure can help protect shareholders from abusive takeover tactics and provide the Board with more time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the Board in a single year. However, it does not prevent unsolicited takeover proposals or the consummation of such transactions. While the Board continues to believe that there are important benefits to a classified board structure, including these anti-takeover protections, it recognizes the potential advantages of declassification, including the ability of shareholders to evaluate directors annually. The Board also recognizes the growing sentiment among shareholders and the investment community in favor of annual elections. After carefully weighing these and other factors (including that the number of companies with classified boards continues to decline), the Board has determined that is it is in the best interests of the Company and our shareholders to propose an amendment to the Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors and to recommend that shareholder vote “FOR” such proposal.

Text and Legal Effect of Proposed Amendment

If Proposal 5 is approved, Article 3.3 of the Articles of Incorporation will be amended to provide that the current classified board structure will be phased out over a three-year period beginning at the 2020 annual meeting of shareholders (the “2020 Annual Meeting”). Directors elected to three-year terms prior to the effectiveness of the proposed amendment (including the Class II directors elected at this Annual Meeting) will complete those terms. Beginning with the 2020 Annual Meeting, directors will stand for election on an annual basis for one-year terms. Beginning with the 2022 annual meeting annual meeting of shareholders, all directors will stand for election annually and the Board will no longer be classified.

The proposed text of amended Article 3.3 of the Articles of Incorporation, which will replace the current text of Article 3.3 of the Articles of Incorporation in its entirety, is as follows:

ARTICLE 3. DIRECTORS

3.3. DIRECTOR TERMS.    Until the 2022 annual meeting of shareholders, the total number of directors shall be divided into three groups, with each group containing one-third of the total, as near as may be. The term of the directors in the group elected at the 2017 annual meeting of shareholders shall expire at the 2020 annual meeting of shareholders, the term of the directors in the group elected at the 2018 annual meeting of shareholders shall expire at the 2021 annual meeting of shareholders, and the term of the directors in the group elected at the 2019 annual meeting of shareholders shall expire at the 2022 annual meeting of shareholders, or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of shareholders beginning with the 2020 annual meeting of shareholders, directors standing for election shall be elected annually for one-year terms expiring at the next succeeding annual meeting of shareholders and until his or her respective successor has been duly elected and qualified.

Vote Required and Board Recommendation

The proposal to approve an amendment to the Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors requires the affirmative vote of at least two-thirds of the outstanding shares of the Company is required to approve this Proposal 6. If this Proposal 6 is approved by the requisite shareholder vote, then the proposed amendment to Article 3.3 of the Articles of Incorporation will be adopted.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF AN
AMENDMENT TO THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS ON THE WHITE PROXY CARD.

Proposal 6
APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE
THE SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO APPROVE
MAJOR CORPORATE CHANGES

Overview

Our Board is committed to best-in-class corporate governance and regularly considers and implements governance improvements. As part of this effort, our Board has determined that the elimination of all supermajority shareholder vote requirements from our Articles of Incorporation is in the best interests of the Company and its shareholders, and that proposals to this effect should be put forth at the Annual Meeting.

In making this determination, our Board has carefully considered the advantages and disadvantages of supermajority shareholder vote provisions. Supermajority shareholder vote requirements are intended to facilitate corporate governance stability by requiring broad shareholder consensus to effect certain changes and provide increased anti-takeover protections by requiring the vote of a greater number of shareholders to approve certain corporate actions. However, evolving corporate governance practices have come to view supermajority shareholder vote provisions as conflicting with principles of good corporate governance and that the elimination of supermajority shareholder vote provisions in a company’s constituent documents increases a board’s accountability to shareholders and provides shareholders with greater ability to participate in the corporate governance of a company.

The Board has determined that the appropriate voting standard to replace all supermajority shareholder vote requirements is the affirmative vote of a majority of the outstanding shares of the Company, which is the lowest approval standard permitted by the Washington Business Corporation Act. Our Board believes that adopting this standard in place of the supermajority shareholder vote standard balances the opportunity for shareholders to participate meaningfully in the corporate governance of the Company with the desire to protect the interests of all shareholders from action that may only be in the interest of a small percentage of shareholders.

Accordingly, the Board has unanimously adopted and is submitting for shareholder approval an amendment to our Articles of Incorporation that would eliminate the supermajority vote requirements described below. Elimination of all supermajority shareholder vote requirements must be considered in a single proposal, as the language of the current Articles of Incorporation makes it is impossible to amend each requirement individually without also presenting conflicting amendments as to the other requirements.

Current Shareholder Vote Requirement

Article 5 of the Articles of Incorporation provides that, if a vote of shareholders is required to authorize (1) adoption of a plan of merger or plan of share exchange, (2) the sale, lease, exchange, or other disposition of all or substantially all of the property of the Company, other than in the usual and regular course of business or (3) the dissolution of the Company (each referred to herein as an “extraordinary transaction”), then such matter must be approved by the affirmative vote of two-thirds of the outstanding shares of the Company.

Text and Legal Effect of Proposed Amendment

If Proposal 6 is approved, Article 5 of the Articles of Incorporation will be amended to reduce the shareholder vote requirement to authorize an extraordinary transaction to the affirmative vote of a majority of all the votes entitled to be cast on the proposed matter and of each other voting group entitled to vote separately on the proposed matter, which is the lowest approval standard permitted by the Washington Business Corporation Act.

The text of the proposed amended Article 5 of the Articles of Incorporation marked to show all changes proposed under this Proposal 6 against the current text of Article 5 of the Articles of Incorporation, with deletions indicated by strikeout and additions indicated by underline, is as follows:

ARTICLE 5. MAJOR CORPORATE CHANGES

If a vote of the shareholders is required to authorize any of the following matters, such matter must be approved by the affirmative vote of ~~two-thirds of the outstanding shares of the corporation~~ a majority of all the votes of the corporation entitled to be cast on the proposed matter and of each other voting group of the corporation entitled to vote separately on the proposed matter:

(a)     Amendment of the Articles of Incorporation.

(b)    Adoption of a plan of merger or plan of share exchange.

(c)     The sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation, other than in the usual and regular course of business.

(d)    Dissolution of the Corporation.

Vote Required and Board Recommendation

The proposal to approve an amendment to the Articles of Incorporation to eliminate the supermajority shareholder vote requirement for approval of major corporate changes requires the affirmative vote of at least two-thirds of the outstanding shares of the Company is required to approve this Proposal 5. If this Proposal 5 is approved by the requisite shareholder vote, then the proposed amendment to Article 3.3 of the Articles of Incorporation will be adopted.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF
ANAMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE THE
SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO APPROVE MAJOR
CORPOATE CHANGES ON THE WHITE PROXY CARD.

SHAREHOLDER PROPOSALS

Overview

Proposals 7 and 8 (the “Shareholder Proposals”) are proposals submitted that were submitted to the Company by BLOMF. The Shareholder Proposals are included in this Proxy Statement exactly as submitted to us by BLOMF.

Vote Required and Board Recommendation

The Board believes that the Shareholder Proposals are not in the best interests of the Company and its shareholders. With respect to each Shareholder Proposal, if the proposal is not approved at the Annual Meeting, the Board does not intend to take action with respect to such proposal. The approval of each of the Shareholder Proposals requires the affirmative vote of a majority of the shares present and voting on these matters at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “AGAINST” EACH OF THE
SHAREHOLDER PROPOSALS ON THE WHITE PROXY CARD.

Proposal 7: Shareholder Proposal Related to Amendments to the Bylaws

RESOLVED, that any provision of the Amended & Restated Bylaws of HomeStreet, Inc. (the “Company”) as of the date of effectiveness of this resolution that was not included in the Amended & Restated Bylaws adopted on July 26, 2018 and publicly filed with the Securities and Exchange Commission on July 31, 2018 and is inconsistent with or disadvantageous to the adoption of the proposals proposed by, or election of the nominees nominated by, Blue Lion Opportunity Master Fund, L.P. and its affiliates at the Company’s 2019 annual meeting of shareholders, be and hereby is repealed.

Proposal 8: Shareholder Proposal Related to the Independence of the Chairman of the Board

RESOLVED, Shareholders request the Board of Directors (the “Board”) of HomeStreet, Inc. (the “Company”) to take all necessary steps to, among other things, as necessary, adopt as policy and amend the governing documents of the Company, to require henceforth that the Chair of the Board, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2018, and each proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeds or will exceed $120,000; and

•        any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than a tenant or employee), had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation” on page 40 of this Proxy Statement and “Corporate Governance — Director Compensation” on page 34 of this Proxy Statement.

Loans

From time to time, HomeStreet Bank makes loans to directors, executive officers, principal shareholders, and their related interests (collectively, “insiders”) in the ordinary course of business. These loans are subject to the Federal Reserve Board’s Regulation O, which requires that they be made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for non-insiders. Regulation O generally defines a principal shareholder as a person that directly or indirectly, or acting through or in concert with one or more other persons, owns, controls or has the power to vote more than 10% of any class of voting shares. Loans to immediate family members not living in the director, officer, or principal shareholder’s home are not subject to Regulation O; however, HomeStreet Bank’s Corporate Compliance department reviews these loans to ensure they meet the same qualifications listed above. All such loans originated in 2018 comply with these provisions and do not involve more than the normal risk of collectability or present other features unfavorable to us.

Transaction Involving Rich Bennion

In December 2018, at a time when Rich Bennion, our Executive Vice President, Affiliated Business Director was considered an executive officer of the Company, HomeStreet Bank made a loan to Mr. Bennion’s son and daughter-in-law, Reid and Nicole Bennion, in the amount of $272,000 to refinance real estate and cash out Mr. Bennion’s interest as the existing lender on the property. Prior to the funding of the loan, Mr. Bennion held a promissory note for $265,000 secured by a deed of trust in the property which was repaid from the proceeds of the loan to his son and daughter-in-law. The loan to Mr. Bennion’s son and daughter-in-law was made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with non-insiders, and in the opinion of management does not involve more than a normal risk of collectability nor does it present other unfavorable features. Mr. Bennion’s potential interest in the transaction was reviewed by the audit committee pursuant to the Company’s conflict of interest policies.

Indemnification Agreements

We have entered into indemnification agreements with all of our current and former directors and certain of our current and former executive officers, including Mr. Mason, Mr. van Amen and Ms. David. Subject to certain limitations, these agreements require us to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Procedures for Approval of Related Party Transactions

As described above, HomeStreet Bank is subject to the requirements of Regulation O, which places certain restrictions on loan transactions between HomeStreet Bank and its directors, executive officers and principal shareholders (or any of their related interests). HomeStreet Bank surveys Company and Bank directors and senior and executive officers each year to identify their related interests. The Board has adopted a policy for lending to our employees, directors and executive officers to ensure compliance with Regulation O. Loans by HomeStreet Bank to our directors, executive officers, principal shareholders and their related interests that exceed $500,000 in aggregate require the approval of HomeStreet Bank’s board of directors.

In accordance with the Audit Committee’s charter, the Audit Committee has reviewed and pre-approved in writing any proposed related party transactions. However, certain types of transactions, including certain loans made in the ordinary course of business, executive officer employment arrangements and director compensation required to be disclosed in our proxy statements, certain charitable contributions, transactions where all shareholders receive a proportional benefit and transactions entered into through a competitive bid prices, may be automatically deemed pre-approved as related party transactions under our Related Person Transaction Policies and Procedures, a copy of which is available on our website at www.homestreet.com. In the case of a loan requiring HomeStreet Bank board approval under Regulation O, review and approval by our Board is still required despite any such pre-approval as a related party transaction.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common stock as of May 13, 2019, by:

•        each of our directors and named executive officers;

•        all of our directors and executive officers as a group; and

•        each person known to us to be the beneficial owner of more than 5% of any class of our securities.

The amounts and percentage of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined “beneficial” ownership of a security to mean, generally, the possession, including shared possession, directly or indirectly, of voting power or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Unless otherwise indicated, we believe that each of the shareholders listed has sole voting and investment power with respect to their beneficially owned shares of our common stock.

The percentages reflect beneficial ownership as of May 13, 2019, as determined under Rule 13d-3 under the Exchange Act and are based on 26,968,046.6 shares of our common stock outstanding as of that date. In addition, any options exercisable or RSU vesting within 60 days of May 13, 2019 are included in the beneficial ownership of the holder of such option, and the percentage ownership for that holder is calculated by adding the aggregate number of options exercisable or RSUs vesting within 60 days of May 13, 2019 to both the number of shares held by that specific shareholder and the total number of shares outstanding. Unless otherwise set forth in the following table, the address of the listed shareholders is c/o HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101.

Unless otherwise indicated, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of the Company’s outstanding shares, have been calculated in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Black Rock, Inc.(1) 55East 52nd Street New York, NY 10022	3,968,609	14.72%
Dimensional Fund Advisors LP(2) 6300 Bee Cave Road Building One Austin, TX 78746	2,271,156	8.42%
Roaring Blue Lion Capital Management, L.P.(3) Charles W. Griege, Manager 8115 Preston Road, Ste 550 Dallas, TX 75225	1,742,109	6.46%
Vanguard Group(4) PO Box 2600 V26 Valley Forge, PA 19482	1,598,858	5.93%
Russell Investments Group, Ltd.(5) 1301 Second Ave., Suite 1800 Seattle, WA 98101	1,402,130	5.20%
NWQ Investment Management Company, LLC(6) 2409 Century Park East, 16th Floor Los Angeles, CA 90067	1,298,485	4.81%
Mark K. Mason(7)	144,664	*
Scott M. Boggs(8)	22,514.4	*
Sandra A. Cavanaugh	6,107	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
David A. Ederer(9)	38,404.6	*
Victor H. Indiek(10)	12,096.67	*
Thomas E. King(11)	18,824	*
George “Judd” Kirk(12)	20,030.4	*
Mark R. Patterson(13)	96,771	*
Donald R. Voss(14)	7,392	*
Douglas I. Smith(15)	77,282	*
Mark R. Ruh	6,617	*
Rose Marie David	23,746	*
Darrell van Amen(16)	95,904.7	*
Bill Endresen(17)	2,543.6	*
All executive officers and directors as a group (21 persons)(18)	848,755.7	3.15%

____________

*        Less than 1.0%

(1)      Based on Schedule 13G/A filed with the SEC on January 28, 2019.

(2)      Based on Schedule 13G/A filed with the SEC on February 8, 2019.

(3)      Based on Schedule 13D/A filed with the SEC on April 22, 2019 and a notice provided to the Company by the Blue Lion Parties on May 14, 2019. Roaring Blue Lion Capital Management and Mr. Griege also disclosed that (a) they are acting as a group with Ronald Tanemura, who owns an additional 15,000 shares of the Company’s common stock and (b) Mr. Griege and his son directly hold an additional 18 shares in a joint personal account.

(4)      Based on Schedule 13G/A filed with the SEC on February 12, 2019.

(5)      Based on a Schedule 13G filed with the SEC on January 31, 2019.

(6)      Based on Schedule 13G/A filed with the SEC on May 9, 2019.

(7)      Includes 300 shares held by Courtney Mason, Mr. Mason’s spouse.

(8)      Includes 7,900 shares held jointly with Patricia Boggs, Mr. Boggs’s spouse.

(9)      Includes (a) 1,000 shares held as sole trustee for the Alicia Ruth Apple Trust dated August 14, 1992, and (b) 1,000 shares held as sole trustee for the Lucas James Apple Trust dated August 14, 1992. Mr. Ederer also holds Restricted Stock Units that represent a contingent right to receive 3,474 shares of the Company’s common stock to be delivered at the time Mr. Ederer leaves the Board for any reason. Mr. Ederer has not indicated any plans to leave the Board in the next 60 days so these RSUs are not included in his beneficial ownership.

(10)    Includes (a) 6,404 shares held by the Indiek Family Trust U/A dated May 4, 1989, of which Mr. Indiek is the sole trustee and (b) Restricted Stock Units that represent a contingent right to receive 1,241 shares of the Company’s common stock to be delivered at the time Mr. Indiek leaves the Board, which event is expected to coincide with the Annual Meeting.

(11)    All shares owned indirectly through the Thomas E. King Living Trust, of which Mr. King is the sole trustee and beneficiary.

(12)    Includes 6,488.4 shares of common stock held jointly by Barbara Kirk, Mr. Kirk’s spouse. Mr. Kirk also holds Restricted Stock Units that represent a contingent right to receive 3,417 shares of the Company’s common stock to be delivered on the earlier of January 1, 2020 or at such time as Mr. Kirk leaves the Board for any reason. Mr. Kirk has not indicated any plans to leave the Board in the next 60 days so these RSUs are not included in his beneficial ownership.

(13)    Includes 95,000 shares held by Mark and Michele Patterson Family Trust U/A dated August 23, 2010; Mr. Patterson and his spouse, Michele Patterson, are co-trustees and beneficiaries and share voting and investment power over the assets of the trust.

(14)    Includes 1,000 shares held as sole trustee for the Voss Family Trust. Mr. Voss also holds Restricted Stock Units that represent a contingent right to receive 1,803 shares of the Company’s common stock to be delivered at the time Mr. Voss leaves the Board for any reason. Mr. Voss has not indicated any plans to leave the Board in the next 60 days so these RSUs are not included in his beneficial ownership.

(15)    Includes 61,300 shares of common stock held jointly by Ann Smith, Mr. Smith’s spouse.

(16)    Includes (a) 54,760 shares issuable upon exercise of options vested as of or within 60 days of May 13, 2019 and (b) 2,286.7 shares held through the 401(k) Plan as of the most recent statement date of May 13, 2019. Participants in the Company’s 401(k) Plan have the authority to direct voting of shares they hold through the 401(k) Plan.

(17)    Includes 450.569 shares held through the 401(k) Plan as of the last statement date of May 13, 2019. Participants in the Company’s 401(k) Plan have the authority to direct voting of shares they hold through the 401(k) Plan.

(18)    Includes an aggregate of (a) 193,597 shares issuable on exercise of options vested as of or within 60 days of May 13, 2019, (b) 5,439 shares subject to Restricted Stock Units that vest on June 30, 2019 and (c) 6,030.3 shares held through the 401(k) Plan as of the most recent statement date of May 13, 2019. Participants in the Company’s 401(k) Plan have the authority to direct voting of shares they hold through the 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities (“Reporting Persons”), to file with the Securities and Exchange Commission (SEC) reports of ownership and reports of changes in ownership of common stock and our other equity securities. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal year ended December 31, 2018 all Reporting Persons complied with all applicable requirements other than a Form 3 filed late by Mr. Patterson and the late filing of one Form 4 covering four transactions for each of Mr. Mason, Mr. Endresen, Ms. Taylor, David Straus and Richard Bennion. Messrs. Straus and Bennion are not Section 16 officers at the time of this report.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2018.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plans approved by shareholders	625,703	(1)	$12.38	(2)	985,996	(3)
Plans not approved by shareholders(4)	10,800	(4)	$1.07		N/A
Total	636,503		$11.91	(2)	985,996

____________

(1)      Consists of 253,125 shares subject to option grants awarded pursuant to the HomeStreet, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), 131,565 shares subject to RSUs awarded under the 2014 Plan and 241,013 shares issuable under PSUs awarded under the 2014 Plan, assuming maximum performance goals are met under such awards, resulting in the issuance of the maximum number of shares allowed under those awards. The 2010 Plan was terminated when the 2014 Plan was approved by our shareholders on May 29, 2014. While the terms of the 2010 Plan remain in effect for any awards issued under that plan that are still outstanding, new awards may not be granted under the 2010 Plan.

(2)      Shares issued on vesting of RSUs and PSUs under the 2014 Plan are done without payment by the participant of any additional consideration and therefore have been excluded from this calculation. The weighted average exercise price reflects only the exercise price of the options issued under the 2010 Plan that are still outstanding as of the date of this table.

(3)      Consists of shares remaining available for issuance under the 2014 Plan.

(4)      Consists of retention equity awards granted in 2010 outside of the 2010 Plan but subject to its terms and conditions: a non-statutory stock option granted to a senior vice president (who is not an executive officer) for 8,000 shares on November 29, 2010 with an exercise price of $0.75 per share and a non-statutory stock option granted to an executive officer on January 27th, 2011 for 2,800 shares at $2.00 per share, which in each case expire ten years from the date of grant and were subject to a four-year vesting schedule. As of December 31, 2018, both awards were fully vested.

OTHER MATTERS

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees are “participants” in this proxy solicitation. For more information about our directors and executive officers, please see “Principal Shareholders” on page 81 of this Proxy Statement and “Proposal 1 — Election of Directors” on page 18 of this Proxy Statement. Additional information relating to our directors and director nominees as well as certain of our officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors and director nominees of the Company or because they may be soliciting proxies on our behalf is attached to this Proxy Statement as Appendix A. Other than the persons described in this Proxy Statement, no regular employees of the Company have been or are to be employed to solicit shareholders in connection with this proxy solicitation. However, in the course of their regular duties, certain administrative personnel may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Costs of Solicitation

We are required by law to convene an annual meeting of shareholders at which directors are elected. Because our shares are widely held, it would be impractical for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our shareholders. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of our Board with respect to the Annual Meeting. These costs will include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials to shareholders of record and beneficial owners, and reimbursements paid to brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders and obtaining voting instructions from beneficial owners. In addition to soliciting proxies by mail, directors, officers and regular employees may solicit proxies on behalf of our Board, without additional compensation, personally or by telephone. The regular employees will be administrative personnel. We may also solicit proxies by email from shareholders who are our employees or who previously requested to receive proxy materials electronically. The Company has retained Okapi Partners LLC (“Okapi”) to solicit proxies. Under our agreement with Okapi, Okapi will receive a fee of up to $200,000 plus the reimbursement of reasonable expenses. Okapi expects that approximately 35 of its employees will assist in the solicitation. The Company also agreed to indemnify Okapi against certain liabilities relating to, or arising out of, its retention. Okapi will solicit proxies by mail, telephone, facsimile and email. Our aggregate expenses, including those of Okapi, our outside legal counsel and other outside advisors, related to our solicitation of proxies in excess of expenses normally spent for an annual meeting in which there is not a proxy contest and salaries and wages of our regular employees and officers, are expected to be approximately $1.1 million, of which approximately $500,000 has been incurred as of the date of this Proxy Statement.

Shareholders Sharing the Same Address

SEC rules permit us to deliver only one copy of our proxy materials to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called “householding,” reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are a shareholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to the Secretary of the Company at HomeStreet, Inc. 601 Union Street, Suite 2000, Seattle, WA 98101 or call at (206) 389-7773.

Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other nominee to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.

Appraisal Rights

Holders of shares of common stock do not have appraisal rights under Washington law in connection with this proxy solicitation.

Shareholder List

A list of our shareholders as of the close of business on May 13, 2019 will be available for inspection during business hours for ten days prior to the Annual Meeting at our principal executive offices located at 601 Union Street, Suite 2000, Seattle, WA 98101.

Shareholders Proposals and Director Nominations for the 2020 Annual Meeting

For inclusion in HomeStreet’s proxy materials: Shareholders may present proper proposals for inclusion in HomeStreet’s proxy statement and for consideration at the next annual meeting of shareholders by submitting such proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2020 Annual Meeting, shareholder proposals must be received by our Corporate Secretary no later than January 17, 2020, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our Bylaws.

To be brought before an annual meeting of shareholders: In addition, our Bylaws establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board, or (2) by a shareholder of the Company entitled to vote at such meeting who has delivered written notice to our Corporate Secretary at our principal executive offices within the Notice Period (as defined below), who was a shareholder at the time of such notice and as of the Record Date, and whose notice is in accordance with the procedures set forth in our Bylaws.

Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary at our principal executive offices within the Notice Period (as defined below), who was a shareholder at the time of such notice and as of the Record Date, and whose notice complies with our Bylaws.

Except as otherwise provided by law, our Articles of Incorporation, or our Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with our Bylaws, and if any proposed nomination or business is not in compliance with our Bylaws, to declare that such proposal or nomination shall be disregarded.

The “Notice Period” is defined as that period not earlier than 5:00 pm Pacific Time on the 120th day and not later than 5:00 pm Pacific Time on the 90th day prior to the first anniversary of the preceding year’s annual meeting. As a result, the Notice Period for the 2020 Annual Meeting will start on February 21, 2020 and end on March 22, 2020.

However, in the event that the date of the 2020 Annual Meeting is more than 30 days before or 60 days after June 20, 2020, notice by the shareholder to be timely must be so delivered not earlier than 5:00 pm Pacific Time on the 120th day prior to the date of the 2020 Annual Meeting and not later than 5:00 pm Pacific Time on the later of the 90th day prior to the date of the 2020 Annual Meeting or, if the first public announcement of the date of the 2020 Annual Meeting is less than 100 days prior to the date of such 2020 Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of a shareholder’s notice as described in this paragraph.

A copy of the full text of our Bylaws may be obtained by writing to our Corporate Secretary at our principal executive offices or by accessing our filings on the SEC’s website at www.sec.gov.

Availability of the Form 10-K and Other Filings

The Company’s 2018 Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”), including financial statements, is being mailed to shareholders with this Proxy Statement. Additional copies of the 2018 Annual Report may be obtained without charge by writing to Investor Relations, HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101. This Proxy Statement, the 2018 Annual Report and other proxy materials are also available on the following cookies-free website that can be accessed anonymously at www.homestreet.com/proxy. The SEC maintains a website located at www.sec.gov that also contains this information. The information on HomeStreet’s website and the SEC’s website are not part of this Proxy Statement.

THE PROXY STATEMENT FOR THE ANNUAL MEETING AND THE ANNUAL REPORT ON
FORM 10-K AND FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018
(AND ANY AMENDMENT THERETO) ARE AVAILABLE FREE OF CHARGE ON OUR
WEBSITE AT WWW.HOMESTREET.COM

WE ENCOURAGE YOU TO VOTE ELECTRONICALLY OVER THE INTERNET OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR PROXY CARD. PLEASE HAVE YOUR WHITE PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY CALLING THE TOLL-FREE NUMBER, YOU DO NOT NEED TO RETURN YOUR WHITE PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY COMPLETE YOUR WHITE PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, the Company’s future costs of solicitation, record or meeting dates, compensation arrangements or structure, Board composition, future shareholder engagement and the Company’s strategy, and underlying assumptions of any of the foregoing are forward-looking statements.

When used in this Proxy Statement, terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of those terms or other comparable terms are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause us to fall short of our expectations or may cause us to deviate from our current plans, as expressed or implied by these statements. The known risks that could cause our results to differ, or may cause us to take actions that are not currently planned or expected, are described in the Company’s reports and filings with the SEC including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, under the heading Item 1A — “Risk Factors.” Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Proxy Statement.

APPENDIX A

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board, the Board’s nominees, and certain officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons (the “Participants”).

Directors and Nominees

For more information on the names, ages and principal occupations of the directors and nominees of the Company who are Participants, please see “Proposal 1 — Election of Directors” on page 18 of this Proxy Statement. The business address for the Company’s directors and nominees is HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101.

Officers and Employees

The executive officers of the Company who are Participants are Mark K. Mason, Mark R. Ruh and Godfrey Evans. The business address for each is HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101. For information on the principal occupations of the Company’s executive officers, please see “Executive Officers” on page 37 of this Proxy Statement.

Information Regarding Ownership of the Company’s Securities by Participants

For information on the number of the Company’s securities beneficially owned by directors and named executive officers as of May 13, 2019, please see “Principal Shareholders” on page 81 of this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant within the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Title of Security	Number of Shares	Transaction
Scott M. Boggs	4/05/2019	Common Stock	379	Acquisition
	1/09/2019	Common Stock	467	Acquisition
	10/05/2018	Common Stock	381	Acquisition
	7/10/2018	Common Stock	415	Acquisition
	4/26/2018	Common Stock	1,500	Acquisition
	4/05/2018	Common Stock	401	Acquisition
	1/04/2018	Common Stock	389	Acquisition
	10/10/2017	Common Stock	406	Acquisition
	7/07/2017	Common Stock	383	Acquisition
Sandra A. Cavanaugh	5/08/2019	Common Stock	5,000	Acquisition
	4/05/2019	Common Stock	332	Acquisition
	1/09/2019	Common Stock	389	Acquisition
	10/05/2018	Common Stock	285	Acquisition
	7/10/2018	Common Stock	101	Acquisition
David A. Ederer	4/05/2018	Common Stock	803	Acquisition
	1/04/2018	Common Stock	797	Acquisition
	10/10/2017	Common Stock	794	Acquisition
	7/07/2017	Common Stock	824	Acquisition
Godfrey B. Evans	3/28/2019	Common Stock	2,568	Acquisition
	3/08/2019	Common Stock	1,880	Acquisition
	3/08/2019	Common Stock	634	Disposition
	1/29/2019	Common Stock	720	Acquisition

Name	Date	Title of Security	Number of Shares	Transaction
	1/29/2019	Common Stock	272	Disposition
	1/28/2019	Common Stock	945	Acquisition
	1/28/2019	Common Stock	356	Disposition
	1/26/2019	Common Stock	752	Acquisition
	1/26/2019	Common Stock	284	Disposition
	3/23/2018	Common Stock	605	Disposition
	3/14/2018	Common Stock	1,719	Acquisition
	3/14/2018	Common Stock	726	Disposition
	3/08/2018	Common Stock	1,880	Acquisition
	2/01/2018	Common Stock	965	Disposition
	1/29/2018	Common Stock	929	Acquisition
	1/28/2018	Common Stock	945	Acquisition
	1/26/2018	Common Stock	752	Acquisition
	5/29/2017	Common Stock	916	Acquisition
Victor H. Indiek	4/26/2018	Common Stock	1,000	Acquisition
	4/05/2018	Common Stock	312	Acquisition
	1/04/2018	Common Stock	303	Acquisition
	10/10/2017	Common Stock	315	Acquisition
	7/07/2017	Common Stock	250	Acquisition
Thomas E. King	4/05/2019	Common Stock	284	Acquisition
	1/09/2019	Common Stock	350	Acquisition
	10/05/2018	Common Stock	301	Acquisition
	7/10/2018	Common Stock	322	Acquisition
	4/05/2018	Common Stock	312	Acquisition
	1/04/2018	Common Stock	303	Acquisition
	10/10/2017	Common Stock	315	Acquisition
	7/07/2017	Common Stock	250	Acquisition
George “Judd” Kirk	4/05/2018	Common Stock	1,125	Acquisition
	1/04/2018	Common Stock	710	Acquisition
	10/10/2017	Common Stock	685	Acquisition
	7/07/2017	Common Stock	523	Acquisition
Mark K. Mason	3/08/2019	Common Stock	3,760	Acquisition
	3/08/2019	Common Stock	1,480	Disposition
	1/29/2019	Common Stock	2,893	Acquisition
	1/29/2019	Common Stock	1,139	Disposition
	1/28/2019	Common Stock	3,409	Acquisition
	1/28/2019	Common Stock	1,327	Disposition
	1/26/2019	Common Stock	3,015	Acquisition
	1/26/2019	Common Stock	1,347	Disposition
	4/27/2018	Common Stock	200	Acquisition
	3/23/2018	Common Stock	2,208	Disposition
	3/14/2018	Common Stock	5,220	Acquisition
	3/14/2018	Common Stock	1,485	Disposition
	3/08/2018	Common Stock	3,760	Acquisition
	2/01/2018	Common Stock	6,934	Disposition
	1/29/2018	Common Stock	2,821	Acquisition
	1/28/2018	Common Stock	3,409	Acquisition
	1/26/2018	Common Stock	3,015	Acquisition
	5/29/2017	Common Stock	2,780	Acquisition

Name	Date	Title of Security	Number of Shares	Transaction
Mark R. Patterson	4/05/2019	Common Stock	380	Acquisition
	1/09/2019	Common Stock	467	Acquisition
	10/05/2018	Common Stock	381	Acquisition
	7/10/2018	Common Stock	276	Acquisition
	4/26/2018	Common Stock	5,000	Acquisition
	4/05/2018	Common Stock	267	Acquisition
Mark R. Ruh	5/10/2019	Common Stock	2,000	Acquisition
	1/29/2019	Common Stock	781	Acquisition
	1/29/2019	Common Stock	232	Disposition
	1/26/2019	Common Stock	557	Acquisition
	1/26/2019	Common Stock	166	Disposition
	9/11/2018	Common Stock	1,361	Acquisition
	2/01/2018	Common Stock	241	Disposition
	1/26/2018	Common Stock	557	Acquisition
	5/02/2017	Common Stock	1,000	Acquisition
Douglas I. Smith	4/05/2019	Common Stock	815	Acquisition
	1/09/2019	Common Stock	1,214	Acquisition
	10/05/2018	Common Stock	819	Acquisition
	7/10/2018	Common Stock	756	Acquisition
	4/26/2018	Common Stock	5,000	Acquisition
	4/05/2018	Common Stock	1,161	Acquisition
	1/04/2018	Common Stock	727	Acquisition
	10/10/2017	Common Stock	740	Acquisition
	7/07/2017	Common Stock	608	Acquisition
Donald R. Voss	4/05/2018	Common Stock	357	Acquisition
	1/04/2018	Common Stock	303	Acquisition
	10/10/2017	Common Stock	316	Acquisition
	7/07/2017	Common Stock	251	Acquisition

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or elsewhere in this Proxy Statement and based on the information provided by each Participant, no Participant or associate of any Participant (i) beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of common stock or other securities of the Company or any parent or subsidiary of the Company or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a shareholder of the Company or, with respect to a director nominee, as a nominee for director. In addition, neither the Company nor any of the Participants listed above is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in this Appendix A or elsewhere in this Proxy Statement and based on the information provided by each Participant, neither the Company nor any of the Participants listed above or any of their associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Proxy Statement, none of the Company or any of the other participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past 10 years.

Please mark vote as in this example: ☒

The Board of Directors recommends you vote FOR each of the following nominees:

Nominees:

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1. Sandra A. Cavanaugh 2. Mark K. Mason 3. Donald R. Voss	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the name(s) of the nominees for whom you would like to withhold authority to vote on the line below:

____

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposal 2.

2. Company proposal to approve on an advisory (non-binding) basis the compensation of HomeStreet, Inc.'s named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote FOR proposal 3.

3. Company proposal to ratify on an advisory (non-binding) basis the appointment of Deloitte & Touche LLP as HomeStreet, Inc.'s independent registered public accounting firm for the year ending December 31, 2019.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote FOR proposal 4.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote FOR proposal 5.

5. Company proposal to approve an amendment to HomeStreet, Inc.'s Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote FOR proposal 6.

6. Company proposal to approve an amendment to HomeStreet, Inc.'s Articles of Incorporation to eliminate the supermajority shareholder vote requirement to approve major corporate changes.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote AGAINST proposal 7.

7. Shareholder proposal related to amendments to HomeStreet, Inc.'s Bylaws.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote AGAINST proposal 8.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Signature (Title)	**Date**	**Signature (Joint Owners) (Title)**	**Date**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

KEEP THIS PORTION FOR YOUR RECORDS

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern time on June 19, 2019.

Vote by Internet

- Log on to the Internet and go to www.OkapiVote.com/HMST
- Follow the steps outlined on the secure website.

Vote by telephone

- At NO CHARGE to you, call toll free (888) 391-6465 within the USA, US territories & Canada any time on a touch tone telephone.